As filed with the Securities and Exchange Commission on February 27, 2006

Registration No. 333-124458

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO FORM S-3
ON
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VASCO Data Security International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4169320
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1901 South Meyers Road, Suite 210
Oakbrook Terrace, Illinois 60181
(630) 932-8844

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

T. Kendall Hunt
Chairman and Chief Executive Officer
VASCO Data Security International, Inc.
1901 South Meyers Road, Suite 210
Oakbrook, Illinois 60181
(630) 932-8844

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Robert B. Murphy, Esq.
Pepper Hamilton LL
Hamilton Square
600 14th Street, N.W.
Washington, D.C. 20005
(202) 220-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and from time to time as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. □

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration Fee
Common Stock, par value $0.001 per share	3,573,941 6,578,175 Total 10,152,116	$7.05 $10.14	$25,196,294.05 $66,702,694.50	$3,020.09* $7,137.19*

*	Previously paid

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers such additional number of shares of common stock as may become issuable under any stock split, stock dividend or similar transaction.

(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low reported for such shares of common stock, as reported on the Nasdaq SmallCap Market on April 28, 2005 and January 13, 2006.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information contained in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED February 27, 2006

PROSPECTUS

VASCO DATA SECURITY INTERNATIONAL, INC.

10,152,116 shares of common stock

The individuals identified on page 53 in this Prospectus, whom we refer to as the ‘‘selling stockholders,’’ may use this Prospectus to offer and sell up to 10,152,116 shares of our common stock from time to time. Our registration of the offered shares of common stock does not mean that the selling stockholders will offer or sell any of the shares. We will receive no direct proceeds from the sale of the shares of common stock offered by the selling stockholders, but we will incur expenses in connection with the registration of such shares.

The selling stockholders may offer these shares of common stock through public or private transactions, at prevailing market prices or at privately negotiated prices. Selling stockholders may sell the offered shares of common stock directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters. If they use agents, underwriters or dealers to sell the offered shares of common stock, we will name them and describe their compensation in a supplement to this Prospectus.

The price of the common stock being offered under this Prospectus shall be determined by the prevailing market price of our common stock or in negotiated transactions. Our common stock is traded on the Nasdaq SmallCap Market under the symbol ‘‘VDSI.’’ On February 23, 2006, the closing price of our common stock was $10.35.

Investing in the offered shares of common stock involves risks. You should carefully read the risk factors described in this Prospectus.

You should read this Prospectus and any Prospectus supplement carefully before you decide to invest. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this document.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is February  , 2006.

This report contains the following trademarks of the Company, some of which are registered: VASCO, VACMAN, VACMAN Server, Digipass and Digipass Pack.

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our consolidated financial statements and notes to those consolidated financial statements, before you decide to invest in our common stock. References to "VASCO," "the Company," "we," "our," and "us" refer to VASCO Data Security International, Inc., except where the context otherwise requires or as otherwise indicated.

Our Company

We, through our operating subsidiaries, design, develop, market and support open standards-based hardware and software security systems that manage and secure access to information assets. We design, develop, market and support patented "Identity Authentication" products for e-business and e-commerce. Our products enable secure financial transactions to be made over private enterprise networks and public networks, such as the Internet. Our Identity Authentication software is delivered via our Digipass security products, small "calculator" hardware devices carried by an end user, or in a software format on mobile phones, other portable devices, and PCs. Our Digipass devices, most of which incorporate an electronic signature capability, guarantee the integrity of electronic transactions and data transmissions. Some of our Digipass units are compliant with the Europay MasterCard Visa ("EMV") standard and are compatible with MasterCard's new smart card.

For user access control, our VACMAN Server products limit application access to designated Digipass users. Digipass and VACMAN combine to provide greater flexibility and a more affordable means than competing products of authenticating to any network, including the Internet.

Our target markets are the applications and their several hundred million users that utilize fixed passwords as security. Our time-based system generates a "one-time" password that changes with every use. As a result, when compared to fixed passwords, it substantially reduces the risk of unauthorized access to the application.

As of December 31, 2005, we had shipped over 20 million Digipass units since our inception. Our security solutions are sold worldwide through our direct sales force, as well as through distributors, resellers and systems integrators. We currently have more than 2,300 customers in more than 100 countries. Representative customers of our products include Rabobank Nederland, ING Bank, Fortis Bank, Wachovia, Daimler Chrysler, Volvo and CoStar Group. In 2005, we sold to 821 new accounts of which 89 were banks and 732 were corporate network access customers.

Corporate Information

We were incorporated in Delaware in 1997 and are the successor to VASCO Corp., a Delaware corporation. Our principal executive offices are located at 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, and the telephone number at that address is 630-932-8844. Our principal offices in Europe are located at Koningin Astridlaan 164, B-1780 Wemmel Belgium, and the telephone number at that address is 32-2-456-98-10. We maintain a website at www.vasco.com. The information contained on our website does not constitute part of this Prospectus.

The Offering

Common stock offered by the selling stockholders:	10,152,116 shares
Common stock to be outstanding after this offering:	36,180,425 shares
Use of proceeds:	We will not receive any of the proceeds from the sale of shares in this offering. The selling stockholders will receive all of the net proceeds from the sale of the shares.
Dividend policy:	We do not expect to pay any cash dividends in the foreseeable future. See "Dividend Policy" on page 11 for a discussion of our dividend policy.
Risk factors:	See "Risk Factors" on page 4 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our common stock.
Nasdaq SmallCap Market symbol:	"VDSI"

The number of shares of common stock to be outstanding immediately after this offering is based on shares outstanding as of December 31, 2005 and excludes:

•	2,217,846 shares of common stock issuable upon the exercise of outstanding stock options as of December 31, 2005 under our Amended and Restated 1997 Stock Option Plan;

•	139,250 shares of common stock issuable upon the exercise of outstanding warrants as of December 31, 2005; and

•	an aggregate of 5,018,238 shares available for future issuance under our Amended and Restated 1997 Stock Option Plan.

Summary Financial Data

The table below sets forth summary consolidated financial data for the periods indicated. The data has been derived from our audited consolidated financial statements for the three years ended December 31, 2004 included elsewhere in this prospectus. The data as of September 30, 2005 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, contain all adjustments necessary to present fairly the information set forth below. The historical results presented below are not necessarily indicative of the results to be expected in any future period. It is important that you read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 16 and our consolidated financial statements and notes to those consolidated financial statements beginning on page F-1 of this prospectus.

(in thousands, except per share data)
	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002
Statements of Operations Data:
Total revenues	$37,060	$20,595	$29,893	$22,866	$17,370
Operating income (loss) from continuing operations	6,746	4,059	5,552	1,123	(4,898)
Net income (loss)	4,738	2,737	3,253	2,756	(4,539)
Diluted income (loss) per common share from continuing operations	$0.13	$0.08	$0.09	$(0.13)	$(0.22)
Balance Sheet Data:
Cash	$11,754	$8,948	$8,220	$4,817	$2,616
Working capital (deficiency)	12,851	8,685	10,055	5,218	(587)
Total assets	33,287	18,254	20,250	13,383	11,133
Long-term obligations, less current portion	238	103	152	—	—
Stockholders' equity	21,831	11,665	13,031	8,943	2,811
Cash Flow Data:
Net income (loss) from continuing operations	$4,738	$2,737	$3,253	$761	$(5,293)
Non-cash charges	926	503	734	1,102	1,138
Net cash provided by (used in) operations	3,094	4,127	2,813	2,412	(2,961)
Net cash provided by (used in) investing activities	(4,080)	(55)	(30)	125	(39)
Net cash provided by (used in) financing activities	5,215	(53)	54	(267)	(237)
Net increase (decrease) in cash	3,544	3,983	3,321	2,201	(3,726)

RISK FACTORS

You should carefully consider the risk factors described below and all other information contained in this prospectus before you decide to invest in our common stock. If any of the following risk factors, as well as other risks and uncertainties that are not currently known to us or that we currently believe are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment.

We had a history of operating losses and have a large accumulated deficit.

Although we have reported net income of $3,253,000 and $2,756,000 for the years ended December 31, 2004 and 2003, respectively, we have incurred net losses of $4,539,000 for the year ended December 31, 2002 and as of December 31, 2004, our accumulated deficit is $40,672,000.

Our revenue and cash receipts may not be sufficient to meet the operating needs of our business.

Our revenue and cash receipts may not be sufficient to meet the operating needs of the business. If this is the case, we may need to significantly reduce our workforce, sell certain of our assets, enter into strategic relationships or business combinations, discontinue some or all of our operations, or take other similar restructuring actions. While we expect that these actions would result in a reduction of recurring costs, they also may result in a reduction of recurring revenues and cash receipts. It is also likely that we would incur substantial non-recurring costs to implement one or more of these restructuring actions.

We face significant competition and if we lose or fail to gain market share our financial results will suffer.

The market for computer and network security products is highly competitive. Our competitors include organizations that provide computer and network security products based upon approaches similar to and different from those that we employ such as RSA Security, ActivCard, SafeNet, Secure Computing, Entrust, and Aladdin Knowledge Systems. Many of our competitors have significantly greater financial, marketing, technical and other competitive resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products.

Technological changes occur rapidly in our industry and our development of new products is critical to maintain our revenues.

The introduction by our competitors of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete and unmarketable. Our future revenue growth and operating profit will depend in part upon our ability to enhance our current products and develop innovative products to distinguish ourselves from the competition and to meet customers' changing needs in the data security industry. We cannot assure you that security-related product developments and technology innovations by others will not adversely affect our competitive position or that we will be able to successfully anticipate or adapt to changing technology, industry standards or customer requirements on a timely basis.

The sales cycle for our products and technology can be long, and we may incur substantial expenses for sales that do not occur when anticipated.

The sales cycle for our products, which is the period of time between the identification of a potential customer and completion of the sale, is typically lengthy and subject to a number of significant risks over which we have little control. If revenue falls significantly below anticipated levels, our business would be seriously harmed.

A typical sales cycle in the banking market is often three to six months and with larger banking transactions in new markets up to eighteen months. Purchasing decisions for our products and systems may be subject to delay due to many factors that are not within our control, such as:

•	The time required for a prospective customer to recognize the need for our products;

•	The significant expense of many data security products and network systems;

•	Customers' internal budgeting processes; and

•	Internal procedures customers may require for the approval of large purchases.

We have a significant dependence on major customers and losing any of these customers could result in a significant loss in revenues.

If we do not find other customers who generate significant future revenues, the unforeseen loss of one or more of our major customers, or the inability to maintain reasonable profit margins on sales to any of these customers, would have a material adverse effect on our results of operations and financial condition.

Our success depends on establishing and maintaining strategic relationships with other companies to develop, market and distribute our technology and products and, in some cases, to incorporate our technology into their products.

Part of our business strategy is to enter into strategic alliances and other cooperative arrangements with other companies in our industry. We currently are involved in cooperative efforts with respect to incorporation of our products into products of others, research and development efforts, marketing efforts and reseller arrangements. None of these relationships are exclusive, and some of our strategic partners also have cooperative relationships with certain of our competitors. If we are unable to enter cooperative arrangements in the future or if we lose any of our current strategic or cooperative relationships, our business could be harmed. We do not control the time and resources devoted to such activities by parties with whom we have relationships. In addition, we may not have the resources available to satisfy our commitments, which may adversely affect these relationships. These relationships may not continue, may not be commercially successful, or may require our expenditure of significant financial, personnel and administrative resources from time to time. Further, certain of our products and services compete with the products and services of our strategic partners.

We may need additional capital in the future and our failure to obtain capital would interfere with our growth strategy.

Our ability to obtain financing will depend on a number of factors, including market conditions, our operating performance and investor interest. These factors may make the timing, amount, terms and conditions of any financing unattractive. They may also result in our incurring additional indebtedness or accepting stockholder dilution. If adequate funds are not available or are not available on acceptable terms, we may have to forego strategic acquisitions or investments, defer our product development activities, or delay the introduction of new products.

We must continue to attract and retain highly skilled technical personnel for our research and development department.

The market for highly skilled technicians in Europe, Asia, Australia and the United States is highly competitive. If we fail to attract, train, assimilate and retain qualified technical personnel for our research and development department, we will experience delays in introductions of new or modified products, loss of clients and market share and a reduction in revenues.

We face a number of risks associated with our international operations, any or all of which could result in a disruption in our business and a decrease in our revenues.

Our business internationally is subject to a number of risks any or all of which could result in a disruption in our business and a decrease in our revenues. These include:

•	Inconsistent regulations and unexpected changes in regulatory requirements;

•	Difficulties and costs of staffing and managing international operations;

•	Potentially adverse tax consequences;

•	Wage and price controls;

•	Uncertain protection for intellectual property rights;

•	Imposition of trade barriers;

•	Differing technology standards;

•	Uncertain demand for electronic commerce;

•	Linguistic and cultural differences;

•	Political instability; and

•	Social unrest.

We are subject to foreign exchange risks, and improper management of that risk could result in large cash losses.

Because a significant number of our principal customers are located outside the United States, we expect that international sales will continue to generate a significant portion of our total revenue. We are subject to foreign exchange risks because the majority of our product costs are denominated in U.S. dollars, whereas a significant portion of the sales and expenses of our European operating subsidiaries are denominated in Euros and other foreign currencies. A decrease in the value of the Euro or any of these foreign currencies relative to the U.S. dollar could affect the profitability in U.S. dollars of our products sold in these markets. While we try to manage foreign exchange risk in a number of ways, we do not currently hold forward exchange contracts to exchange foreign currencies for U.S. dollars to offset currency rate fluctuations.

We have a great dependence on a limited number of suppliers and the loss of their manufacturing capability could materially impact our operations.

In the event that the supply of components or finished products is interrupted or relations with any of our principal vendors is terminated, there could be a considerable delay in finding suitable replacement sources to manufacture our products at the same cost or at all. The majority of our products are manufactured by three independent vendors, one headquartered in Europe and the other two in Hong Kong. Our security tokens are assembled at facilities in mainland China. The importation of these products from China exposes us to the possibility of product supply disruption and increased costs in the event of changes in the policies of the Chinese government, political unrest or unstable economic conditions in China or developments in the United States that are adverse to trade, including enactment of protectionist legislation.

We cannot be certain that our research and development activities will be successful.

While management is committed to enhancing our current product offerings and introducing new products, we cannot be certain that our research and development activities will be successful. Furthermore, we may not have sufficient financial resources to identify and develop new technologies and bring new products to market in a timely and cost effective manner, and we cannot ensure that any such products will be commercially successful if and when they are introduced.

We depend significantly upon our proprietary technology and intellectual property and the failure to protect our proprietary rights could require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could reduce revenue and increase our operating costs.

We currently rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection, and generally enter into confidentiality and nondisclosure agreements with our employees and with key vendors and suppliers.

There has been substantial litigation in the technology industry regarding intellectual property rights, and we may have to litigate to protect our proprietary technology. We expect that companies in the computer and information security market will increasingly be subject to infringement claims as the number of products and competitors increases. Any such claims or litigation may be time-consuming and costly, cause product shipment delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could reduce revenue and increase our operating costs.

Our patents may not provide us with competitive advantages.

We hold several patents in the United States and a corresponding patent in some European countries, which cover multiple aspects of our technology. The U.S. patents expire between 2006 and 2010 and the patent in those European countries expires in 2008. There can be no assurance that we will continue to develop proprietary products or technologies that are patentable, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties, or that patents of others will not hinder our competitive advantage.

We are subject to product liability risks.

A malfunction of or design defect in our products which results in a breach of a customer's data security could result in tort or warranty claims against us. We do not presently maintain product liability insurance for these types of claims.

There is significant government regulation of technology exports and to the extent we cannot meet the requirements of the regulations we may be prohibited from exporting some of our products, which could negatively impact our revenues.

Our international sales and operations are subject to risks such as the imposition of government controls, new or changed export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. If we become unable to obtain foreign regulatory approvals on a timely basis our business in those countries would no longer exist and our revenues would decrease dramatically. Certain of our products are subject to export controls under U.S. law. The list of products and countries for which export approval is required, and the regulatory policies with respect thereto may be revised from time to time and our inability to obtain required approvals under these regulations could materially adversely affect our ability to make international sales.

Any acquisitions we make could disrupt our business and harm our financial condition.

We may make investments in complementary companies, products or technologies. Should we do so, our failure to successfully manage future acquisitions could seriously harm our operating results. In the event of any future purchases, we will face additional financial and operational risks, including:

•	Difficulty in assimilating the operations, technology and personnel of acquired companies;

•	Disruption in our business because of the allocation of resources to consummate these transactions and the diversion of management's attention from our existing business;

•	Difficulty in retaining key technical and managerial personnel from acquired companies;

•	Dilution of our stockholders, if we issue equity to fund these transactions;

•	Assumption of operating losses, increased expenses and liabilities; and

•	Our relationships with existing employees, customers and business partners may be weakened or terminated as a result of these transactions.

We experience variations in quarterly operating results and are subject to seasonality, both of which may result in a volatile stock price.

In the future, as in the past, our quarterly operating results may vary significantly resulting in a volatile stock price. Factors affecting our operating results include:

•	The level of competition;

•	The size, timing, cancellation or rescheduling of significant orders;

•	New product announcements or introductions by current competitors;

•	Technological changes in the market for data security products including the adoption of new technologies and standards;

•	Changes in pricing by current competitors;

•	Our ability to develop, introduce and market new products and product enhancements on a timely basis, if at all;

•	Component costs and availability;

•	Our success in expanding our sales and marketing programs;

•	Market acceptance of new products and product enhancements;

•	Changes in foreign currency exchange rates; and

•	General economic trends.

We also experience seasonality in all markets. These seasonal trends are most notable in the summer months, particularly in Europe, when many businesses defer purchase decisions.

A small group of persons control a substantial amount of our common stock and could delay or prevent a change of control.

Our Board of Directors, our officers and their immediate families and related entities beneficially own approximately 30%, with Mr. T. Kendall Hunt currently controlling approximately 29%, of the outstanding shares of our common stock. As the Chairman of our Board of Directors and our largest stockholder, Mr. Hunt may exercise substantial control over our future direction and operation and such concentration of control may have the effect of discouraging, delaying or preventing a change of control and may also have an adverse effect on the market price of our common stock.

Our stock price may be volatile and you may not be able to resell your shares at or above acceptable prices.

The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:

•	Actual or anticipated fluctuations in our operating results;

•	Changes in market valuations of other technology companies;

•	Announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Additions or departures of key personnel;

•	Future sales of common stock;

•	Any deviations in net revenues or in losses from levels expected by the investment community; and

•	Trading volume fluctuations.

Certain provisions of our charter and of Delaware law make a takeover of our company more difficult.

Our corporate charter and Delaware law contain provisions, such as a class of authorized but unissued preferred stock, which may be issued by our board without stockholder approval, that might enable our management to resist a takeover of our company. Delaware law also limits business combinations with interested stockholders. These provisions might discourage, delay or prevent a change in our control or a change in our management. These provisions could also discourage proxy contests, and make it more difficult for you or other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Future issuances of blank check preferred stock may reduce voting power of the common stock and may have anti-takeover effects that could prevent a change in control.

Our corporate charter authorizes the issuance of up to 500,000 shares of preferred stock with such designations, rights, powers and preferences as may be determined from time to time by our Board of Directors, including such dividend, liquidation, conversion, voting or other rights, powers and preferences as may be determined from time to time by the Board of Directors without further notice or stockholder approval. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock. In addition, the authorized shares of preferred stock and common stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control.

U.S. investors may have difficulties in making claims for any breach of their rights as holders of shares because some of our assets and executives are not located in the U.S.

Several of our executives are residents of Belgium, and a substantial portion of our assets and those of some of our executives are located in Belgium. As a result, it may not be possible for investors to effect service of process on those persons located in Belgium, or to enforce judgments against some of our executives based upon the securities or other laws of jurisdictions other than Belgium. Moreover, we believe that under Belgian law there exists certain restrictions on the enforceability in Belgium in original actions, or in actions of enforcement of judgments rendered against us in courts outside jurisdictions that are a party to the Brussels Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters (as amended). Actions for enforcement of such judgments may be successful only if the Belgian court confirms the substantive correctness of the judgment of such court, and is satisfied:

•	That the judgment is not contrary to the principles of public policy in Belgium or rules of Belgian public law;

•	That the judgment did not violate the rights of the defendant;

•	That the judgment is final under applicable law;

•	That the court did not accept its jurisdiction solely on the basis of the nationality of the plaintiff; and

•	As to the authenticity of the text of the judgment submitted to it.

Judgments rendered in the courts of parties to the Brussels Convention will be enforceable by the courts of Belgium without reexamination of the merits of the case provided such judgment is final and otherwise satisfies all of the conditions provided for in this Convention. If proceedings have been brought in one country, however, new proceedings in another country may be barred.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Risk – In 2004, approximately 90% of our business was conducted outside the United States in Europe, South America and Asia/Pacific. A significant portion of our business operations is transacted in foreign currencies. As a result, we have exposure to foreign exchange fluctuations. We are affected by both foreign currency translation and transaction adjustments. Translation adjustments result from the conversion of the foreign subsidiaries' balance sheets and income statements to U.S. dollars at year-end exchange rates and weighted average exchange rates, respectively. Translation adjustments resulting from this process are recorded directly into stockholders' equity. Transaction adjustments result from currency exchange movements when a foreign subsidiary transacts business in a currency that differs from its local currency. These adjustments are recorded as gains or losses in our statements of operations. Our foreign subsidiaries' business transactions are spread across numerous countries and currencies. This geographic diversity reduces the risk to our operating results. We also attempt to hedge our exchange position as described more fully in "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Interest Rate Risk – We have minimal interest rate risk. We have minimal outstanding debt and our cash is invested in short-term instruments at current market rates. If rates were to increase or decrease by one percentage point, our interest income would increase or decrease approximately $80,000 annually.

Impairment Risk – At September 30, 2005, we had goodwill and other intangible assets of $7,673,000 related mostly to goodwill resulting from the 2005 purchase of AOS-Hagenuk B.V. and technology purchased in 2001 as part of our acquisition of Identikey. We will assess the net realizable value of the intangible assets on a regular basis, but at least annually, to determine if we have incurred any declines in the value of our capital investment. While we did not experience impairment during the year ended December 31, 2004, we may incur impairment charges in future periods.

Disagreements with Accountants on Accounting and Financial Disclosures

None.

FORWARD-LOOKING STATEMENTS

This Prospectus, and Prospectus supplement include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "will," "anticipate," "intend," "estimate," "project," "plan," "assume" or other similar expressions, although not all forward-looking statements contain these identifying words. All statements contained in this Prospectus and any Prospectus supplement regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects and results that might be obtained by pursuing management's current plans and objectives are forward-looking statements.

Certain of these statements are described in the risk factors set forth in this Prospectus. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this Prospectus or the date of any Prospectus supplement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our securityholders. We have no duty to, and do not intend to, update or revise the forward-looking statements in this Prospectus after the date of this Prospectus or the date of any Prospectus supplement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. In the past we have paid dividends on shares of our preferred stock. However, no preferred stock is currently issued and outstanding. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

PRICE RANGE OF COMMON STOCK

The following table sets forth, for the periods indicated, the high and low prices of our common stock as traded on the Nasdaq SmallCap Market under the symbol "VSDI". The last reported sale price of our common stock on February 23, 2006 was $10.35. As of December 31, 2005, we estimate that there are approximately 2,400 holders of record of our common stock, based on the stockholders list maintained by our transfer agent and information compiled as part of our annual meeting of shareholders.

	High	Low
2006
First Quarter (through February 23, 2006)	$11.44	$9.20

2005
Fourth Quarter	$12.48	$7.72
Third Quarter	12.05	8.59
Second Quarter	11.45	6.00
First Quarter	9.14	5.50

2004
Fourth Quarter	$6.92	$2.17
Third Quarter	2.55	1.81
Second Quarter	3.38	1.92
First Quarter	2.99	1.83

2003
Fourth Quarter	$3.15	$2.15
Third Quarter	3.20	1.17
Second Quarter	1.70	0.89
First Quarter	1.74	0.22

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005. It is important that you read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those consolidated financial statements beginning on page F-1 of this Prospectus.

September 30, 2005
(Unaudited, in thousands)
Cash	$11,682
Restricted cash	72
Bank borrowing (1)	2,482
Stockholders' equity:
Series D Convertible Preferred Stock, $10,000 par value – 500,000 shares authorized; no (0) shares issued and outstanding	—
Common stock, $.001 par value – 75,000,000 shares authorized; 35,980,752, shares issued and outstanding (2)	36
Additional paid-in capital	58,934
Deferred compensation	(451)
Accumulated deficit	(35,948)
Accumulated other comprehensive income (loss) – cumulative translation adjustment	(740)
Total stockholders' equity	21,831
Total capitalization	$24,313

(1)	As of September 30, 2005, the Company had a line of credit under which it could borrow up to 3,500 Euros or U.S. dollars. The line of credit was secured by its accounts receivable and, based on the eligible receivable balance, it could borrow an incremental 1,018 (U.S. dollars or Euros).

(2)	Does not include shares of our common stock that are available for future issuance under our 1997 Stock Compensation Plan, as Amended and Restated. Under the Plan, the number of additional shares that may be granted is equal to 20% of the number of shares issued and outstanding less the number of options for shares then outstanding. As of September 30, 2005, the number of such shares is 4,972,833.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data have been derived from our historical financial statements. The selected historical financial data as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements, appearing elsewhere in this Prospectus. The selected historical consolidated financial data as of December 31, 2000, 2001 and 2002 and for the years ended December 31, 2000 and 2001 have been derived from our audited consolidated financial statements, which are not included in this prospectus. The selected historical consolidated financial data as of September 30, 2005 and for the nine months ended September 30, 2004 and September 30, 2005 have been derived from unaudited interim financial statements appearing elsewhere in this Prospectus and, in the opinion of management, contain all adjustments necessary to present fairly the information set forth below. The historical results presented below are not necessarily indicative of the results to be expected in any future period. It is important that you read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those consolidated financial statements beginning on page F-1 of this Prospectus.

(in thousands, except per share data)(1)

	Nine Months Ended
	September 30,				Year Ended December 31,
	2005		2004		2004		2003		2002		2001		2000
	(8)
Statements of Operations Data:
Total revenues	$37,060		$20,595		$29,893		$22,866		$17,370		$22,690		$21,502
Operating income (loss) from continuing operations	6,746		4,059		5,552	(2)	1,123		(4,898	)(2)	(10,788	)(2)	(2,441)
Net income (loss) from continuing operations	4,738		2,737		3,253		761		(5,293)		(9,717)		(4,002)
Net income (loss) from discontinued operations	—		—		—		1,995	(7)	754		(2,317)		(159)
Net income (loss)	4,738		2,737		3,253		2,756		(4,539)		(12,034)		(4,162)
Net income (loss) available to common stockholders	4,724	(3)	2,540	(3)	3,021	(3)	(1,715	)(4)	(5,703	)(5)	(13,198	)(5)	(4,744	)(6)
Diluted income (loss) per common share from continuing operations	$0.13	(3)	$0.08	(3)	$0.09	(3)	$(0.13)	(4)	$(0.22)	(5)	$(0.39)	(5)	$(0.17)	(6)
Shares used in computing per share amounts	37,088		35,217		33,128		29,270		28,348		28,169		27,341
Balance Sheet Data:
Cash, included restricted cash	$11,754		$8,948		$8,220		$4,817		$2,616		$6,342		$13,833
Working capital (deficiency)	12,851		8,685		10,055		5,218		(587)		6,672		14,307
Total assets	33,287		18,254		20,250		13,383		11,133		17,451		29,313
Long-term obligations, less
current portion	238		103		—		—		—		3,668		3,764
Stockholders' equity	21,831		11,665		13,031		8,943		2,811		7,147		17,348

(1)	Years prior to 2003 have been restated to reflect the results of the VACMAN Enterprise business unit, which was sold in the third quarter of 2003, and reflected as a discontinued operation.

(2)	Includes restructuring expenses (recovery) of $(32) in 2004 , $320 in 2002 and $3,970 in 2001.

(3)	Includes the impact of preferred stock dividend of $14, $197 and $232 for nine months ended September 30, 2005, 2004 and full 2004, respectively.

(4)	Includes the impact of a beneficial conversion feature of $3,720 related to the issuance of Series D Convertible Preferred Stock in the third quarter of 2003, preferred stock accretion of $630 and preferred stock dividends of $121.

(5)	Includes the impact of preferred stock accretion of $1,164.

(6)	Includes the impact of preferred stock accretion of $582.

(7)	Includes $638 from discontinued operations and $1,357 gain on sale of discontinued operation

(8)	Includes the results of AOS-Hagenuk B.V., which was acquired on February 4, 2005.

On February 4, 2005, we acquired all of the share capital of A.O.S. Hagenuk B.V. ("AOS") a private limited liability company organized and existing under the laws of the Netherlands. The base purchase price was EUR 5,000, of which EUR 3,750 was paid in cash and the remainder was paid in shares of our common stock. The common stock will be held in escrow for the benefit of the seller for a period of twelve months. Twelve months after the closing date and five days prior to the expiration of the escrow agreement (the "Re-measurement Date") the value of the common stock will be re-measured as of the Re-measurement Date. Six months after closing, the seller shall have the right to pay EUR 1,250 into the escrow account against release of the common stock. In addition to the base purchase price, a variable amount related to the gross profits collected on the sales of certain equipment will be paid to the seller over a period of two years following the closing. AOS will be operated as a wholly-owned subsidiary and accounted for using the purchase method in accordance with SFAS No. 141, Business Combinations.

The aggregate purchase price was $7,263, consisting of $4,374 of cash, 262,641 shares of common stock valued at approximately $2,128, the assumed liability due AOS of $616 and estimated direct costs of the acquisition of $145. The fair value of the common stock was determined based on the average market price of our common stock over the period including several days before the closing date, February 4, 2005. The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed at the date of acquisition:

February 4, 2005
Cash	$529
Accounts receivable, net	466
Inventory	11
Prepaid expenses	47
Other current assets	608
Property and equipment, net	122
Total assets acquired	1,783

Accounts payable	47
Deferred revenue	1,071
Accrued expenses	156
Total liabiltites assumed	1,274
Net assets acquired	$509

The total purchase price has been allocated on a preliminary basis and is subject to change pending a final analysis of the total purchase price paid, including direct costs of the acquisition. However, we do not believe the impact of these changes will be material. At the date of acquisition, February 4, 2005, the preliminary purchase price was allocated as follows:

Net assets acquired	$509
Capitalized purchase orders	367
Goodwill	6,387
$7,263

The following summarized unaudited pro forma financial information for the nine months ended September 30, 2005 and the twelve months ended December 31, 2004 assumes the acquisition of AOS occurred as of January 1 of each period:

Selected Financial Data
(in thousands, except per share data)

	Nine Months Ended September 30, 2005	Twelve Months Ended December 31, 2004
Statements of Operations Data:
Total revenues	$37,666	$34,449
Operating income	6,483	4,483
Net income	4,296	2,065
Net income available to common stockholders	4,282	1,833
Diluted income per common share	$0.12	$0.05
Shares used in computing per share amounts	37,121	33,391
Balance Sheet Data:
Cash		$4,787
Working capital		5,635
Total assets		23,838
Long-term obligations, less current portion		152
Stockholders' equity		15,158

See the footnotes to the pro forma financial statements included in this Form S -1 beginning on page F-47.

The pro forma results include the estimated amortization of intangibles acquired and a reduction of revenue related to the estimated fair value of the deferred revenue acquired. We do not record amortization expense related to goodwill, but rather review the carrying value of the asset for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. The pro forma results are not necessarily indicative of the results that would have occurred if the acquisition had actually been completed on January 1, 2004, nor are they necessarily indicative of future consolidated results.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(In thousands, except headcount, token volume and unit price data)

Overview

We design, develop, market and support identity authentication products that reduce the risk of loss from unauthorized transactions by validating a person's identity using a one-time password and obtaining a legally-enforceable digital signature, if needed, for financial transactions. Our products are used currently in a wide variety of applications including, but not limited to, Internet banking, Internet brokerage, e-commerce applications dealing with web or mobile access and various corporate network access applications. As evidenced by our current customer base, our products are purchased by companies and, depending on the business application, are distributed to either their employees or its customers. Those customers may be other businesses or, as an example in the case of Internet banking, the banks' retail customers.

Our target market is any business process that uses some form of electronic interface where the owner of that process is at risk if unauthorized users can gain access to its process and either obtain proprietary information or execute transactions that are not authorized. Our products can not only increase the security associated with accessing the business process, thereby reducing the losses from unauthorized access, but also, in many cases, can reduce the cost of the process itself by automating activities that were previously performed manually.

Industry Growth.    We believe that, while there are no accurate measurements of the total industry's size, the industry growth rate is increasing and will continue to grow at a significant rate into the foreseeable future. Growth is being driven by new government regulations, growing awareness of the impact of identity theft, and the growth in commerce that is transacted electronically. The issues driving the growth are global issues and the rate of adoption in each country is a function of that country's culture, the competitive position of businesses operating in those countries, the country's overall economic conditions and the degree to which businesses and consumers within the country use technology. Examples of regulations that have been enacted in the U.S. recently that support industry growth include the Health Insurance Portability and Accountability Act (HIPAA) and the Sarbanes-Oxley Act of 2002.

Economic Conditions.    Our revenues may vary significantly with changes in the economic conditions in the countries in which we sell products currently. With our current concentration of revenues in Europe and specifically in the banking/finance vertical market, significant changes in the economic outlook for the European banking market, may have a significant effect on our revenues. During difficult economic periods, our customers often delay the rollout of existing applications and defer purchase decisions related to the implementation of our product in new applications.

Comparison of Results for the Nine Months Ended September 30, 2005 and 2004

The following discussion is based upon our consolidated results of operations for the nine months ended September 30, 2005 and 2004 (percentages in the discussion are rounded to the closest full percentage point) and should be read in conjunction with our consolidated financial statements and notes to those consolidated financial statements beginning on page F-1 of this Prospectus.

Currency Fluctuations.    For the nine months ended September 30, 2005 and 2004, approximately 92% and 88%, respectively, of our revenues were generated outside of the United States. In addition, for the first nine months ended September 30, 2005 and 2004, approximately 76% and 79%, respectively, of our operating expenses were incurred outside of the United States.

As a result, changes in currency, especially the Euro to U.S. Dollar, can have a significant impact on revenue and expenses. To minimize the net impact of currency, we attempt to denominate our billings in a currency such that it would provide a hedge against the operating expenses being incurred in that currency. In addition, we denominate the majority of our supply contracts in U.S. dollars.

The Euro strengthened approximately 4% against the U.S. Dollar for the nine months ended September 30, 2005, as compared to the same periods in 2004. The Australian Dollar strengthened approximately 6% against the U.S. Dollar for the nine months ended September 30, 2005, as compared to the same periods in 2004. We estimate that the strengthening of the two currencies in 2005 compared to 2004 resulted in an increase in revenues of approximately $513 for the nine months ended September 30, 2005 and an increase in operating expenses of approximately $494 for the nine months ended September 30, 2005.

The financial position and results of operations of our foreign subsidiaries are measured using the local currency as the functional currency. Accordingly, assets and liabilities are translated into U.S. dollars using current exchange rates as of the balance sheet date. Translation adjustments arising from differences in exchange rates are included as a separate component of stockholders' equity. Revenues and expenses are translated at average exchange rates prevailing during the period. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations. For the nine months ended September 30, 2005, transaction gains of $365 compare to losses of $46 for the first nine months of 2004. The change in transaction gains are primary related to the increase in the net U.S. dollar asset position in our Belgian operating subsidiary and the relative change in exchange rates for the periods being reported. Transaction gains and losses are included in other non-operating income (expense).

We initiated a hedging program in the second quarter of 2005 to minimize the income statement exposure to transaction gains or losses resulting from changes in currency rates. Under the program, our Belgian subsidiary borrows U.S. dollars in an amount that is generally equal to its net U.S. dollar asset position. The U.S. dollars borrowed are converted to Euros and invested in short-term instruments. We plan to monitor the results of this program and, while we expect to continue the program for the near term, we may discontinue the program if it is deemed to be no longer necessary, ineffective or too costly.

Revenue

Revenue by Geographic Regions:    We sell the majority of our products in European countries with significant sales in the United States and other countries, primarily Australia, Asia/Pacific and South America. The breakdown of revenue for the nine months ended September 30, 2005 and 2004 in each of our major geographic areas was as follows:

	Europe	United States	Other Countries	Total
Total Revenue:
2005	$27,797	$2,812	$6,451	$37,060
2004	15,968	2,461	2,166	20,595
Percent of Total:
2005	75%	8%	17%	100%
2004	78%	12%	10%	100%

Total revenue for the nine months ended September 30, 2005 increased $16,465 or 80% over the first nine months of 2004. The increase was primarily attributable to an increase in the number of tokens shipped, sales made by AOS, and strengthening of the Euro, as previously noted, partially offset by a decline in average selling price per token.

Token volume for the nine-month period increased 178% from approximately 1,765,000 in 2004 to approximately 4,913,000 in 2005. The average selling price per token, including related software, was approximately $7.54 for the first nine months of 2005, a decline of $4.13 or 35% from the average price of approximately $11.67 in 2004. Management believes that the increase in token volume is attributed to the growth in its distribution channel, increased awareness of the need for strong authentication to combat identity theft and our ability to help customers deploy large volumes of high-quality tokens at an affordable price. We provide volume-purchase discounts to customers that place firm purchase orders for large-volume deployments.

AOS contributed $3,386 in revenue during the first nine months, net of the amortization related to the allocation of the original purchase price of $336. The strengthening of the Euro and Australian dollar resulted in an increase in revenue for the first nine months of 2005 as compared to 2004 of $513.

Revenue generated in Europe was $11,829, or 74% higher than 2004. The increase in revenue in Europe was primarily related to the aforementioned increase in volume, revenues from AOS and the strengthening of the Euro. Revenue generated in the United States was $351 or 14% higher than 2004 and was primarily attributable to increased volume in 2005. Revenue generated from other countries was $4,285 or 198% higher than 2004 and primarily reflects increased volumes in 2005.

For the first nine months of 2005, the top ten customers accounted for approximately 70% of total revenue as compared to 58% of total revenue in 2004.

Revenue by Target Market:    Revenues are generated currently from two primary markets, banking/finance ("Banking") and corporate network access ("CNA") through the use of both direct and indirect sales channels. The breakdown of revenue between the two primary markets is as follows:

	Banking	CNA	Total
Total Revenue:
2005	$31,559	$5,501	$37,060
2004	16,387	4,208	20,595
Percent of Total:
2005	85%	15%	100%
2004	80%	20%	100%

Revenue for the first nine months of 2005 from the Banking market increased $15,172 or 93% compared to the first nine months of 2004 and revenue from the CNA market increased $1,294 or 31% in the same period. While the increase in total revenues is attributable, in part, to the development of the indirect sales channel, which includes distributors, resellers, and solution partners, the distribution of the revenues between the segments in large part reflects the sales channel's focus on banking opportunities. The indirect sales channel supplements our direct sales force in the Banking market and is the primary source of revenues in the CNA market.

Revenue for CNA currently includes revenues generated in the e-commerce market. We expect that the e-commerce market will be an important source of future revenue as our products will not only provide a higher level of security for purchases made over the Internet, they can also help protect our customers' revenue stream by making it more difficult for subscribers to our customers' Internet services to share passwords.

Gross Profit and Operating Expenses

The following table sets forth, for the periods indicated, certain consolidated financial data as a percentage of revenues for the nine months ended September 30, 2005 and 2004:

	Nine Months Ended September 30,
	2005	2004
Revenues	100.0%	100.0%
Cost of goods sold	36.9	28.7
Gross profit	63.1	71.3
Operating costs:
Sales and marketing	27.7	30.2
Research and development	7.1	8.8
General and administrative	8.6	11.6
Restructuring recoveries	—	(0.2)
Amortization of intangible assets	1.5	1.2
Total operating costs	44.9	51.6
Operating income	18.2	19.7
Interest income	0.1	0.4
Other income (expense), net	1.4	—
Income before income taxes	19.7	20.1
Provision for income taxes	6.9	6.8
Net income	12.8	13.3

Gross Profit

Consolidated gross profit for the nine months ended September 30, 2005 was $23,403, an increase of $8,726, or 59%, from the comparable period in 2004. Gross profit as a percentage of revenue was 63% for the first nine months of 2005, as compared to 71% for the comparable period in 2004. The decrease in the gross profit as a percentage of revenue was primarily related to the decline in the average selling price per token, partially offset by the lower cost of product produced, and the stronger Euro. The decline in the average selling price per token reflects the impact of volume-purchase discounts granted to customers making large-volume purchases.

As noted above, gross profit as a percentage of revenue declined primarily as a result of the decline in the average selling price per token. In 2005, we received orders for larger deployments, many of which were targeted to retail banking applications. Larger orders generally benefit from volume-purchase discounts and, as a result, have a lower average selling price and a lower gross margin as a percentage of revenue.

The average direct cost per unit sold declined approximately 16% for the first nine months of 2005 compared to the same period in 2004. The decline in cost is primarily attributable to a change in the mix of units sold and a reduction in the per-unit cost of most models.

As previously noted, our purchases of inventory are denominated in U.S. dollars. Also, as previously noted, we denominate a portion of our sales in Euros in order to offset the affects of currency on operating expenses. As the Euro and Australian Dollar strengthened, when compared to the same periods in the prior year, revenues from sales made in Euros and Australian Dollars increased, as measured in U.S. Dollars, without the corresponding increase in cost of goods sold. The benefit from changes in currency rates as noted above was approximately $513 for the nine months ended September 30, 2005. The benefit represents an improvement in the gross profit rate of approximately 0.6 percentage points for the nine-month period ended September 30, 2005.

Operating Expenses

Our operating expenses are generally based on anticipated revenue levels and the majority of such expenses are fixed. As a result, small variations in the amount of revenue recognized in any given quarter could cause significant variations in the quarter-to-quarter comparisons of either the absolute amounts of operating income or operating income as a percentage of revenue.

Sales and Marketing Expenses

Consolidated sales and marketing expenses for the nine months ended September 30, 2005 were $10,259, an increase of $4,041, or 65%, from the same period of 2004. This increase was primarily due to an increased investment in sales and marketing activities, which were first initiated in the second half of 2004, sales and marketing expenses incurred at AOS of approximately $664 and the increased strength of the Euro and Australian Dollar to the U.S. Dollar. The increased investment in sales and marketing are primarily related to increased direct headcount, the cost of agents in countries where we do not have a direct sales presence and an increase in marketing programs and related travel.

Research and Development Expenses

Consolidated research and development costs for the nine months ended September 30, 2005 were $2,615, an increase of $812, or 45%, from the same period of 2004. This increase was primarily due to expenses incurred at AOS of approximately $590 and the increased strength of the Euro and Australian Dollar to the U.S. Dollar.

General and Administrative Expenses

Consolidated general and administrative expenses for the nine months ended September 30, 2005 were $3,205, an increase of $821, or 34%, from the same period of 2004. This increase was primarily due to expenses incurred at AOS of approximately $174, an increase in professional fees of $352, and the increased strength of the Euro and Australian Dollar to the U.S. Dollar.

Amortization of Intangible Assets

Amortization of intangible assets for the first nine months of 2005 increased $333 over the comparable period of 2004. The increase was primarily due to the amortization of intangible assets resulting from the acquisition of AOS.

Interest Income

Consolidated net interest income was $32 in the first nine months of 2005 and compares to net interest income of $88 for the same period in 2004. The slight decrease in interest income is attributable to reduced interest income on the installment note due from Secured Services, Inc. and the implementation of a program to hedge our exposure to foreign exchange gains and losses, as noted above. The decline in interest income was partially offset by income on higher average invested cash balances.

Other Income (Expense), Net

Other income primarily includes exchange gains (losses) on transactions that are denominated in currencies other than the subsidiaries' functional currency. Other income for the first nine months of 2005 was $512 compared to no income or expense in the first nine months of 2004. As noted previously, exchange gains increased $411 in the first nine months of 2005 compared to comparable period in 2004.

Income Taxes

Income tax expense for the first nine months of 2005 was $2,552, an increase of $1,142 from the same period in 2004. The increase in tax expense reflects the tax on increased earnings and an increase in the expected effective tax rate. The effective tax rate for the first nine months of 2005 was 35% compared to 34% for the first nine months of 2004. The effective tax rate for both periods reflects our estimate of its full-year tax rate at the end of each respective period. The rate reported in 2005 is higher than the rate reported in 2004 as the Company's estimate of the full-year tax rate in each period reflected a different mix of earnings in countries in which we have tax loss carryforwards.

At December 31, 2004, we had net operating loss carryforwards in the United States approximating $26,555 and foreign net operating loss carryforwards approximating $5,295. Such losses are available to offset future taxable income in the respective jurisdictions and expire in varying amounts beginning in 2005 and continuing through 2024. In addition, if certain substantial changes in our ownership were deemed to have occurred, there would be an annual limitation on the amount of the U.S. carryforwards that could be utilized.

Liquidity and Capital Resources

Our cash balance, including restricted cash of $72, was $11,754 at September 30, 2005, which is an increase of $3,534 or 43% from $8,220 at December 31, 2004. The increase in cash was primarily related to positive earnings before interest, taxes, depreciation and amortization (EBITDA) and borrowing under our line of credit as part of the hedging program.

Days sales outstanding in net accounts receivable was approximately 59 days at both December 31, 2004 and September 30, 2005.

EBITDA from continuing operations for the nine months ended September 30, 2005 and 2004 were $8,080 and $4,562, respectively. EBITDA for the nine months ended September 30, 2005 were $3,518 or 77% over the same period of 2004. A reconciliation of EBITDA to net income for the nine-month periods ended September 30, 2005 and 2004 follows:

	Nine Months Ended September 30,
	2005	2004
	(unaudited)
EBITDA	$8,080	$4,562
Interest income, net	(32)	(88)
Provision for income taxes	2,552	1,410
Depreciaton and amortization	822	503
Net income	$4,738	$2,737

We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors are facilitated when we do not need to consider the impact those items on our competitors results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

At September 30, 2005, we had an overdraft agreement in place with Fortis Bank, secured by our trade accounts receivable, wherein we could borrow up to 3,500 Euros or U.S. Dollars. We borrow against this line of credit as part of our hedging program as noted previously. Based on receivable balances as of September 30, 2005 and the amount of borrowings outstanding under the line to support our hedging program, 1,018 Euros or U.S. Dollars of the overdraft agreement was available to us for borrowing at September 30, 2005.

As of September 30, 2005, we had working capital of $12,851, an increase of $2,796 or 28% from $10,055 at December 31, 2004.

We believe that our current cash balances, credit available under its existing overdraft agreement, the anticipated cash generated from operations, including the realization of deferred revenue recorded as a current liability, and deposits that will be received in future quarters on orders of the Digipass product will be sufficient to meet our anticipated cash needs over the next twelve months.

There is substantial risk, however, that we may not be able to achieve our revenue and cash goals. If we do not achieve those goals, we may need to significantly reduce our workforce, sell certain of our assets, enter into strategic relationships or business combinations, discontinue some or all of our operations, or take other similar restructuring actions. While we expect that these actions would result in a reduction of recurring costs, they also may result in a reduction of recurring revenues and cash receipts. It is also likely that we would incur substantial non-recurring costs to implement one or more of these restructuring actions.

Comparison of Results for the Full Year 2004 vs. 2003 and 2003 vs. 2002

The following discussion is based upon our consolidated results of operations for the years ended December 31, 2004, 2003 and 2002 (percentages in the discussion are rounded to the closest full percentage point) and should be read in conjunction with our consolidated financial statements and notes to those consolidated financial statements beginning on page F-1 of this Prospectus.

Currency Fluctuations.    In 2004, approximately 90% of our revenue and approximately 79% of our operating expenses were generated/incurred outside of the United States. In 2003, approximately 93% of our revenue and approximately 75% of our operating expenses were generated/incurred outside of the United States. As a result, changes in currency, especially the Euro to U.S. Dollar, can have a significant impact on revenue and expenses. To minimize the net impact of currency we attempt to denominate our billings in a currency such that it would provide a hedge against the operating expenses being incurred in that currency. In addition, we denominate the majority of our supply contracts in U.S. Dollars.

In 2004, the Euro strengthened approximately 10% and the Australian Dollar strengthened approximately 15% against the U.S. Dollar. The Euro strengthened approximately 20% and the Australian Dollar strengthened approximately 18% against the U.S. Dollar in 2003. We estimate that the strengthening of the two currencies in 2004 compared to 2003 resulted in an increase in revenues of approximately $1,089 and an increase in operating expenses of approximately $1,106. We estimate that the strengthening of the two currencies in 2003 compared to 2002 resulted in an increase in revenues of approximately $1,460 and an increase in operating expenses of approximately $1,630.

Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations. Foreign exchange transaction losses aggregating $538 are included in other non-operating income (expense) for 2004. Foreign exchange transaction gains aggregating $146 and $77 are included in other non-operating income (expense) for 2003 and 2002, respectively.

The financial position and results of operations of our foreign subsidiaries are measured using the local currency as the functional currency. Accordingly, assets and liabilities are translated into U.S. Dollars using current exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments arising from differences in exchange rates generated a surplus of $687 and $134 in 2004 and 2003, respectively, and are included as a separate component of stockholders' equity.

Revenue

Revenues by Geographic Regions:    We sell the majority of our products in European countries with significant sales in the United States and other countries, primarily Australia and Asia/Pacific. The breakdown of revenue in each of our major geographic areas was as follows:

Year	Europe	United States	Other Countries	Total
Total Revenue:
2004	$24,245	$3,105	$2,543	$29,893
2003	19,201	1,498	2,167	22,866
2002	14,658	1,423	1,289	17,370
Percent of Total:
2004	81%	10%	9%	100%
2003	84%	7%	9%	100%
2002	84%	8%	8%	100%

Total revenues in 2004 increased $7,027 or 31% over 2003. The increase was primarily attributable to increased volumes from existing customers of approximately $5,157, an increase from net new customers (customers with revenues in 2004 that had no revenue in 2003 less customers with revenue in 2003 that had no revenue in 2004) of approximately $781 and the benefit from changes in the currency rate of approximately $1,089.

Total revenues in 2003 increased $5,496 or 32% over 2002. Revenues generated in Europe were $4,543, or 31% higher than 2002. The increase was primarily attributable to increased volumes from existing customers of approximately $2,055, an increase from net new customers (customers with revenues in 2003 that had no revenue in 2002 less customers with revenue in 2002 that had no revenue in 2003) of approximately $1,118 and the benefit from changes in the currency rate of approximately $1,370. The increase in revenues from other countries primarily reflects revenues from new customers in 2003 and benefits from currency of approximately $90.

We expect to increase our penetration of the U.S. market by adding sales-related staff, expanding our distribution channels and to actively pursue additional markets, particularly in Asia, South America and the Middle East in 2005.

Revenues by Target Market.    Revenues are generated currently from two primary markets, banking/finance ("Banking") and corporate network access ("CNA") through the use of both direct and indirect sales channels. The breakdown of revenue between the two primary markets is as follows:

Year	Banking	CNA	Total
Total Revenue:
2004	$23,977	$5,916	$29,893
2003	17,725	5,141	22,866
2002	14,169	3,201	17,370
Percent of Total:
2004	80%	20%	100%
2003	78%	22%	100%
2002	82%	18%	100%

Revenues from the Banking market increased $6,252 or 35% in 2004 over 2003 and revenues from the CNA market increased $775 or 15% in the same period. The increase in revenues in both markets is attributable, in part, to the development of the indirect sales channel, which includes distributors, resellers, and solution partners. The number of distributors increased to 39 at the end of 2004 from 29 at the end of 2003. The indirect sales channel supplements our direct sales force in the Banking market and is the primary source of revenues in the CNA market.

Revenues from the Banking market increased $3,556 or 25% in 2003 over 2002 and revenues from the CNA market increased $1,940 or 61% in the same period. The increase in revenues in both markets is attributable, in large part, to the aforementioned indirect sales channel.

The amounts shown above for CNA currently include revenues generated in the e-commerce market. We expect that the e-commerce market will be an important source of future revenue for us as our products will not only provide a higher level of security for purchases made over the Internet, they can also help protect our customers' revenue stream by making it more difficult for subscribers to our customers' Internet services to share passwords.

Gross Profit And Operating Expenses

The following table sets forth, for the periods indicated, certain consolidated financial data as a percentage of revenues for the years ended December 31, 2004, 2003 and 2002.

	Percentage of Revenue Year Ended December 31, (a)
	2004	2003	2002
Revenues	100.0%	100.0%	100.0%
Cost of goods sold	30.7	39.4	41.2
Gross profit	69.3	60.6	58.8
Operating costs:
Sales and marketing	30.6	30.6	45.8
Research and development	9.5	10.0	13.5
General and administrative	10.7	15.0	26.1
Non-cash compensation (recovery)	—	0.1	(0.3)
Restructuring expenses	(0.1)	—	1.9
Total operating costs	50.7	55.7	87.0
Operating income (loss) from continuing operations	18.6	4.9	(28.2)
Interest income (expense)	0.4	(0.3)	(1.6)
Other income (expense), net	(1.8)	0.5	0.1
Income (loss) before income taxes	17.2	5.1	(29.7)
Provision for income taxes	6.3	1.8	0.8
Net income (loss) from continuing operations	10.9	3.3	(30.5)

(a)	Excludes results of discontinued operations. See footnote 12 to the financial statements for more detail information regarding discontinued operations.

Gross Profit

2004 Compared to 2003

Consolidated gross profit for the year ended December 31, 2004 was $20,709, an increase of $6,853, or 49%, from the year ended December 31, 2003. Gross profit as a percentage of revenue was 69% in 2004, as compared to 61% in 2003. The increase in the gross profit as a percentage of revenue reflects the change in mix of orders within the banking market, the reduction in the average cost of each Digipass unit sold and the beneficial impact of currency.

The change in mix within the banking market reflected the impact of new customers added in 2004 and 2003 and resulted in a reduction in the average quantity ordered and an increase in the average sales price per unit. In 2004, the average quarterly order size for the banking market decreased 35%, from approximately 17,000 units to 11,000 units, and the average selling price per unit increased 9%, from approximately $8.20 per unit to $8.95 per unit. New banking customers generally order smaller quantities at the beginning of the relationship as they implement pilot programs and, later, increase their orders as they roll the program out to their broader customer base. Orders for smaller quantities have higher sales prices and higher gross margins.

The average manufacturing cost per Digipass unit sold declined approximately 18% in 2004 as compared to 2003. The decline in the average cost per unit reflected a reduction in the manufacturing cost of most all units as well as a change in mix of specific products sold.

As previously noted, our purchases of inventory are denominated in U.S. Dollars. Also, as previously noted, we denominate a portion of our sales in Euros in order to offset the effects of currency on operating expenses. As the Euro and Australian Dollars strengthened during the year, revenues from sales made in Euros and Australian Dollars increased, as measured in U.S. Dollars, without the corresponding increase in cost of goods sold. The benefit from changes in currency rates as noted above was approximately $1,089 and represents an improvement in the gross profit rate of approximately 1.2 percentage points.

2003 Compared to 2002

Consolidated gross profit for the year ended December 31, 2003 was $13,856, an increase of $3,646, or 36%, from the year ended December 31, 2002. Gross profit as a percentage of revenue was 61% in 2003, as compared to 59% in 2002. The increase in the gross profit as a percentage of revenue reflects the beneficial impact of currency and the increase in CNA revenues as a percentage of total revenues, partially offset by a decline in the average sales price of the Digipass units sold due to a change in mix of revenues within the Banking market.

As previously noted, our purchases of inventory are denominated in U.S. Dollars. Also, as previously noted, we denominate a portion of its sales in Euros in order to offset the effects of currency on operating expenses. As the Euro and Australian Dollars strengthened during the year, revenues from sales made in Euros and Australian Dollars increased, as measured in U.S. Dollars, without the corresponding increase in cost of goods sold. The benefit from changes in currency rates as noted above was approximately $1,460 and represents an improvement in the gross profit rate of approximately 2.7 percentage points.

Consolidated gross profits, as a percentage of revenue, benefited in 2003 as revenues from the CNA market increased from 18% to 22% of total revenue. Gross profits as a percentage of revenue on sales made to the Banking and CNA markets were approximately 55% and 84%, respectively, in 2003. The difference in the margin percentages between the two markets reflects the fact that orders from the Banking market are substantially larger than orders from the CNA market and that we provide volume purchase discounts.

Gross profit as a percentage of revenue was adversely impacted by the change in mix of sales within the Banking segment. While we did not change its standard pricing in 2003, the mix of sales within the markets impacted the gross profit percentage. In 2003, we received more orders from its larger strategic Banking customers, which have a lower average selling price, reflecting the larger order size. As a result, the margin within the Banking market in 2003 was lower than in 2002.

Sales And Marketing Expenses

2004 Compared to 2003

Consolidated sales and marketing expenses for the year ended December 31, 2004 were $9,160, an increase of $2,173, or 31%, from 2003. The stronger Euro increased sales and marketing expense approximately $729 in 2004. Excluding the impact of changes in exchange rates, sales and marketing expenses increased approximately $1,444 or 21% from 2003.

The increase, excluding currency, was primarily due to an increase in average headcount and related compensation expenses, an increase in marketing programs and materials, and an increase in travel. The average full-time sales and marketing employee headcount increased 6% to 50 in 2004 from 47 in 2003. At year-end 2004, we employed 61 full-time sales and marketing employees, reflecting our increased investment in an effort to accelerate our sales growth.

2003 Compared to 2002

Consolidated sales and marketing expenses for the year ended December 31, 2003 were $6,987, a decrease of $969, or 12%, from 2002. This decrease was primarily due to the decrease in compensation-related expenses, a reduction in advertising and printed marketing materials, and a reduction in travel. The average full-time sales and marketing employee headcount declined 10% to 47 in 2003 from 52 in 2002. The reduction in sales and marketing was partially offset by the increased strength of the Euro.

Research And Development Expenses

2004 Compared to 2003

Consolidated research and development costs for the year ended December 31, 2004 were $2,835, an increase of $554, or 24%, as compared to the year ended December 31, 2003. The stronger Euro and Australia Dollar increased research and development expenses approximately $255 in 2004. Excluding the impact of changes in exchange rates, research and development expenses increased approximately $299 or 13% from 2003.

The increase primarily reflects higher compensation-related expense. Average full-time research and development employee headcount in 2004 was 18 compared to 17 in 2003.

2003 Compared to 2002

Consolidated research and development costs for the year ended December 31, 2003 were $2,281, a decrease of $60, or 3%, as compared to the year ended December 31, 2002. The reduction reflects lower fees paid to third parties and lower compensation partially offset by the strengthening of the Euro and Australian Dollar. Average full-time research and development employee headcount in 2003 was 17 compared to 16 in 2002.

General And Administrative Expenses

2004 Compared to 2003

Consolidated general and administrative expenses for the year ended December 31, 2004 were $3,194, a decrease of $230, or 7%, from 2003. The stronger Euro increased general and administrative expense approximately $123 in 2004. Excluding the impact of changes in exchange rates, general and administrative expenses decreased approximately $353 or 10% from 2003.

This decrease can be principally attributed to reduced spending on legal and other professional services, the collection of cash on accounts upon which a reserve had been established in prior years, and a reduction in depreciation and amortization expenses which was partially offset by increased compensation-related expenses. Average full-time general and administrative employee headcount in 2004 was 11 compared to 10 in 2003.

2003 Compared to 2002

Consolidated general and administrative expenses for the year ended December 31, 2003 were $3,424, a decrease of $1,118, or 25%, from 2002. This decrease can be principally attributed to lower headcount, reduced spending on professional services, the collection of cash on accounts upon which a reserve had been established in prior years, a reduction in depreciation and amortization expenses, a reduction in travel expenses and a reduction in office-related expenses such as rent and telephone. Average full-time general and administrative employee headcount in 2003 was 10 compared to 12 in 2002. The reduction in general and administrative expenses were partially offset by legal expenses associated with the ActivCard litigation, which was settled in the fourth quarter of 2003, and the impact of the strengthening of the Euro.

Because our operating expenses are based on anticipated revenue levels and a high percentage of our expenses are fixed, a small variation in the timing of recognition of revenue could cause significant variations in operating results from quarter to quarter.

Restructuring Expenses

In 2004, we reversed $32 of the restructuring reserve that had been established in prior years. The adjustment was a result of renegotiating our headquarters lease in 2004.

There were no restructuring expenses for the year ended December 31, 2003 as compared with $319 in 2002. The expense in 2002 reflects changes in estimates of the reserves established in the fourth quarter of 2001 and primarily relates to the shutdown of the French operation and excess office space in the United States.

Interest Income (Expense), Net

Consolidated net interest income (expense) was income of $120 in 2004 compared to expense of $80 in 2003. This change in expense was primarily due to the repayment of our term loan in the third quarter of 2003, the interest earned on the installment note we received as a result of its sale of the VACMAN Enterprise business in 2003 and an increase in average net cash balances resulting from our strong operating cash flow throughout 2004. Average net cash balances were $6,500 in 2004, an increase of $4,450 or 217% from $2,050 in 2003. Our term debt of $3,400 and accrued interest was repaid in full in the third quarter of 2003. The term debt had an annual interest rate of 6%. We invested our cash balances in short-term money market instruments at nominal rates of interest.

Consolidated net interest expense was $80 in 2003 compared to $270 in 2002. This decrease in expense was primarily due to an increase in average net cash balances, up from an average of $20 in 2002 to $2,050 in 2003. Our term debt of $3,400 and accrued interest was repaid in full in the third quarter of 2003. The term debt had an annual interest rate of 6%. We invested our cash balances in short-term money market instruments at nominal rates of interest.

Other Income (Expense)

Other income (expense) primarily includes exchange gains (losses) on transactions that are denominated in currencies other than the subsidiaries' functional currency. The increase in other expense of $654 in 2004 over 2003 primarily reflects an increase in exchange losses of $684 during that period. The exchange losses resulted from the increasing net U.S. Dollar asset base in Europe in combination with the strengthening Euro. Exchange losses reflected in other income were more than offset by translation surpluses recorded in the cumulative translation adjustment account in the equity section of the balance sheet.

The increase in other income of $100 in 2003 over 2002 primarily reflects an increase in exchange gains of $69 during that period.

Income Taxes

Income tax expense for 2004 was $1,880 and compares to expense of $397 in 2003. The expense relates primarily to the Belgian operating subsidiary, whose tax loss carryforwards were fully utilized in 2003. The effective tax rate in 2004 was 36.6%, an increase of 2.3 percentage points from 34.3% 2003. The Belgian tax loss carryforward utilized in 2003 reduced 2003 tax expense by approximately $739.

Income tax expense for 2003 was $397 and compares to expense of $140 in 2002. The expense relates primarily to the Belgian operating subsidiary, whose tax loss carryforwards were fully utilized in 2003.

At December 31, 2004, we have United States net operating loss carryforwards approximating $26,555 and foreign net operating loss carryforwards approximating $5,295. Such losses are available to offset future taxable income in the respective jurisdictions and expire in varying amounts beginning in 2005 and continuing through 2024. In addition, if certain substantial changes in our ownership are deemed to have occurred, there would be an annual limitation on the amount of the U.S. carryforwards that could be utilized.

Liquidity And Capital Resources

At December 31, 2004, we had cash balances totaling $8,220 and no outstanding term debt. Cash generated from operating activities was $2,877 during the year ended December 31, 2004. During 2004, we used $94 for investing activities and generated $54 in financing activities consisting of proceeds from the exercise of stock options partially offset by the payment of dividends on our Series D Preferred Stock. Net capital expenditures, assets purchased less assets sold, were $252 for the year ended December 31, 2004.

Cash generated from operating activities was $2,409 during the year ended December 31, 2003. During 2003, we generated $128 from investing activities and used $267 in financing activities consisting of a capital raise, debt payments and the repurchase of our Series C Convertible Preferred Stock. Net capital expenditures, assets purchased less assets sold, generated $16 for the year ended December 31, 2003.

In 1997, we entered into a convertible loan agreement with Artesia Bank N.V., formerly Banque Paribas Belgique S.A. and now doing business as Dexia Bank, in order to refinance the $3,400 payment due December 31, 1997 in connection with our acquisition of Digipass. The terms of the agreement provided that the $3,400 principal amount was convertible, upon an offering, into shares of our common stock. The original interest was at the rate of 3.25%, payable annually, and the original maturity date was on September 30, 2002. On August 9, 2001, the terms of this loan were restructured. Under the revised terms, the loan was convertible into shares of our common stock at the fixed conversion rate of $7.50 per share, rather than a floating rate based on the market price of our common stock, and the interest rate increased from 3.25% to 6% annually. The loan and accrued interest was repaid in full in September 2003.

In July 2000, we issued 150,000 shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock") and warrants to purchase 1,269,474 shares of common stock for cash of $15,000 to Ubizen N.V. ("Ubizen"). The preferred stock was convertible into 1,052,632 shares of common stock at any time through July 2003. If not converted by July 2003, the preferred stock would have been, at our option, either repurchased or converted into common stock at a rate equal to the average market price of the common stock for 30 consecutive business days on which the common stock was traded prior to the conversion date less five percent.

In July 2003, we reached an agreement with Ubizen whereby it purchased and redeemed all of the Series C Preferred Stock and warrants owned by Ubizen in exchange for $4,000 in cash and 2,000,000 shares of common stock. Under the terms of the Purchase Agreement, we paid $3,000 to Ubizen and issued 2,000,000 shares of common stock on July 25, 2003. An additional $1,000 was paid to Ubizen in November 2003. Using the closing price of the common stock on July 25, 2003, the value of the stock issued was $4,000. The common stock issued by us was subject to a lock-up period wherein the lock-up expired in increments of 500,000 shares each on October 15, 2003, January 15, 2003, April 15, 2003 and July 15, 2003. Once the lock-up expired, the shares were subject to volume trading restrictions through January 1, 2005.

On September 11, 2003, we sold 800 shares, with a stated valued of $10,000 per share, of our Series D 5% Cumulative Convertible Voting Preferred Stock (the "Series D Preferred Stock") and 600,000 warrants to purchase common stock. The Series D Preferred Stock carries a 5% dividend, is convertible into 4 million shares of common stock at a fixed price of $2.00 per share and will vote with the common stock as a class on matters presented to the stockholders. The net proceeds from the sale totaled $7,260 of which $5,786 was allocated to the Series D Preferred Stock and $1,474 was allocated to the warrants based upon their relative fair values. In addition, a beneficial conversion value was calculated for the Series D Preferred Stock as the difference between the price of the common stock at the transaction date and the conversion price of the Series D Preferred Stock. The amount of the beneficial conversion, $3,720, is analogous to a dividend and was recorded to accumulated deficit.

We maintain an overdraft agreement with Fortis Banque/Bank of Belgium. Under terms of the agreement, we can borrow an amount equal to 80% of its Belgium subsidiary's defined accounts receivable up to a maximum of 2,000 Euros. Borrowings under the overdraft agreement accrue interest at an annual rate of 5.7% and we are obligated to pay a quarterly commitment fee of 0.125%. As of December 31, 2004, 2,000 Euros were available under the overdraft agreement as there were no borrowings outstanding under the agreement. The assets, excluding inventory, of the Belgian subsidiary secure the agreement and while it has no specific termination date, it can be terminated with thirty (30) days notice. The agreement is governed by the General Lending Conditions for Corporate Customers, registered in Brussels, Belgium on December 20, 2001.

The net effect of 2004 activity resulted in an increase in cash of $3,321 and a total unrestricted cash balance of $8,138 at December 31, 2004, compared to $4,817 at the end of 2003. Our working capital at December 31, 2004 was $10,055, an increase of $4,837 from $5,218 at December 31, 2003. The change is primarily attributable to the generation of positive cash flow from operations in 2004. Our current ratio was 2.42 to 1.0 at December 31, 2004. We believe that our current cash balances, credit available under our existing overdraft agreement and the anticipated cash generated from operations, including the realization of deferred revenue recorded as a current liability and deposits received on orders of Digipass to be delivered in 2005, will be sufficient to meet our anticipated cash needs for the next twelve months.

The net effect of 2003 activity resulted in an increase in cash of $2,201 and a cash balance of $4,817 at December 31, 2003, compared to $2,616 at the end of 2002. Our working capital at December 31, 2003 was $5,218, an increase of $5,804 from a deficit of $586 at December 31, 2002. The change is attributable to the generation of positive cash flow from operations in 2003 and the proceeds of the financing partially offset by the purchase of the our Series C Preferred Stock and the repayment of the loan from Dexia. Our current ratio was 2.18 to 1.0 at December 31, 2003.

On February 4, 2005, we acquired all of the share capital of A.O.S. The base purchase price was EUR 5,000 of which EUR 3,750 was paid in cash and the remainder was paid in common stock of us. The common stock will be held in escrow for the benefit of the seller for a period of twelve months. Nine months after closing, the seller shall have the right to pay EUR 1,250 into the escrow account against release of the common stock. In addition to the base purchase price, a variable amount related to the gross profits collected on the sales of certain equipment will be paid to the seller over a period of two years following the closing. AOS will be a wholly owned subsidiary of ours, accounted for using the purchase method in accordance with SFAS No. 141," Business Combinations."

On February 17, 2005, we, in accordance with the Designation of Rights and Preferences of the Series D Preferred Stock, issued a call for the mandatory conversion of all outstanding shares of the Series D Preferred Stock. All accrued dividends through the conversion date have been paid.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

We have the following contractual obligations:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$—	$—	$—	$—	$—
Capital Lease Obligations	—	—	—	—	—
Operating Lease Obligations	6,300	1,224	3,145	1,911	20
Purchase Obligations	4,532	4,532	—	—	—
Other Long-Term Liabilities Reflected on the Balance Sheet	—	—	—	—	—
Total Contractual Obligations	$10,832	$5,756	$3,145	$1,911	$20

Critical Accounting Policies And Estimates

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

On an on-going basis, management evaluates its estimates and judgments, including those related to bad debts, net realizable value of inventory, investments in SecureD Services, Inc. and intangible assets. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

We recognize revenue in accordance with AICPA Statement of Position ("SOP") 97-2 and SEC Staff Accounting Bulletin ("SAB") 104. Revenue is recognized when there is persuasive evidence that an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection of the revenue is probable.

Hardware Revenue and License Fees:    Revenues from the sale of computer security hardware or the license of software are recorded upon shipment or, if an acceptance period is allowed, at the later of shipment or customer acceptance. No significant obligations or contingencies exist with regard to delivery, customer acceptance or rights of return at the time revenue is recognized.

Support Agreements:    Support agreements generally call for us to provide technical support and software updates to customers. Revenue on technical support and software update rights is deferred and recognized ratably over the term of the support agreement.

Consulting and Education Services:    We provide consulting and education services to our customers. Revenue from such services is recognized during the period in which the services are performed.

Multiple-Element Arrangements:    We allocate revenues to the various elements of the arrangements based on the estimated fair value of each deliverable as required by SOP 97-2 and Emerging Issues Task Force ("EITF") 00-21. The fair value for each element is based on the price charged when that element is sold separately, price lists, renewal rates and other methods. When discounts are given in a multiple-element arrangement, a proportionate amount of the discount is applied to each element based on each element's fair value without regard to the discount. The estimated fair value of undelivered elements is deferred and recorded as revenue when services are performed or products are delivered.

Sales to distributors and resellers are recognized on the same basis as sales made directly to customers. Revenue is recognized when there is persuasive evidence that an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection of the revenue is probable.

For large-volume transactions, we may negotiate a specific price that is based on the number of users of the software license or quantities of hardware supplied. The per unit prices for large-volume transactions are generally lower than transactions for smaller quantities and the price differences are commonly referred to as volume-purchase discounts.

Allowance For Doubtful Accounts:

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make payments for goods and services. We analyze accounts receivable, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. If the financial condition of our customers deteriorates, resulting in an impairment of their ability to make payments, additional allowances may be required.

Net Realizable Value Of Inventory:

We maintain reserves for inventory where it appears that the carrying cost of the inventory may not be recovered through subsequent sale of the inventory. We analyze the quantity of inventory on hand, the quantity sold in the past year, the anticipated sales volume in the form of sales to new customers as well as sales to previous customers, the expected sales price and the cost of making the sale when evaluating the valuation of our inventory. If the sales volume or sales price of a specific model declines significantly, additional writedowns may be required.

Valuation Of Investment In Secured Services, Inc.:

The initial value of consideration received from SecureD Services, Inc. ("SSI"), in exchange for the assets of the VACMAN Enterprise business unit, was established based on a detailed valuation analysis. On an ongoing basis, we review information made available by SSI through its filings with the SEC and its press releases and consider it within the context of the assumptions made in the valuation analysis. We also monitor SSI's compliance with the terms of the specific investment instruments to which they relate. Considering the start-up nature of SSI, the highly-competitive environment in which they operate and the uncertainty associated with SSI's access to additional capital, it may be that SSI's business prospects will deteriorate and, as a result, require us to reduce the value of our investment in SSI.

The investment in SSI as of September 30, 2005 was $909. While SSI had remained current on payments related to the notes receivable through September 30, 2005, the full amount of the investment is at risk if SSI is unsuccessful in executing their business plan. We hold a security interest in the software sold to SSI under the terms of the installment note.

Valuation Of Goodwill And Other Intangible Assets, And Software Development Costs:

We assess the impairment of intangible assets and goodwill annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, and significant negative industry or economic trends. We assess the recoverability of its purchased software against estimated future revenue for the individual products over the estimated remaining economic life of the software.

When we determine that the carrying value of intangibles and goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model. Given the highly competitive environment and frequency of technological changes in our industry, it is reasonably possible that estimates of anticipated future revenue, the remaining economic life of our software products, or both may be reduced significantly.

The total amount of goodwill and other intangible assets as of September 30, 2005 was $7,673 and the full amount is at risk of impairment. See footnotes 1and 2 to the financial statements for more detailed information.

Research And Development:

We are devoting substantial capital and other resources to enhance our existing security products and develop new products to provide identity authentication security solutions on different platforms and for different applications. Costs of research and development, principally the design and development of hardware and software prior to the determination of technological feasibility, are expensed as incurred on a project-by-project basis. Our software capitalization policy currently defines technological feasibility as a functioning beta test prototype with confirmed manufacturability (a working model), within a reasonably predictable range of costs. Additional criteria include receptive customers, or potential customers, as evidenced by interest expressed in a beta test prototype, at some suggested selling price.

Recently Issued Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs: an amendment of ARB No. 43, Chapter 4. SFAS No. 151 amends guidance in ARB No. 43, Chapter 4, clarifying the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. These items are to be recognized as current-period charges. We have no idle facility expense or wasted material charges. This statement is effective for our 2006 fiscal year. SFAS No. 151 will not have a significant impact on our results of operations or financial position.

In December 2004, the FASB issued SFAS No.153, Exchange of Nonmonetary Assets. This is an amendment of APB Opinion No. 29 and eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows are expected to change significantly as a result of the exchange. This statement is effective for our 2006 fiscal year. Adoption of this statement is not expected to have a material impact on our results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, ("SFAS 123R"). This statement is a revision of SFAS 123 and supersedes APB Opinion no. 12, Accounting for Stock Issued to Employees. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value. The SEC issued guidance on April 14, 2005 announcing that public companies will now be required to adopt SFAS 123R by their first fiscal year beginning after June 15, 2005. Accordingly, we will be required to adopt SFAS 123R in its first quarter of fiscal year 2006. We are currently evaluating the provisions of this statement to determine the impact on our consolidated financial statements. It is, however, expected to have a negative effect on consolidated net income.

 BUSINESS

General

We, through our operating subsidiaries, design, develop, market and support open standards-based hardware and software security systems that manage and secure access to information assets. We design, develop, market and support patented ‘‘Identity Authentication’’ products for e-business and e-commerce. Our products enable secure financial transactions to be made over private enterprise networks and public networks, such as the Internet. Our Identity Authentication software is delivered via our Digipass security products, small ‘‘calculator’’ hardware devices carried by an end user, or in a software format on mobile phones, other portable devices, and PCs. Our Digipass devices, most of which incorporate an electronic signature capability, guarantee the integrity of electronic transactions and data transmissions. Some of our Digipass units are compliant with the Europay MasterCard Visa (‘‘EMV’’) standard and are compatible with MasterCard's new smart card.

For user access control, our VACMAN Server products limit application access to designated Digipass users. Digipass and VACMAN combine to provide greater flexibility and a more affordable means than competing products of authenticating to any network, including the Internet.

Our target markets are the applications and their several hundred million users that utilize fixed passwords as security. Our time-based system generates a ‘‘one-time’’ password that changes with every use. As a result, when compared to fixed passwords, it substantially reduces the risk of unauthorized access to the application.

As of September 30, 2005, we had shipped approximately 18 million Digipass units since its inception. Our security solutions are sold worldwide through our direct sales force, as well as through distributors, resellers and systems integrators. We currently have more than 2,100 customers in more than 100 countries. Representative customers of our products include Rabobank Nederland, ING Bank, Fortis Bank, Wachovia, Daimler Chrysler, Volvo and CoStar Group. In 2004, we sold to 543 new accounts of which 70 were banks and 473 were corporate network access customers. Through the first nine months of 2005, we sold to 570 new accounts of which 68 were banks and 502 were corporate network access customers.

Our Background

Our predecessor company, VASCO Corp., entered the data security business in 1991 through the acquisition of a controlling interest in ThumbScan, Inc., which we renamed VASCO Data Security, Inc. in 1993. In 1996, we began an expansion of our computer security business by acquiring Lintel Security NV/SA, a Belgian corporation, which included assets associated with the development of security tokens and security technologies for personal computers and computer networks. In addition, in 1996, we acquired Digipass NV/SA, a Belgian corporation, which was also a developer of security tokens and security technologies and whose name we changed to VASCO Data Security NV/SA in 1997.

On March 11, 1998, we completed a registered exchange offer with the holders of the outstanding securities of VASCO Corp. Since the exchange offer, we have engaged in four acquisitions and one disposition. In May 1999, we acquired the assets of SecureWare SA, a French company, for a combination of our stock and cash totaling approximately $1.4 million. In October 1999, we acquired Intellisoft Corp. for stock and cash totaling approximately $8 million with the cash being distributed to dissenting shareholders. In August 2000, we acquired Invincible Data Systems (IDS) for a total of 322,565 shares of common stock.

We acquired Identikey Ltd. (‘‘Identikey’’) in March 2001, a privately held international security software company headquartered in Brisbane, Australia. Under the terms of the purchase agreement, more than 90 percent of the outstanding capital stock of Identikey was exchanged for 366,913 shares of common stock. The remaining 10% of Identikey has been acquired at various times with the final purchase completed in January 2003 in exchange for 126,426 shares of common stock and $23,362 in cash.

In July 2003, we sold our interest in the VACMAN Enterprise business unit, which assets were acquired in the Intellisoft transaction, to SecureD Services, Inc. (‘‘SSI’’). Under the terms of the agreement, we received a senior secured promissory note with a face value of approximately $1.1 million, valued at $1.0 million by an independent valuation firm, and $2 million of Convertible Preferred Stock from SSI, valued at $0.6 million by an independent valuation firm, in exchange for the VACMAN Enterprise assets. The promissory note bears a 6% interest rate and is payable in 36 equal and consecutive monthly payments. The Preferred Stock includes a 6% cumulative stock dividend, payable quarterly, and can be converted into SSI's common stock at defined intervals beginning July 1, 2005. In accordance with Statement of Financial Accounting Standard (SFAS) No. 144 ‘‘Accounting for the Impairment or Disposal of Long-Lived Assets,’’ the assets and liabilities of this business unit have been disaggregated from our operational assets and liabilities and have been reported as results of discontinued operations. Prior periods have been restated to conform to this presentation.

On February 4, 2005, pursuant to a share sale and purchase agreement by and among us, A.O.S. Holding B.V., Filipan Beheer B.V., Mr. Mladen Filipan and Pijnenburg Beheer N.V., we completed our acquisition of 100% of the total issued share capital of A.O.S. Hagenuk B.V., a private limited liability company organized and existing under the laws of the Netherlands. The base purchase price was EUR 5 million of which EUR 3.75 million was paid in cash and the remainder was paid in shares of our Common Stock. The Common Stock will be held in escrow for the benefit of the seller for a period of twelve months. Twelve months after the closing date and five days prior to the expiration of the escrow agreement (the ‘‘Re-measurement Date’’) the value of the Common Stock will be re-measured as of the Re-measurement Date.

Industry Background

The growth in electronic banking and electronic commerce, and the increasing use and reliance upon proprietary or confidential information by businesses, government and educational institutions that is remotely accessible by many users, has made information security a paramount concern. We believe that enterprises are seeking solutions that will continue to allow them to expand access to data and financial assets while maintaining network security.

Internet and Enterprise Security. With the advent of personal computers and distributed information systems in the form of wide area networks, intranets, local area networks and the Internet, as well as other direct electronic links, many organizations have implemented applications to enable their work force and third parties, including vendors, suppliers and customers, to access and exchange data and perform electronic transactions. As a result of the increased number of users having direct and remote access to such enterprise applications, data and financial assets have become increasingly vulnerable to unauthorized access and misuse.

Individual User Security. In addition to the need for enterprise-wide security, the proliferation of personal computers, personal digital assistants and mobile telephones in both the home and office settings, combined with widespread access to the Internet, have created significant opportunities for electronic commerce by individual users such as electronic bill payment, home banking and home shopping.

Fueled by well-publicized incidents, including misappropriation of credit card information and denial of service attacks, there is a growing perception among many consumers that there is a risk involved in transmitting information via the Internet. These incidents and this perception may hamper the development of consumer-based electronic commerce. Accordingly, we believe that electronic commerce will benefit from the implementation of improved security measures that accurately identify users and reliably encrypt data transmissions over the Internet. Most banks in European countries are expected to issue smart cards (credit cards with a micro-chip) that are compliant with the EMV standard starting in 2005.

Components of Security. Data and financial asset security, and secured access to and participation in on-line commerce, generally consist of the following components:

•	Encryption: Maintains data privacy by converting information into an unreadable pattern and allowing only authorized parties to decrypt the data. Encryption can also maintain data integrity by creating digital signatures for transmitted data, enabling the recipient to check whether the data has been changed since or during transmission.

•	Identification and Authentication: Serves as the foundation for other security mechanisms by verifying that a user is who he or she claims to be. Identification and authentication mechanisms are often employed with encryption tools to authenticate users, to determine the proper encryption key for encrypting/decrypting data, or to enable users to digitally ‘‘sign’’ or verify the integrity of transmitted data.

•	Access Control: Software that provides authentication, authorization, and accounting functions, controlling a user's access to only that data or the financial assets which he or she is authorized to access, and that keeps track of a user's activities after access has been granted.

•	Administration and Management Tools: Software that sets, implements, and monitors security policies, the access to which is typically regulated by access control systems. These tools are extremely important to the overall effectiveness of a security system.

The most effective security policies employ most, if not all, of the above components. Many companies, however, only implement a patchwork of these components, which could result in their security systems being compromised.

Our Solution

We have found that, to date, most approaches to network security, including Internet security, have been limited in scope and have failed to address all of the critical aspects of data security. We believe that an effective enterprise-wide solution must address and assimilate issues relating to the following:

•	Speed and ease of implementation, use, and administration;

•	Reliability;

•	Interoperability with diverse enterprise environments, existing customer applications, and the security infrastructure;

•	Scalability; and

•	Overall cost of ownership.

Accordingly, we have adopted the following approach to data security:

•	In designing our products, we have sought to incorporate industry-accepted, open, and non-proprietary protocols. This permits interoperability between our products and the multiple platforms, products, and applications widely in use.

•	We have designed our products and services to minimize their integration effort with, and disruption of, existing legacy applications and the security infrastructure. We provide customers with easier implementations and a more rapid means of implementing security across the enterprise, including the Internet. With security being a critical enabling technology for on-line business initiatives, speed and ease of security implementation has become crucial to an organization's success.

•	We design our products and services to have a lower total cost of security ownership than competing products and services. We have found that product improvements and tools that lower a customer's total cost of ownership create differentiating sales and marketing tools, and also help in the development of a highly loyal customer base that is open to new solutions that we offer.

As a result of this approach, we believe that we are positioned to be a leading provider of our open standards-based software and hardware security solutions.

Our Strategy

We believe we have one of the most complete lines of security products and services for Identity Authentication available in the market today and we intend to become a leading worldwide provider of these products and services. A key element of our growth strategy is to demonstrate to an increasing number of distributors, resellers and systems integrators that, by incorporating our security products into their own products, they can more effectively differentiate themselves in their marketplaces and increase the value of their products. In addition, we will demonstrate to our corporate users that our products provide mission critical security to their internal and external security infrastructures. Following this active marketing and promotion effort, we will work with these resellers and integrators to support their sales of solutions that include our products. Also, we plan to expand our direct sales marketing program to new and existing blue chip customers. Further, we intend to:

Increase Sales and Marketing Efforts Worldwide. We intend to increase sales of our security products and services in our established European markets and to actively increase our sales and support presence and marketing efforts in North America, South America, Asia/Pacific, Australia and the Middle East. We plan to:

•	Market new services and products to our existing customers by providing testimonial evidence of user experiences from other customers;

•	Maintain a marketing campaign in Europe, Middle East, North American and Asia to raise awareness of our solutions among the distributors and resellers of popular third party software products and to establish relationships with them whereby they become resellers of our products and solutions;

•	Form additional strategic relationships with resellers and vendor of complementary, innovative security products and systems; and

•	Develop a marketing and sales infrastructure, largely in the form of new resellers, distributors, and solution providers, in new markets.

Continue Innovation. We intend to continue to enhance and broaden our line of security products to meet the changing needs of our existing and potential customers by:

•	Building on our core software and hardware security expertise, such as expanding our technology for use on different platforms (like mobile phones and personal digital assistants);

•	Acquiring complementary technologies or businesses; and

•	Developing additional applications for our products in areas that may include securing the exchange of data in the business-to-business field and providing security for Internet gambling and lottery transactions, among others.

Our Products

Digipass Product Line

Our Digipass product line, which exists as a family of authentication devices as well as extensive software libraries, provides a flexible and affordable means of authenticating users to any network, including the Internet.

Security can be broken into three factors:

•	What the user has (the Digipass device itself);

•	What the user knows (the PIN code to activate the Digipass); and

•	Who the user is (biometrics).

The Digipass family is currently based on the first two factors. Using the Digipass system, in order to enter a remote system or to digitally sign data the user needs the:

•	Hardware device (the token) itself so that if he or she does not physically have the token, he or she will not be able to log on to the system; and

•	PIN code for the token so if the user does not know the appropriate code, he or she will not be able to use the applications stored inside.

Both of these factors help to make sure that a natural person is authenticating (or signing), instead of a computer or another device. These factors also enable very high portability for security anytime, anywhere and anyhow.

Digipasses calculate dynamic passwords, also known as one-time passwords, to authenticate users on a computer network and for a variety of other applications. There are several models of the Digipass, each of which has its own distinct characteristics depending on the platform that it uses and the functions it performs. However, the Digipass family is designed to work together and customers can switch their users' devices without requiring any changes to the customers' existing infrastructure. In addition, these devices can be used to calculate digital signatures, also known as electronic signatures or message authentication codes, to protect electronic transactions and the integrity of the contents of such transactions.

In addition, Digipass technology is designed to operate on non-VASCO platforms such as a desktop PC or laptop. Digipass technology is also available for personal digital assistants (PDA), mobile phones and smart cards. For users of mobile phones, Digipass's Authentication Server generates one-time passwords that are sent to the mobile telephone user by SMS (Short Messaging System).

Digipass technology combines the benefits of both traditional password tokens (authentication and digital signatures) with smart card readers. They both bring portability to smart cards and allow secure time-based algorithms.

A VASCO-secured system has the features needed to secure both today and tomorrow's IT resources.

Digipass At Work

The above illustration shows the various steps in the Digipass initialization process. In the first step, the devices are initialized with their unique set of secrets and keys per device. These secrets are stored in an encrypted way on a compact disk or diskette that is sent to the application owner (for example, the information technology manager in an organization or the security department of a bank). These compact disk or diskettes are one way of safely transporting the Digipass secrets to the host computer.

The files on CD, Memory Stick or diskettes will be used to read all the necessary secrets and other data from the delivered Digipasses into a database. Then the application owner will assign those Digipass secrets to the end-users. This assignment is based on the serial number of the Digipass and the identity of the end-user. The Digipass is then shipped to the end-user together with a manual and the protected PIN-code, on a secure PIN-mailer, is sent by a separate shipment.

Using a Digipass requires a connection to the host (server) computer that knows the parameters of the end-user's Digipass. Every time the user sends a dynamic password or digital signature to the host computer, the computer will retrieve all the necessary information from the database and will check the validity of the password or signature. After the host has checked the validity of the dynamic password or signature, it will notify the end-user of the correctness or incorrectness of the validity check.

Digipass security devices are not terminal dependent and do not require any specific software platform since they only interact with a person.

Currently, the Digipass is used in many applications, the largest of which is banking. Banking applications include:

•	Corporate banking through direct dial-up, as well as over the Internet, and

•	Retail banking to secure transactions made through the use of dial-up connection with a personal computer, the traditional phone system, the Internet, and wireless phones and other communication devices such as personal digital assistants.

Another significant application for the Digipass is to secure access to corporate networks for home-based, traveling and other remote users. Finally, Digipasses are increasingly being used in a variety of e-commerce applications where the user is part of a pre-defined user group. We intend to expand the use of the Digipass to other groups of users and applications, including electronic commerce transactions directed at the general public.

Digipass Pack

Digipass Pack is a bundling of VASCO Digipass Go 1 or Go 3 tokens and VACMAN Middleware, offering strong identity authentication to Small and Medium Sized Enterprises (‘‘SME’’s). Although the packs contain standard Digipass Go 1/Go 3 tokens, combinations with other Digipass models are possible. Digipass Pack is compliant with server security products of VASCO Solution Partners, like CITRIX, Netscreen, Check Point, and CISCO and is marketed via VASCO's regional channel partners (Distributors).

VACMAN Product Line

The VACMAN Product line incorporates a range of strong authentication utilities and solutions designed to allow organizations to add Digipass strong authentication into their existing networks and applications.

Designed to provide the greatest flexibility, while not compromising on functionality or security, VACMAN solutions are designed to integrate with most popular hardware and software. Once integrated, the VACMAN components become largely transparent to the users minimizing rollout and support issues.

VACMAN Controller

Designed by specialists in ‘‘system entry’’ security, VACMAN Controller makes it easy to administer a high level of access control. The user simply adds a field to his or her existing user database, describing the unique Digipass token assigned to the user. VACMAN Controller takes it from there, automatically authenticating the logon request using the security sequence the user specifies, whether it's a one-time password using either response-only or a challenge/response authentication scheme or an electronic signature.

VACMAN Controller allows the user the freedom to provide secure remote access to virtually any type of application. VACMAN Controller is a library requiring only a few days to implement in most systems and supports all Digipass functionality. Once linked to an application, VACMAN Controller automatically handles login requests from any users you've authorized to have a Digipass token.

VACMAN Middleware

VACMAN Middleware brings strong user authentication to existing RADIUS-based environments, while seamlessly integrating with other current infrastructure technology. Many companies already use RADIUS servers and/or firewalls to provide a way to centrally manage all remote connections to the corporate IT infrastructure. VACMAN Middleware allows administrators to positively identify remote users before granting remote access to sensitive corporate data and applications.

Logically, VACMAN Middleware is installed between the RADIUS client (NAS, RAS or firewall) and the existing RADIUS server or servers. Once installed, VACMAN Middleware functions transparently, adding strong, two-factor, authentication without otherwise affecting the operation of the server or other network components.

With a range of automated administration features such as Dynamic User Registration, automatic assignment of Digipass devices and the ability to bulk manage users, VACMAN Middleware provides transparent strong authentication without adding significantly to the administration load.

Intellectual Property And Proprietary Rights And Licenses

We rely on a combination of patent, copyright, trademark and trade secret laws, as well as employee and third-party non-disclosure agreements to protect our proprietary rights. In particular, we hold several patents in the United States and a corresponding patent in certain European countries, which cover certain aspects of our technology. The majority of our patents cover our Digipass family of security tokens. The U.S. patents expire between 2005 and 2010 and the European patent expires in 2008. We believe these patents to be valuable property rights and we rely on the strength of our patents and on trade secret law to protect our intellectual property rights. To the extent that we believe our patents are being infringed upon, we intend to assert vigorously our patent protection rights, including but not limited to, pursuing all available legal remedies.

Research and Development

Our research and development efforts historically have been, and will continue to be, concentrated on product enhancement, new technology development and related new product introductions. We employ 16 full-time engineers and, from time to time also engage independent engineering firms to conduct non-strategic research and development efforts on our behalf.

Production

Our security hardware products are manufactured by third parties pursuant to purchase orders that we issue. Our hardware products are made primarily from commercially available electronic components that are purchased globally. Our software products are produced either in-house or by several outside sources primarily in Australia and Europe.

The security tokens utilize commercially available programmable microprocessors, or chips. We use two microprocessors, made by Samsung, for the various hardware products we produce. The Samsung microprocessors are purchased from Samsung Semiconductor in France. The microprocessors are the only components of our security tokens that are not commodity items readily available on the open market.

Orders of microprocessors and some other components generally require a lead-time of 12-16 weeks. We attempt to maintain a sufficient inventory of all parts to handle short-term increases in orders. Large orders that would significantly deplete our inventory are typically required to be placed with more than 12 weeks of lead-time, allowing us to attempt to make appropriate arrangements with our suppliers.

We purchase the majority of our product components and arrange for shipment to third parties for assembly and testing in accordance with our design specifications. Our security token products are assembled by one of two independent companies with headquarters in Hong Kong and production facilities in China. Purchases from these companies are made on a volume purchase order basis. These companies commit to very high production standards, and as a result, they also have major production contracts with companies such as Sony and Samsung. Equipment designed to test product at the point of assembly is supplied by us and periodic visits are made by our personnel for purposes of quality assurance, assembly process review and supplier relations.

Competition

The market for computer and network security solutions is very competitive and, like most technology-driven markets, is subject to rapid change and constantly evolving products and services. In the corporate network access market segment, our main competitor is RSA Security. In the e-banking market segment, our main competitors are ActivCard, Xiring, Todos and Kobil. There are many other companies such as Secure Computing, SafeNet and Aladdin that offer authentication hardware, software and services that range from simple locking mechanisms to sophisticated encryption technologies. We believe that competition in this market is likely to intensify as a result of increasing demand for security products.

We believe that the principal competitive factors affecting the market for computer and network security products include the strength and effectiveness of the solution, technical features, ease of use, quality/reliability, customer service and support, name recognition, customer base, distribution channels and price. Although we believe that our products currently compete favorably with respect to such factors, other than name recognition in certain markets, there can be no assurance that we can maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other competitive resources.

Many of our present and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than we do, and as a result, may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of products, or to deliver competitive products at a lower end-user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share.

Our products are designed to allow authorized users access to a computing environment, in some cases using patented technology as a replacement for the static password. Although certain of our security token technologies are patented, there are other organizations that offer token-type password generators incorporating challenge-response or response-only approaches that employ different technological solutions and compete with us for market share.

Sales And Marketing

Our security solutions are sold through our direct sales force, as well as through distributors, resellers and systems integrators. A sales staff of 23 coordinates our sales through both our sales channels and these strategic partners' sales channels and makes direct sales calls either alone or with sales personnel of vendors of computer systems. Our sales staff also provides product education seminars to sales and technical personnel of vendors and distributors with whom we have working relationships and to potential end-users of our products.

Part of our expanded selling effort includes approaching our existing strategic partners to find additional applications for our security products. In addition, our marketing plan calls for the identification of new business opportunities that may require enhanced security over the transmission of electronic data or transactions where we do not currently market our products. Our efforts also include the preparation and dissemination of white papers prepared by our support engineers that explain how we believe our security products can add value or otherwise be beneficial.

Customers And Markets

Customers for our products include some of the world's most recognized names:

Banking/Financial Services	Other
Rabobank Nederland	Ementor
ABN Amro Bank	DaimlerChrysler
SNS Bank	US Coast Guard
ING Bank	University of Groningen
Fortis Bank	European Commission
Mandiri Bank, Indonesia	CoStar Group
SEB Sweden	Volvo
Den Norske Bank Norway
BNL, Italy
HSBC, Brazil
Swedbank
Wachovia, USA Zagrebacka Banka

For the years 2004, 2003 and 2002, our top 10 customers contributed 60%, 71% and 67%, respectively, of total worldwide revenues. Sales to Rabobank Nederland, Ementor and Fortis Bank each exceeded 10% of our revenue in 2004. Rabobank Nederland and Fortis Bank were the only customers to exceed 10% of our revenue in 2003 and Rabobank Nederland was the only customer to exceed 10% of our revenue in 2002.

A significant portion of our sales is denominated in various foreign currencies that could impact results of operations. To minimize exposure to risks associated with fluctuations in currency exchange rates, we attempt to match the timing of delivery, amount of product and the currency denomination of purchase orders from vendors with sales orders to customers. For additional information regarding how currency fluctuations can affect our business, please refer to ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and ‘‘Quantitative and Qualitative Disclosures About Market Risk’’.

We also experience seasonality in our business. These seasonal trends are most notable in the summer months, particularly in Europe, when many businesses defer purchase decisions.

Financial Information Relating to Foreign and Domestic Operations

See Note 14 to VASCO Notes to Consolidated Financial Statements for a breakdown of revenues and long-lived assets between U.S. and foreign operations.

Employees

As of December 31, 2005, we had 128 full time employees. Of these, 19 were located in North America, 85 were located in Europe, 17 were located in Australia and 7 located in Asia/Pacific. Of the total, 51 were involved in sales, marketing and customer support, 30 in operations, 31 in research and development and 16 in administration.

Properties

Our corporate office is located in the United States in an office complex in Oakbrook Terrace, Illinois, a suburb of Chicago. This facility is leased through May 31, 2010, and consists of approximately 5,100 square feet.

Our sales office in the United States in located in Westborough, Massachusetts, a suburb of Boston. This facility is leased through February 28, 2009, and consists of approximately 3,900 square feet.

Our European administrative, sales and marketing, research and development and support facilities are located in a suburb of Brussels, Belgium. These facilities consist of approximately 29,560 square feet of office space that are occupied under a lease expiring on September 30, 2011. We believe that these facilities are adequate for our present growth plans.

We have two offices located in Australia. One office is located in a suburb of Brisbane, consisting of approximately 3,600 square feet under a lease expiring on January 3, 2010. The second office, which is a sales office, is located in Sydney, consisting of approximately 700 square feet under a lease expiring on October 3, 2007.

We have two sales offices in the Asia/Pacific region. One sales office is located in an office complex in Singapore, consisting of approximately 3,300 square feet under a lease expiring on October 14, 2005. The second sales office is located in Shanghai, China consisting of approximately 1,238 square feet under a lease expiring on November 30, 2006.

Legal Proceedings

We are from time to time involved in litigation incidental to the conduct of our business. We are not currently a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on our business, financial condition or results of operations.

 MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning our executive officers and directors as of the date of this Prospectus:

Name	Age	Position
T. Kendall Hunt	62	Chief Executive Officer and Chairman of the Board
Michael P. Cullinane	56	Director
John N. Fox, Jr.	63	Director
Michael A. Mulshine	66	Director
John R. Walter	59	Director
Jan Valcke	51	President and Chief Operating Officer
Clifford K. Bown	54	Executive Vice President and Chief Financial Officer

Directors And Executive Officers

T. Kendall ‘‘Ken’’ Hunt — Mr. Hunt is Chairman of our Board of Directors and Chief Executive Officer. He served as our Chief Executive Officer through June 1999. He returned as CEO in November 2002. He has been a director since July 1997 and currently serves a one-year term. He served since 1990 as Chairman and President of our predecessor, VASCO Corp. He is also affiliated with several high-tech early-stage companies, serving as a member of their Board of Directors. He is a co-founder and on the board of Secured Services, Inc., a publicly-held company, listed on the Nasdaq (Symbol: ssvc). Mr. Hunt is President of the Belgian Business Club of Chicago. Additionally, he is on the Advisory Board for the Posse Foundation, an organization dedicated to providing full college scholarships to urban minority youth leaders through its partnerships with elite universities across the U.S. He holds an MBA from Pepperdine University, Malibu, California, 1979, and a BBA from the University of Miami, Florida, 1965.

Michael P. Cullinane — Mr. Cullinane has been a director since April 10, 1998 and currently serves a one-year term. He is the Chairman of our Audit Committee and a member of our Compensation Committee and our Governance and Nominating Committee. Mr. Cullinane currently serves as the Executive Vice President and Chief Operating Officer of Lakeview Technology. Mr. Cullinane served as the Executive Vice President and Chief Financial Officer and a director of Divine, Inc. from July 1999 to May 2003. He served as Executive Vice President, Chief Financial Officer and a director of PLATINUM Technology International, Inc. from 1988 to June 1999. On February 25, 2003, Divine, Inc. filed for protection under the federal bankruptcy laws. Mr. Cullinane received a B.B.A. from the University of Notre Dame, South Bend, Indiana.

John N. Fox, Jr. — Mr. Fox has been a director since April 2005 and currently serves a one-year term. He is a member of our Audit Committee and our Compensation Committee and our Governance and Nominating Committee. From 1998 to 2003, Mr. Fox served as a Vice Chairman of Deloitte & Touche and the Global Director, Strategic Clients for Deloitte Consulting. He held various other positions with Deloitte Consulting from 1968 to 2003, and served on the board of Deloitte Touche Tohmatsu from 1998 to 2003. Mr. Fox currently serves on a variety of non-profit boards of directors. Mr. Fox received his B.A. degree from Wabash College and his MBA from the University of Michigan.

Michael A. Mulshine — Mr. Mulshine has been a director since July 1997 and currently serves a one-year term. He served since 1992 as a director of our predecessor, VASCO Corp. He is the Chairman of our Compensation Committee and a member of our Audit Committee and our Governance and Nominating Committee. He is, and since 1979 has been, a principal of Osprey Partners, a management consulting firm. From 1985 to 2003 he served as a director and corporate secretary of SEDONA Corporation, a provider of web-based customer relationship management solutions for small and mid-sized financial services companies. Additionally, Mr. Mulshine is a director of Prediction Systems, Inc., a privately held software engineering company specializing in the technology of modeling and simulation. Mr. Mulshine received a B.S. in Electrical Engineering from Newark College of Engineering of the New Jersey Institute of Technology, Newark, New Jersey.

John R. Walter — Mr. Walter has been a director since April 2003 and currently serves a one-year term. He is Chairman of our Governance and Nominating Committee and is a member of our Audit Committee and our Compensation Committee. Mr. Walter is Chairman and CEO of Ashlin Management Co., a private investment and management services firm. Mr. Walter also serves as a director for Abbott Laboratories, Inc., Deere & Company, Manpower, Inc., and SNP Corporation of Singapore. Mr. Walter served as President and Chief Operating Officer of AT&T Corporation from 1996 to 1997. He served as Chairman and CEO of R.R. Donnelley & Sons Company, a print and digital information management company, from 1989 through 1996. Mr. Walter received a B.S. degree in management from Miami University, Oxford, Ohio.

Executive Officers

Jan Valcke — Mr. Valcke is President & Chief Operating Officer. Mr. Valcke has been an officer since 1996. From 1992 to 1996, he was Vice-President of Sales and Marketing of Digipass NV/SA, a

member of the Digiline group. He co-founded Digiline in 1988 and was a member of the board of directors of Digiline. Mr.Valcke received a degree in Science from St. Amands College in Kortrijk, Belgium.

Clifford K. Bown — Mr. Bown is Executive Vice President & Chief Financial Officer. Mr. Bown started his career with KPMG LLP where he directed the audits for several publicly held companies, including a global leader that provides integrated and embedded communications solutions. From 1991 to 1993, he was CFO for publicly held XL/DATACOMP, a $300 million provider of midrange computer systems and support services in the U. S. and U. K. Mr. Bown also held CFO positions in two other companies focused on insurance and healthcare from 1995 through 2001. Mr. Bown received a B.S. in Accountancy from the University of Illinois, Urbana, Illinois, his MBA from the University of Chicago, and he has a CPA certificate.

Board Composition

Our Board of Directors is composed of five directors, each serving a one year term expiring at the next annual meeting of stockholders. The Board will observe all applicable criteria for independence established by Nasdaq and other governing laws and applicable regulations. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with us directly, or as an officer, stockholder or partner of an organization that has a relationship with us.

Board Committees

Our Board of Directors presently has three standing committees, a Corporate Governance and Nominating Committee, an Audit Committee and a Compensation Committee, each of which is described more fully below.

Corporate Governance and Nominating Committee

Our Board of Directors constituted and established a Corporate Governance and Nominating Committee in January of 2004 with authority, responsibility, and specific duties as described in its Corporate Governance and Nominating Committee Charter. A copy of the Committee’s Charter is available on our web site, www.vasco.com. The primary function of this Committee is to assist the Board in:

•	Determining the appropriate structure of the Board, including committees

•	Evaluating the performance of the Board and management;

•	Identifying and recommending to the Board individuals to be nominated as a director, including the consideration of director candidates recommended by stockholders;

•	Providing oversight of management succession plans; and

•	Providing oversight of the Code of Conduct and Ethics.

The Committee shall be comprised of three or more directors as determined by our Board, each of whom is an independent director, as defined by rules of Nasdaq. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and serve at the pleasure of the Board until their successors is duly elected and qualified. The members of the Corporate Governance and Nominating Committee are John R. Walter (Chairman), Michael P. Cullinane, John N. Fox, Jr. and Michael A. Mulshine, each of whom is independent, as defined by Nasdaq rules.

Audit Committee

The Audit Committee of the Board of Directors, as established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the ‘‘Exchange Act’’), as amended, is composed of four independent directors, which meets the Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for overseeing the financial reporting process on behalf of the Board. A copy of the Committee’s Charter is available on our web site, www.vasco.com. The members of the Audit Committee are Michael P. Cullinane (Chairman), John N. Fox, Jr., Michael A. Mulshine and John R. Walter. The Board of Directors has determined that Mr. Cullinane, Mr. Mulshine and Mr. Walter of the Audit Committee each qualifies as an audit committee financial expert as defined by the SEC, and has designated each person as such. Each member of the Audit Committee has also been determined to be independent as defined by rules of the Nasdaq and the SEC.

Compensation Committee

The Compensation Committee was established in March of 1998 and is responsible for determining the compensation for our officers and employees. Under its charter, the Compensation Committee is to assure that our senior executives and those of our subsidiaries are compensated in a manner consistent with our compensation strategy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies. A copy of the Committee’s Charter is available on our web site, www.vasco.com. The Compensation Committee consists of Messrs. Mulshine (Chairman), Cullinane, Fox, and Walter, none of whom is employed by us.

Compensation of Directors

Our directors each receive a quarterly cash payment of $5,000 in connection with his service on the Board of Directors. The directors also receive cash compensation for participation on Committees of the Board as follows: Audit Committee Chair $10,000 annually, paid quarterly; other Committee Chairs $5,000 annually, paid quarterly; Audit Committee members $5,000 annually, paid quarterly; and other Committee members $2,500 annually, paid quarterly. Our directors are also reimbursed for expenses incurred in connection with their attendance at periodic Board meetings. In addition, non-employee directors are eligible to receive stock option grants from time to time. In 2005, options to purchase 20,000 shares of our common stock were issued to each of Messrs. Cullinane, Mulshine, and Walter at a per share exercise price of $6.38. Also in 2005, options to purchase 15,000 shares of our common stock were issued to Mr. Fox at a per share exercise price of $6.47. The shares granted to Mr. Fox were prorated based upon his start date in 2005.

Executive Compensation

Summary Compensation Table

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the three years ended December 31, 2005, 2004 and 2003 for our Chief Executive Officer, President and Chief Operating Officer and Executive Vice President, who are the only executive officers of ours and our subsidiaries whose salary and bonus for such year exceeded $100,000 (collectively, the ‘‘Named Executive Officers’’).

		Annual Compensation			Long-Term Compensation Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s)(1) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
T. Kendall Hunt	2005	260,000	90,000	—	—	—	—	—
Chairman and Chief	2004	225,000	90,000	—	—	125,000	—	—
Executive Officer	2003	173,750	—	—	—	125,000	—	—
Jan Valcke (2)	2005	321,547	111,305	625,895	97,500	100,000	—	—
President and Chief	2004	321,256	59,310	—	—	100,000	—	—
Operating Officer	2003	277,991	—	—	—	100,000	—	—
Clifford K. Bown	2005	200,000	60,000	—	63,800	50,000	—	—
Executive Vice President, Chief	2004	175,000	60,000	—	—	50,000	—	—
Financial Officer and Secretary	2003	150,000	—	—	—	75,000	—	—

(1)	Reflects the value of restricted stock granted on January 14, 2005. The restricted stock vests 25% per year on the award anniversary date over a four-year period.

(2)	Mr. Valcke’s salary and bonus for 2005 were denominated in Euros. The above information reflects the Euros paid translated into U.S. dollars at the average exchange rate for the year. Other Annual Compensation includes the value realized from the exercise of stock options in 2005.

Option/SAR Grants In Last Fiscal Year

The following table sets forth all options granted to the Named Executive Officers during 2005.

	Individual Grants
Name	Number of Securities Underlying Options/ SARs Granted (1)	Percent of Total Options/ SARs Granted To Employees In Fiscal Year	Exercise of Base Price ($/sh)	Expiration Date	Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term (2)
					5% ($)	10% ($)
T. Kendall Hunt	—	—	—	—	—	—
Jan Valcke	100,000	29.6%	6.38	1/14/12	260,000	605,000
Clifford K. Bown	50,000	14.8%	6.38	1/14/12	130,000	303,000

(1)	Vesting schedule is based on a time period of 48 months, with 1/48th of the options vesting monthly.

(2)	The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using five percent and ten percent appreciation rates as required to be used in this table by the Securities and Exchange Commission, compounded annually, and are not intended to forecast future appreciation, if any, of our stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or termination of the options following termination of employment. Therefore, the actual values realized may be greater or less than the potential realizable values set forth in the table.

Aggregated Option /SAR Exercises In Last Fiscal Year And Fiscal Year End Option/SAR Values

The following table sets forth the aggregate value as of December 31, 2005 of exercised and unexercised stock options held by the Named Executive Officers.

Name	No. of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/ SARs at Fiscal Year-End		Value of Unexercised In-the-Money Options/ SARs at Fiscal Year-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
	(#)	($)
T. Kendall Hunt	—	—	596,388	48,612	4,345,939	362,611
Jan Valcke	100,000	625,895	317,776	115,972	2,444,442	558,333
Clifford K. Bown	—	—	191,318	58,682	1,586,816	285,434

(1)	Market value of underlying securities is based on the closing price of the Common Stock as reported on the Nasdaq SmallCap Market on December 30, 2005 ($9.86) minus the exercise price.

Employment Agreements

Mr. Hunt’s salary and bonus are determined pursuant to his employment agreement dated November 20, 2002. Mr. Hunt’s annual salary, any discretionary bonus and stock options will be determined by the Compensation Committee for each fiscal year during the employment period. In 2005, Mr. Hunt received a base salary of $260,000 and earned a $90,000 bonus to be paid in 2006. In the event Mr. Hunt is terminated Without Cause, he quits for Good Reason, or he is terminated or quits for Good Reason after a Change in Control (as the foregoing terms are defined in his employment agreement), Mr. Hunt will continue to receive his base pay and any applicable Incentive Compensation over a 24-month period. In the event of such termination, Mr. Hunt has agreed to abide by several non-compete restrictions. Mr. Hunt’s current 2006 annual base salary is $270,000 with a target bonus, if specific objectives are met, of $175,000. Mr. Hunt was also awarded 35,000 shares of restricted stock in 2006. Such shares shall vest annually in equal amounts over a four-year period.

Mr. Valcke’s salary and bonus are determined pursuant to his employment agreement dated June 29, 2005. Mr. Valcke’s annual salary, any discretionary bonus and stock options will be determined by the Compensation Committee for each fiscal year during the employment period. In 2005, Mr. Valcke received 260,000 Euros, $321,547 using the average exchange rate for 2005, in base compensation, 100,000 stock options, 15,000 shares of restricted stock and earned a bonus of 90,000 Euros to be paid in 2006. In the event Mr. Valcke is terminated Without Cause, he quits for Good Reason, or he is terminated or quits for Good Reason after a Change in Control (as the foregoing terms are defined in his employment agreement), Mr. Valcke will continue to receive his base pay and any applicable Incentive Compensation over a 24-month period. In the event of such termination, Mr. Valcke has agreed to abide by several non-compete restrictions. Mr. Valcke’s 2006 base compensation is 270,000 Euros with a target bonus, if specific objectives are met, of 175,000 Euros. Mr. Valcke was also awarded 35,000 shares of restricted stock in 2006. Such shares shall vest annually in equal amounts over a four-year period.

Mr. Bown’s salary and bonus are determined pursuant to his employment agreement dated January 1, 2003. Mr. Bown’s annual salary, any discretionary bonus and stock options will be determined by the Compensation Committee for each fiscal year during the employment period. In 2005, Mr. Bown received a base salary of $200,000, 50,000 stock options, 10,000 shares of restricted stock and earned a $60,000 bonus to be paid in 2006. In the event Mr. Bown is terminated Without Cause, he quits for Good Reason, or he is terminated or quits for Good Reason after a Change in Control (as the foregoing terms are defined in his employment agreement), Mr. Bown will continue to receive his base pay and any applicable Incentive Compensation over a 12-month period. In the event of such termination, Mr. Bown has agreed to abide by various non-compete restrictions. Mr. Bown’s 2006 annual base salary is $220,000 with a target bonus, if specific objectives are met, of $125,000. Mr. Bown was also awarded 20,000 shares of restricted stock in 2006. Such shares shall vest annually in equal amounts over a four-year period.

Amended and Restated 1997 Stock Option Plan

The following is a brief description of the material terms of the Amended and Restated 1997 Stock Option Plan

Shares Available and Award Limitations. The Plan imposes a limit on the number of shares of our common stock that may be subject to awards. An award relating to shares may be granted if the aggregate number of shares subject to then-outstanding awards plus the number of shares subject to the award being granted do not exceed 20% of the number of shares issued and outstanding immediately prior to the grant. For this purpose, an option is ‘‘outstanding’’ until it is exercised and any other award is ‘‘outstanding’’ in the calendar year in which it is granted and for so long thereafter as it remains subject to any vesting condition requiring continued employment. Regardless of this aggregate share limitation, the maximum number of shares that may be subject to tax-favored incentive stock options will be 5 million (subject to adjustment for extraordinary corporate events). Some types of awards, such as restricted stock, are potentially more costly to us than options and SARs, so the Plan limits awards other than options and SARs that may be outstanding at any time to one-third of the total number of awards that may be outstanding. Under the Plan, shares subject to an award granted in substitution for an award of a company or business acquired by us or a subsidiary will not count against the number of shares reserved and available.

Under the Plan, 4,972,833 shares remained available for issuance at November 30, 2005. A total of 2,250,410 shares were subject to outstanding options at that date, under the Plan and prior plans and arrangements.

In addition, the Plan includes a limitation on the amount of awards that may be granted to any one participant in a given calendar year in order to qualify awards as ‘‘performance-based’’ compensation not subject to the limitation on deductibility under Section 162(m) of the Code. Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the Plan relating to more than his or her ‘‘Annual Limit’’ for each type of award. The Annual Limit equals 1.5 million shares plus the amount of the Participant's unused Annual Limit relating to the same type of award as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. For purposes of this limitation, options, SARs, restricted stock, deferred stock, and other stock-based awards are separate types of awards subject to a separate limitation. In the case of awards not relating to shares in a way in which the share limitation can apply, no Participant may be granted awards authorizing payment during any calendar year of an amount that exceeds his or her Annual Limit, which for this purpose equals $1 million plus the amount of any unused Annual Limit from the previous year.

Adjustments to the number and kind of shares subject to the share limitations and specified in the Annual Limits are authorized in the event of a special dividend or distribution, recapitalization, stock split, reorganization, business combination, or other similar corporate transaction or event affecting the common stock. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that any adjustments to awards intended to qualify as ‘‘performance-based’’ must conform to requirements under Section 162(m).

Eligibility. Our executive officers and other employees and our subsidiaries, and non-employee directors, consultants and others who provide substantial services to us and our subsidiaries are eligible to be granted awards under the Plan. In addition, any person who has been offered employment by us or a subsidiary may be granted awards, but such prospective employee may not receive any payment or exercise any right relating to the award until he or she commences employment.

Administration. The Plan will be administered by the Committee, except that the board may appoint any other committee to administer the Plan and may itself act to administer the Plan. The board must perform the functions of the Committee for purposes of granting awards to non-employee directors. (References to the ‘‘Committee’’ below mean the committee or full board exercising authority with respect to a given award.) Subject to the terms and conditions of the Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of Shares to which awards will relate or the amount of an performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the Plan, and make all other determinations which may be necessary or advisable for the administration of the Plan. Nothing in the Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to executive officers, employees and directors. The Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Plan.

Stock Options and SARs. The Committee may grant stock options, including both incentive stock options (ISOs), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The Committee also may grant SARs entitling the participant to receive the excess of the fair market value of a share on the date of exercise or other specified date over the grant price of the SAR. The exercise price of an option and the grant price of an SAR is determined by the Committee, but generally may not be less than the fair market value of the stock on the date of grant (except as described below). The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Committee, subject to a restriction that no option may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, stock or other property (possibly including notes or obligations to make payment on a deferred basis, or through broker-assisted cashless exercise procedures) or by surrender of other outstanding awards having a fair market value equal to the exercise price. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. Limited SARs exercisable for a stated period of time following a change in control of us may be granted.

Restricted and Deferred Stock. The Committee may grant awards of restricted stock and deferred stock. Prior to the end of the restricted period, shares received as restricted stock may not be sold or disposed of by participants, and may be forfeited in the event of termination of employment. The restricted period generally is established by the Committee. An award of restricted stock entitles the participant to all of the rights of one of our stockholders, including the right to vote the shares and the right to receive any dividends thereon, unless otherwise determined by the Committee. Deferred stock gives participants the right to receive shares at the end of a specified deferral period, subject to forfeiture of the award in the event of termination of employment under certain circumstances prior to the end of a specified restricted period (which need not be the same as the deferral period). Prior to settlement, deferred stock awards carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents may be paid on such deferred stock.

Other Stock-Based Awards, Bonus Stock, and Awards in lieu of Cash Obligations. The Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to common stock or factors that influence the value of stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of our obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify. The number of shares granted to an executive officer or non-employee director in place of salary, fees or other cash compensation must be reasonable, as determined by the Committee.

Performance-Based Awards. The Committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of awards being granted or becoming exercisable or settleable under the Plan, or as a condition to accelerating the timing of such events. If so determined by the Committee, in order to avoid the limitations on deductibility under Section 162(m) of the Code, the business criteria used by the Committee in establishing performance goals applicable to performance awards to named executives will be selected from among the following: (1) earnings per share; (2) revenues; (3) cash flow, free cash flow, or cash flow return on investment; (4) return on net assets, return on assets, return on investment, return on investment capital, or return on equity; (5) value created; (6) operating margin; (7) net income before or after taxes, pretax earnings, pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items, operating earnings, or net cash provided by operations; (8) stock price or total stockholder return; (9) sales above a specified threshold or in relation to prior periods; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures. The Committee may specify that any such criteria will be measured before or after extraordinary or non-recurring items, before or after service fees, or before or after payments of awards under the Plan. The Committee may set the levels of performance required in connection with performance awards as fixed amounts, goals relative to performance in prior periods, as goals compared to the performance of one or more comparable companies or an index covering multiple companies, or in any other way the Committee may determine.

Other Restrictions on Awards. The Plan would impose restrictions on awards under which forfeiture is triggered by competition with us, disclosure or misuse of proprietary information, or failure to assist us in litigation. Such forfeitures would apply to outstanding awards and any gains realized by exercise of options during the nine months before the triggering event or, if the participant's employment has terminated, during the last nine months of employment and up to 18 months following employment.

Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the Plan. The Committee may condition awards on the payment of taxes such as by withholding a portion of the shares or other property to be distributed (or receiving previously acquired shares or other property surrendered by the participant) in order to satisfy mandatory tax withholding obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may permit transfers in individual cases, including for estate planning purposes.

Awards under the Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for awards under the Plan or other of our plans, if any, or other rights to payment from us, and may buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards or rights.

Vesting, Forfeitures, and Acceleration Thereof. The Committee may, in its discretion determine the vesting schedule of options and other awards, the circumstances that will result in forfeiture of the awards, the post-termination exercise periods of options and similar awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

In addition, the Plan provides that, in the event of a change in control of us, outstanding awards will immediately vest and be fully exercisable and any restrictions, deferral of settlement and forfeiture conditions (other than those tied to performance) of such awards will lapse, and performance goals and conditions will be deemed met to the extent provided in any agreement with the participant. A change in control means an event in which (1) any person becomes a beneficial owner of more than 20% of the outstanding common stock or voting securities, except limited acquisitions by any current 20%-beneficial owner will not trigger a change in control; (2) changes to the membership of the board of directors occur such that incumbent members cease to be a majority; for this purpose, incumbent members mean current members and new members whose election or appointment was approved by the then-incumbent members; (3) consummation of a merger, reorganization or similar transaction if it represents a substantial change in the control of us; and (4) approval by stockholders of a complete dissolution or liquidation of us.

Amendment and Termination of the Plan. The board of directors may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant awards thereunder without stockholder approval unless stockholder approval is required by law, regulation, or a Nasdaq rule. The board may in its discretion submit other amendments to stockholders for approval. Stockholder approval will not necessarily be required for amendments that might increase the cost of the Plan. Unless earlier terminated, the Plan will terminate at such time as may be determined by the board.

Compensation Committee Interlocks And Insider Participation

The current members of our Compensation Committee are Messrs. Mulshine, Cullinane, Fox and Walter. None of these individuals were at any time during fiscal year 2004 an officer or employee of ours. In addition, none or our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

PRINCIPAL AND SELLING STOCKHOLDERS

We are registering 10,217,776 shares of common stock for resale by the selling stockholders. The selling stockholders may resell the shares of common stock covered by this Prospectus as provided under the section entitled ‘‘Plan of Distribution’’ and in any applicable Prospectus supplement.

The following table sets forth information, as of December 31, 2005 by:

•	Each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock;

•	Each director and executive officer; and

•	All directors and executive officers as a group.

Unless otherwise indicated, each person has sole voting power and sole investment power, except to the extent their power may be shared with a spouse.

Beneficial ownership includes shares of outstanding common stock as of that date, and shares of common stock that a selling stockholder has the right to acquire within 60 days. Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over the shares owned by them. Except as indicated above, the number of shares that may be actually sold by any selling stockholder will be determined by the selling stockholder. Because the selling stockholders may sell all, some or none of the shares of common stock which they hold, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of or percentage of total shares of common stock that will be held by the selling stockholders upon termination of the offering. Percentage ownership in the following table is based on 36,180,425 shares of common stock outstanding on December 31, 2005.

Name and Address	Number of Common Shares Beneficially Owned Prior to Offering		Percentage of Shares Owned Before Offering	Maximum Number of Common Shares Offered Hereby
AOS Holding B.V. (1) De Tweeling 20A ‘s Hertogenbosch The Netherlands	262,641		*	262,641
Estate of Barbara Jean Hunt, T.
Kendall Hunt, Executor (2)	1,111,300		3.1%	1,111,300
1901 S. Meyers Road, Suite 210,
Oakbrook Terrace, IL 60181
T. Kendall Hunt Charitable Remainder
Trust (2)	200,000		*	200,000
1901 S. Meyers Road, Suite 210,
Oakbrook Terrace, IL 60181
T. Kendall Hunt (2) 1901 S. Meyers Road, Suite 210, Oakbrook Terrace, IL 60181	10,496,280	(3)	28.6%	9,889,475
Michael P. Cullinane 1901 S. Meyers Road, Suite 210, Oakbrook Terrace, IL 60181	102,833	(4)	*	0
John N. Fox, Jr. 1901 S. Meyers Road, Suite 210, Oakbrook Terrace, IL 60181	9,250	(5)	*	0
Michael A. Mulshine 1901 S. Meyers Road, Suite 210, Oakbrook Terrace, IL 60181	82,833	(6)	*	0

Name and Address	Number of Common Shares Beneficially Owned Prior to Offering		Percentage of Shares Owned Before Offering	Maximum Number of Common Shares Offered Hereby
John R. Walter 1901 S. Meyers Road, Suite 210, Oakbrook Terrace, IL 60181	70,833	(7)	*	0
Jan Valcke 1901 S. Meyers Road, Suite 210, Oakbrook Terrace, IL 60181	349,277	(8)	*	0
Clifford K. Bown 1901 S. Meyers Road, Suite 210, Oakbrook Terrace, IL 60181	223,263	(9)	*	0
All Directors and Executive Officers as a group (7 persons)	11,334,569		30.2%	26.3%

* less than 1%

(1)	AOS Holding B.V. is a private limited liability company organized under the laws of The Netherlands. Mr. Mladen Filipan may be deemed to have voting and dispositive power with respect to the referenced shares.

(2)	Mr. T. Kendall Hunt is the Chairman of our Board and Chief Executive Officer of VASCO. Barbara Jean Hunt was Mr. Hunt’s spouse and is deceased.

(3)	Includes 1,111,300 shares held by the Estate of Barbara Jean Hunt and 200,000 shares held by the T. Kendall Hunt Charitable Remainder Trust. Also includes 606,805 shares that may be acquired pursuant to outstanding options exercisable within 60 days of December 31, 2005.

(4)	Includes 102,833 shares that may be acquired pursuant to outstanding options exercisable within 60 days of December 31, 2005.

(5)	Includes 6,250 shares that may be acquired pursuant to outstanding options exercisable within 60 days of December 31, 2005.

(6)	Includes 82,833 shares that may be acquired pursuant to outstanding options exercisable within 60 days of December 31, 2005.

(7)	Includes 50,833 shares that may be acquired pursuant to outstanding options exercisable within 60 days of December 31, 2005.

(8)	Includes 330,277 shares that may be acquired pursuant to outstanding options exercisable within 60 days of December 31, 2005.

(9)	Includes 198,263 shares that may be acquired pursuant to outstanding options exercisable within 60 days of December 31, 2005.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In July 2003, we sold our VACMAN Enterprise business unit (‘‘VACMAN’’) to SecureD Services, Inc. (‘‘SSI’’), a then newly organized company in which T. Kendall Hunt had a 19% equity ownership interest and is one of three directors on its board. The transaction was approved by all of our independent directors. We received a $1.1 million senior secured promissory note and $2.0 million of convertible preferred stock from SSI in exchange for the VACMAN assets. The note is payable in 36 monthly installments and bears interest at 6% per annum. The preferred stock pays a 6% cumulative stock dividend quarterly, and may be converted into SSI common stock on a share-for-share basis in phases commencing July 1, 2005. Based on a detailed analysis, which is more fully described in Note 12 to the Financial Statements included herein, we valued the transaction at approximately $1.6 million. SSI has since merged with a public company, sold additional shares of stock and added four (4) additional directors. SSI’s common stock is traded on the OTC Bulletin Board.

 DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $.001 per share, and 500,000 shares of preferred stock, par value $.01 per share. Eight hundred (800) shares of preferred stock are designated as Series D 5% Cumulative Convertible Preferred Stock. As of November 30, 2005, there were36,116,217 shares of our common stock and zero (0) shares of our Series D 5% Cumulative Convertible Preferred Stock issued and outstanding, respectively. As of November 30, 2005, 2,250,410 shares of our common stock were issuable upon the exercise of stock options outstanding on that date and 176,750 shares were issuable upon the conversion warrants that were issued with the offering of the Series D 5% Cumulative Convertible Preferred Stock in 2003.

Common Stock

Each issued and outstanding share of our common stock entitles the holder to cast one vote on each matter submitted to a vote at the stockholders, including the election of directors. There is no cumulative voting with respect to the election of directors. As a result, subject to the rights of holders of any series of preferred stock that may be designated in the future, one or more holders of a majority of the outstanding shares of common stock can elect all of the directors. Subject to the rights of any outstanding shares of any series of preferred stock then outstanding, the holders of common stock will be entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available therefore. Holders of our common stock will be entitled to share ratably in all assets available for distribution upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

The holders of our common stock have no preemptive or other subscription rights to purchase our shares. Shares of our common stock will not be subject to any redemption provisions and will not be convertible into any of our other securities.

Preferred Stock

The preferred stock authorized in our certificate of incorporation may be issued from time to time by the board of directors as shares of one or more series. Subject to the provisions of our certificate of incorporation, and limitations imposed by law, the board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case subject to the rights of the holders of any series of preferred stock then outstanding, but without any further action or vote by the holders of common stock.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or discourage an attempt to obtain control of the company by means of a tender offer, proxy contest, merger or otherwise, and thereby to afford time to the board of directors to determine whether such change in control is in our best interests and the interests of our shareholders. The issuance of shares of preferred stock pursuant to the board of directors' authority described herein may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Series D 5% Cumulative Convertible Preferred Stock

In connection with a private placement we conducted in September 11, 2003, we issued 800 shares of Series D 5% Cumulative Convertible Voting Preferred Stock (‘‘Series D Preferred Stock’’). The Series D Preferred Stock is convertible into the number of shares of common stock determined by dividing the number of shares to be converted by the aggregate stated value of $10,000, plus any accrued but unpaid dividends, by an initial conversion value of $2.00 per share. Dividends accrue and are cumulative from the date of issuance at a rate of 5% per share per year. Holders of the Series D Preferred Stock are entitled to vote on all matters upon which the holders of common stock have the right to vote. The shares of Series D 5% Preferred Stock have a liquidation preference over the common stock and any other junior ranking capital stock and are convertible at the option of the holder or by our election. The shares of Series D Preferred are redeemable by the holders upon certain events and are subject to certain anti-dilution provisions. We issued warrants to purchase 600,000 shares at $3.47 per share as part of the Series D Preferred Stock offering. The warrants are exercisable over a five-year period. See Note 9 to the Financial Statements included herein for more information.

Certain Anti-Takeover, Limited Liability And Indemnification Provisions

As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock and rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of us or make removal of management more difficult.

Election And Removal of Directors. Our certificate and bylaws provides for the annual election of our Board of Directors by our stockholders.

Stockholder Meetings. Our bylaws provide that the stockholders may not call a special meeting of the stockholders. Rather, only the Board of Directors or the Chief Executive Officer will be able to call special meetings of stockholders.

Delaware Anti-Takeover Law. We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain ‘‘business combinations’’ between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an ‘‘interested stockholder’’ are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	The corporation has elected in its certificate of incorporation not to be governed by Section 203. We have not made such an election;

•	The business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder;

•	Upon consummation of the transaction that made such stockholder and interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in the tender or exchange offer; or

•	The business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock that the interested stockholder did not own.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term ‘‘business combination’’ is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions that increase an interested stockholder's percentage ownership of stock. The term ‘‘interested stockholder’’ is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

Limitation Of Officer And Director Liability And Indemnification Arrangements. Our certificate of incorporation limits the liability of our directors to VASCO or our stockholders to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	Any breach of their duty of loyalty to the corporation or its stockholders,

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions, or

•	Any transaction from which the director derived an improper personal benefit.

This charter provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. Our bylaws provide that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be amended, any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding by reason of the fact that he is or was a director or officer of ours, or is or was serving at our written request as a director, officer, employee or agent of another entity, against all liability and loss suffered and expenses (including attorney's fees as incurred) reasonably incurred by him if:

These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of us.

Transfer Agent And Registrar

The transfer agent and registrar for the common stock is Illinois Stock Transfer & Trust Company, Chicago, Illinois.

Listing

Our common stock is listed on the Nasdaq SmallCap Market under the symbol ‘‘VDSI.’’

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders identified on page 54 of this Prospectus. The selling stockholders, as used in this Prospectus, includes donees, pledgees, transferees or other successors in interest who may receive shares from the selling stockholders after the date of this Prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered by this Prospectus. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

•	In ordinary broker's transactions on the Nasdaq Small Cap Market or any national securities exchange on which our common stock may be listed at the time of sale;

•	In the over-the-counter market;

•	In private transactions other than in the over-the-counter market;

•	In connection with short sales of other shares of our common stock in which shares are redelivered to close out positioning;

•	By pledge to secure debts and other obligations;

•	In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•	In a combination of any of the above transactions or by any other legally available means.

The selling stockholders may sell their shares of our common stock at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may, but need not, use broker-dealers to sell their shares of our common stock. If broker-dealers are used, such broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares of our common stock for whom they acted as agents. This compensation may exceed customary commissions.

The selling stockholders also may resell all or a portion of the shares of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that such selling stockholders meet the criteria and conform to the requirements of that rule. The selling stockholders and the broker-dealers to or through whom sale of the shares of our common stock may be made could be deemed to be ‘‘underwriters’’ within the meaning of Section 2(a)(11) of Securities Act, and their commissions or discounts and other compensation received in connection with the sale of the shares may be regarded as underwriters' compensation, if the SEC determines that they purchased the shares in order to resell them to the public. To the extent that any selling stockholder is an affiliate of a broker-dealer, and such selling stockholder did not acquire their securities in the ordinary course of business or had an agreement or understanding to dispose of the securities, such selling stockholder is designated as an ‘‘underwriter’’ within the meaning of the Securities Act.

The selling stockholders have not advised us of any specific plans for the distribution of the shares of our common stock covered by this prospectus. When and if we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, a post-effective amendment to the registration statement will be filed with the SEC. This amendment will include the following information:

•	The name of the participating broker-dealer(s) or underwriters;

•	The number of shares involved;

•	The price or prices at which the shares were sold by the selling stockholder;

•	The commissions paid or discounts or concessions allowed by the selling stockholder to the broker-dealers or underwriters; and

•	Other material information.

Under agreements which may be entered into by the selling stockholders, underwriters who participate in the distribution of shares may be entitled to indemnification by the selling stockholders against certain liabilities, including liabilities under the Securities Act. We may also agree to indemnify, in certain circumstances, the selling stockholders and certain control and other persons related to the foregoing persons against certain liabilities, including liabilities under the Securities Act.

We have advised the selling stockholders that the anti-manipulation rules promulgated under the Securities Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling stockholders. We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers or otherwise in connection with any sale of the shares will be paid by the selling stockholders or other party selling the shares.

 SHARES ELIGIBLE FOR FUTURE USE

Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. We have outstanding an aggregate of 36,180,425 shares of our common stock, assuming no exercise of outstanding options or warrants as of December 31, 2005. Of such amount, 9,889,475 shares are deemed to be restricted securities, which are being registered for resale under this Prospectus.

As of December 31, 2005, there were options outstanding for an aggregate of 2,217,846 shares of common stock with exercise prices ranging between $0.72 and $15.875 per share, of which options for 1,708,304 shares were fully vested and exercisable. There also were outstanding warrants to purchase an aggregate of 139,250 shares of common stock at an exercise price of $3.47.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of common shares then outstanding, which will equal approximately shares immediately after this offering; or

•	The average weekly trading volume of the common shares on the Nasdaq SmallCap Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by the law firm of Pepper Hamilton LLP.

EXPERTS

The consolidated financial statements and schedule of VASCO Data Security International, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of AOS-Hagenuk B.V. as of December 31, 2004, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2004, have been included herein and in the registration statement in reliance upon the report of BERK Accountants en Belastingadviseurs, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at the SEC’s principal office at Room 1580, 100 F Street, N.E. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 9801 Washingtonian Blvd., Gaithersburg, MD 20878.

We have filed with the SEC a registration statement on Form S-1 covering the securities offered by this Prospectus. You should be aware that this Prospectus does not contain all of the information contained or incorporated by reference to that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about us and our securities, we refer you to the Registration Statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information we have filed with the SEC, as described in the preceding paragraph. Statements contained in this Prospectus concerning the contents of any document to which we refer you are not necessarily complete, and in each instance we refer you to the applicable document filed with the SEC for more complete information.

You should rely only on the information provided in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than as of its date.

 INDEX TO FINANCIAL STATEMENTS

VASCO Data Security International, Inc.

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of September 30, 2005 (unaudited) and December 31, 2004 and 2003	F-3
Consolidated Statements of Operations for the Nine Months Ended September 30, 2005 and 2004 (unaudited) and Years Ended December 31, 2004, 2003 and 2002	F-4
Consolidated Statements of Comprehensive Income (Loss) for the Nine Months Ended September 30, 2005 and 2004 (unaudited) and Years Ended December 31, 2004, 2003 and 2002	F-5
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2004, 2003 and 2002	F-6
Consolidated Statements of Stockholders' Equity for the Nine Months Ended September 30, 2005 (unaudited)	F-7
Consolidated Statements of Cash Flows for the for the Nine Months Ended September 30, 2005 and 2004 (unaudited) and Years Ended December 31, 2004, 2003 and 2002	F-8
Notes to Consolidated Financial Statements	F-9
Financial Statement Schedule Schedule II – Valuation and Qualifying Accounts	F-26
All other financial statement schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.
AOS-Hagenuk B.V.
Report of Independent Registered Public Accounting Firm	F-27
Balance Sheets as of December 31, 2004, 2003 and 2002	F-28
Statements of Operations for the Years Ended December 31, 2004, 2003 and 2002	F-29
Statements of Stockholders' Equity for the Years Ended December 31, 2004, 2003 and 2002	F-30
Statements of Cash Flows for the Years Ended December 31, 2004, 2003 and 2002	F-31
Notes to Financial Statements	F-32
Pro Forma Financial Statements	F-39
Consolidated Balance Sheet as of December 31, 2004	F-41
Consolidated Statement of Operations for the Year Ended December 31, 2004	F-42
Consolidated Statement of Operations for the Nine Months Ended September 30, 2005	F-43
Notes to Pro Forma Financial Statements	F-44

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
VASCO Data Security International, Inc.:

We have audited the accompanying consolidated balance sheets of VASCO Data Security International, Inc. and subsidiaries (the ‘‘Company’’) as of December 31, 2004 and 2003 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we have also audited the accompanying consolidated financial statement Schedule II – Valuation and Qualifying Accounts. These consolidated financial statements and the consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VASCO Data Security International, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Chicago, Illinois
March 23, 2005

VASCO Data Security International, Inc.
CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share Data)

	September 30,	December 31,
	2005	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash	$11,682	$8,138	$4,817
Restricted cash	72	82	—
Accounts receivable, net of allowance for doubtful accounts of $92, $160 and $471, respectively	8,552	5,965	2,523
Inventories, net	2,517	1,346	1,075
Prepaid expenses	485	791	476
Deferred income taxes	23	23	70
Foreign sales tax receivable	316	313	362
Other current assets	422	464	335
Total current assets	24,069	17,122	9,658
Property and equipment
Furniture and fixtures	2,061	1,683	1,941
Office equipment	1,914	2,008	2,221
	3,975	3,691	4,162
Accumulated depreciation	(3,025)	(2,853)	(3,280)
Net property and equipment	950	838	882
Intangible asset, net of accumulated amortization of $5,060, $4,481 and $4,085, respectively	1,036	1,243	1,423
Goodwill, net of accumulated amortization of $973	6,637	250	250
Note receivable and investment in SSI	570	760	1,132
Other assets	25	37	38
Total assets	$33,287	$20,250	$13,383
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,951	$3,065	$1,698
Bank borrowing	2,482	—	—
Deferred revenue	1,145	620	386
Accrued wages and payroll taxes	1,712	1,602	1,515
Income taxes payable (receivable)	849	435	(197)
Other accrued expenses	2,079	1,345	1,038
Total current liabilities	11,218	7,067	4,440
Deferred warranty revenues	238	152	—
Stockholders' equity:
Series D Convertible Preferred Stock, $10,000 par value – 500,000 shares authorized; 0, 208 and 800 shares issued and outstanding, respectively	—	1,504	5,786
Common stock, $.001 par value – 75,000,000 shares authorized; 35,818,169, 33,581,689 and 30,425,284 shares issued and outstanding, respectively	36	34	30
Additional paid-in capital	58,934	51,825	47,167
Deferred compensation	(451)	—	—
Accumulated deficit	(35,948)	(40,672)	(43,693)
Accumulated other comprehensive income (loss) – cumulative translation adjustment	(740)	340	(347)
Total stockholders' equity	21,831	13,031	8,943
Total liabilities and stockholders' equity	$33,287	$20,250	$13,383

See accompanying notes to consolidated financial statements.

VASCO Data Security International, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands Except Per Share Data)

	Nine months ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
Net revenues	$37,060	$20,595	$29,893	$22,866	$17,370
Cost of goods sold	13,657	5,918	9,184	9,010	7,160
Gross profit	23,403	14,677	20,709	13,856	10,210
Operating costs:
Sales and marketing	10,259	6,218	9,160	7,028	7,944
Research and development	2,615	1,803	2,441	1,955	2,046
General and administrative	3,205	2,384	3,194	3,211	4,249
Restructuring expenses (recovery)	—	(32)	(32)	—	319
Amortization of intangible assets	578	245	394	539	550
Total operating costs	16,657	10,618	15,157	12,733	15,108
Operating income (loss) from continuing operations	6,746	4,059	5,552	1,123	(4,898)
Interest income (expense), net	32	88	120	(80)	(270)
Other income (expense), net	512	—	(539)	115	15
Income (loss) before income taxes	7,290	4,147	5,133	1,158	(5,153)
Provision for income taxes	2,552	1,410	1,880	397	140
Net income (loss) from continuing operations	4,738	2,737	3,253	761	(5,293)
Discontinued operations:
Income from discontinued operations, net of tax	—	—	—	638	754
Gain on sale of discontinued operations, net of tax	—	—	—	1,357	—
Net income (loss)	4,738	2,737	3,253	2,756	(4,539)
Preferred stock beneficial conversion option	—	—	—	(3,720)	—
Preferred stock accretion and dividends	(14)	(197)	(232)	(751)	(1,164)
Net income (loss) available to common stockholders	$4,724	$2,540	$3,021	$(1,715)	$(5,703)
Basic net income (loss) per common share:
Income (loss) from continuing operations	$0.13	$0.08	$0.09	$(0.13)	$(0.22)
Income from discontinued operations	—	—	—	0.07	0.02
Net income (loss)	$0.13	$0.08	$0.09	$(0.06)	$(0.20)
Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.13	$0.08	$0.09	$(0.13)	$(0.22)
Income from discontinued operations	—	—	—	0.07	0.02
Net income (loss)	$0.13	$0.08	$0.09	$(0.06)	$(0.20)
Weighted average common shares outstanding:
Basic	35,235	31,897	32,216	29,270	28,348
Diluted	37,088	35,217	33,128	29,270	28,348

See accompanying notes to consolidated financial statements.

VASCO Data Security International, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In Thousands)

	Nine months ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
Net income (loss)	$4,738	$2,737	$3,253	$2,756	$(4,539)
Other comprehensive income (loss) – cumulative translation adjustment	(1,080)	(34)	687	133	(31)
Comprehensive income (loss)	$3,658	$2,703	$3,940	$2,889	$(4,570)

See accompanying notes to consolidated financial statements.

VASCO Data Security International, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2004, 2003 and 2002
(In Thousands Except Share Data )

Description	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2001	150,000	$7,944	28,263,058	$28	$37,693	$(38,069)	$(449)	$7,147
Net loss	—	—	—	—	—	(4,539)	—	(4,539)
Foreign currency translation adjustment	—	—	—	—	—	—	(31)	(31)
Stock issued for acquisition	—	—	126,426	—	284	—	—	284
Preferred stock accretion	—	1,164	—	—	(1,164)	—	—	—
Non-cash compensation	—	—	—	—	(50)	—	—	(50)
Balance at December 31, 2002	150,000	$9,108	28,389,484	$28	$36,763	$(42,608)	$(480)	$2,811
Net income	—	—	—	—	—	2,756	—	2,756
Foreign currency translation adjustment	—	—	—	—	—	—	133	133
Exercise of stock options	—	—	35,800	—	63	—	—	63
Preferred stock accretion	—	629	—	—	(629)	—	—	—
Purchase and redemption of series C preferred stock and warrants	(150,000)	(9,737)	2,000,000	2	5,735	—	—	(4,000)
Issuance of series D preferred stock	800	5,786	—	—	5,194	(3,720)	—	7,260
Dividend payable	—	—	—	—	—	(121)	—	(121)
Non-cash compensation	—	—	—	—	41	—	—	41
Balance at December 31, 2003	800	$5,786	30,425,284	$30	$47,167	$(43,693)	$(347)	$8,943
Net income	—	—	—	—	—	3,253	—	3,253
Foreign currency translation adjustment	—	—	—	—	—	—	687	687
Exercise of stock options	—	—	118,062	1	188	—	—	189
Conversion of series D preferred stock	(592)	(4,282)	2,960,000	3	4,279	—	—	—
Cash dividend to series D preferred stock shareholders	—	—	—	—	—	(182)	—	(182)
Dividend paid in common stock on series D preferred stock	—	—	64,843	—	144	(23)	—	121
Dividend payable	—	—	—	—	—	(27)	—	(27)
Conversion of series D warrants	—	—	13,500	—	47	—	—	47
Balance at December 31, 2004	208	$1,504	33,581,689	34	$51,825	$(40,672)	$340	$13,031

See accompanying notes to consolidated financial statements

VASCO Data Security International, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY — (Continued)
For the Nine Months Ended September 30, 2005
(Unaudited)
(In Thousands Except Share Data )

Description	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Deferred Compensation	Accum. Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2004	208	$1,504	33,581,689	$34	$51,825	$(40,672)	$—	$340	$13,031
Net income	—	—	—	—	—	4,738		—	4,738
Foreign currency translation adjustment	—	—	—	—	—	—		(1,080)	(1,080)
Exercise of stock options	—	—	548,634	1	1,402	—		—	1,403
Conversion of series D preferred stock	(208)	(1,504)	1,040,000	1	1,503	—		—	—
Conversion of series D warrants	—	—	387,250	0	1,344	—		—	1,344
Cash dividend to series D preferredstock shareholders	—	—	—		—	(14)		—	(14)
Dividends paid in stock on conversion of series D preferred stock	—	—	5,075	0	27	—		—	27
Stock issued for acquisitions	—	—	331,104	0	2,278	—		—	2,278
Restricted stock awards	—	—	87,000	0	555	—	(451)	—	104
Balance at September 30 2005	—	$—	35,980,752	$36	$58,934	$(35,948)	$(451)	$(740)	$21,831

See accompanying notes to consolidated financial statements

VASCO Data Security International, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss) from continuing operations	$4,738	$2,737	$3,253	$761	$(5,293)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	822	503	734	1,061	1,188
Deferred tax expense (benefit)	—	—	46	(70)	83
Loss on disposal of fixed assets	—	—	16	—	—
Non-cash compensation expense	104	—	—	41	(50)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, net	(2,951)	(1,068)	(3,002)	697	1,284
Inventories, net	(1,482)	(126)	(168)	670	666
Foreign sales tax receivable	258	(200)	74	(243)	293
Prepaid expenses	(45)	(48)	(278)	(22)	28
Other current assets	17	(5)	(56)	58	268
Other assets	(9)	4	(64)	3	(51)
Accounts payable	218	464	1,138	(370)	(1,700)
Deferred revenue	(429)	170	203	(296)	28
Accrued wages and payroll taxes	183	(57)	(35)	21	326
Income taxes payable	536	1,466	598	(86)	(132)
Accrued expenses	1,048	184	202	(141)	(590)
Deferred warranty	86	103	152	—	—
Net cash provided by discontinued operations	—	—	—	328	691
Net cash provided by (used in) operations	3,094	4,127	2,813	2,412	(2,961)
Cash flows from investing activities:
Acquisitions	(3,990)	—	—	(7)	(23)
Additions to property and equipment	(343)	(132)	(252)	(124)	(16)
Proceeds from the sale of property and equipment, net	—	—	—	140	—
Increase in restricted cash	—	(148)	(82)	—	—
Payments received on note receivable	253	225	304	116	—
Net cash provided by (used in) investing activities	(4,080)	(55)	(30)	125	(39)
Cash flows from financing activities:
Proceeds from (repayment) of debt	2,482	—	—	(3,590)	(237)
Purchase and retirement of Series C preferred stock	—	—	—	(4,000)	—
Net proceeds from issuance of Series D preferred stock	—	—	—	7,260	—
Proceeds from exercise of stock options and warrants	2,747	79	236	63	—
Dividends paid on preferred stock	(14)	(132)	(182)	—	—
Net cash provided by (used in) financing activities	5,215	(53)	54	(267)	(237)
Effect of exchange rate changes on cash	(685)	(36)	484	(69)	(489)
Net increase (decrease) in cash	3,544	3,983	3,321	2,201	(3,726)
Cash, beginning of period	8,138	4,817	4,817	2,616	6,342
Cash, end of period	$11,682	$8,800	$8,138	$4,817	$2,616

See accompanying notes to consolidated financial statements.

VASCO DATA SECURITY INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands Except Share and Per Share Data)

All data as of September 30, 2005 and for the nine-month periods ending September 30, 2005 and 2004 are unaudited

Note 1 - Summary of Significant Accounting Policies

Nature of Operations

VASCO Data Security International, Inc. and its wholly owned subsidiaries (the Company) designs, develops, markets and supports security products and services which manage and protect against unauthorized access to computer systems of corporate and government customers. VASCO has operations inBelgium, Australia, Singapore, Shanghai and the United States (U.S.).

Principles of Consolidation

The consolidated financial statements include the accounts of VASCO Data Security International, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Foreign Currency Translation and Transactions

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. Accordingly, assets and liabilities are translated into U.S. dollars using current exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments arising from differences in exchange rates are included as a separate component of stockholders’ equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations. Foreign exchange transaction gains (losses) aggregating $356 and $(46) are included in other income (expense) for the nine months ended September 30, 2005 and 2004, respectively. Foreign exchange transaction gains (losses) aggregating $(538), $146 and $77 are included in other income (expense) for 2004, 2003 and 2002, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with AICPA Statement of Position (‘‘SOP’’) 97-2 and SEC Staff Accounting Bulletin (‘‘SAB’’) 104. Revenue is recognized when there is persuasive evidence that an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection of the revenue is probable.

Hardware Revenue and License Fees:    Revenues from the sale of computer security hardware or the license of software are recorded upon shipment or, if an acceptance period is allowed, at the later of shipment or customer acceptance. No significant obligations or contingencies exist with regard to delivery, customer acceptance or rights of return at the time revenue is recognized.

Support Agreements:    Support agreements generally call for the Company to provide technical support and software updates to customers. Revenue on technical support and software update rights is deferred and recognized ratably over the term of the support agreement.

Consulting and Education Services:    The Company provides consulting and education services to its customers. Revenue from such services is recognized during the period in which the services are performed.

Multiple-Element Arrangements:    The Company allocates revenues to the various elements of the arrangements based on the estimated fair value of each deliverable as required by SOP 97-2 and Emerging Issues Task Force (‘‘EITF’’) 00-21. The fair value for each element is based on the price charged when that element is sold separately, price lists, renewal rates and other methods. When discounts are given in a multiple-element arrangement, a proportionate amount of the discount is applied to each element based on each element’s fair value without regard to the discount. The estimated fair value of undelivered elements is deferred and recorded as revenue when services are performed or products are delivered.

Sales to distributors and resellers are recognized on the same basis as sales made directly to customers. Revenue is recognized when there is persuasive evidence that an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection of the revenue is probable.

For large-volume transactions, the Company may negotiate a specific price that is based on the number of users of the software license or quantities of hardware supplied. The per unit prices for large-volume transactions are generally lower than transactions for smaller quantities and the price differences are commonly referred to as volume-purchase discounts.

Restricted Cash

Restricted cash of $72 at September 30, 2005 supports a bank guarantee issued in favor of a customer relating to a contract prepayment. Under the terms of the contract, the Company will have unrestricted use of this cash when it has fulfilled its commitment to deliver the products. The customer has the right to put a claim on the guarantee if the Company does not perform. The guarantee automatically ceases on January 31, 2012, but can be cancelled earlier upon mutual agreement of both parties or when all of the products have been delivered. The Company has materially fulfilled the contract during 2004 and it is the Company’s intention to fulfill remaining deliveries during 2005.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is maintained based upon estimated losses resulting from the inability of customers to make payments for good and services.

Inventories

Inventories, consisting principally of hardware and component parts, are stated at the lower of cost or market. Cost is determined using the first-in-first-out (FIFO) method. Reserves are recorded for inventory when the carrying cost of the inventory may not be recovered through subsequent sale of the inventory.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from three to seven years. Additions and improvements are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses resulting from sales or retirements are recorded as incurred, at which time related costs and accumulated depreciation are removed from the accounts.

Research and Development Costs

Costs for research and development, principally the design and development of hardware and software prior to the determination of technological feasibility, are expensed as incurred on a project-by-project basis. The Company’s research and development costs were $2,615 and $1,803 for the nine months ended September 30, 2005 and 2004, respectively. The Company’s research and development costs were $2,441, $1,955 and $2,046 for 2004, 2003 and 2002, respectively.

Software Costs

The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, ‘‘Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed’’. Research and development costs, prior to the establishment of technological feasibility, determined based upon the creation of a working model, are expensed as incurred. The Company’s policy is to amortize capitalized costs by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product, generally two to five years, including the period being reported on. The Company did not capitalize any software costs during the nine months ended September 30, 2005 or for the years ended December 31, 2004, 2003 and 2002.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Fair Value of Financial Instruments

At September 30, 2005, December 31, 2004 and 2003 the Company’s financial instruments were accounts receivable, notes receivable, accounts payable and accrued liabilities. The estimated fair value of the Company’s financial instruments has been determined by using available market information and appropriate valuation methodologies. The fair values of the Company’s financial instruments were not materially different from their carrying amounts at September 30, 2005, December 31, 2004 and 2003.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, ‘‘Accounting for the Impairment or Disposal of Long-Lived Assets.’’ The statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company assesses the recoverability of long-lived assets and certain intangibles by comparing the carrying amount of the asset to a projected discounted cash flow expected to result and eventual disposition of the asset. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the asset exceeds the fair value of the asset.

Valuation of Investment in Secured Services, Inc.

The Company received from Secured Services, Inc. (‘‘SSI’’) preferred stock and a note receivable as consideration for assets of the VACMAN Enterprise business unit. An independent valuation firm established the initial value of the consideration received from SSI. On an ongoing basis, the Company reviews information made available by SSI through its public filings and evaluates that information within the context of the assumptions made by the independent valuation firm to determine if a reduction in the value of the investment in SSI is required. At September 30, 2005, there was no reduction in the carrying value of the Company’s investment in SSI.

Goodwill and Other Intangibles

The Company accounts for goodwill and other intangible assets in accordance with SFAS No. 142, ‘‘Goodwill and Other Intangible Assets’’. This statement replaced the requirements to amortize intangible assets with indefinite lives and goodwill with a requirement for an impairment test. SFAS 142 also established requirements for identifiable intangible assets, which included customer lists and proprietary technology.

The Company assesses the impairment of intangible assets, and goodwill each year-end or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company completed its last review during December 2004. Factors considered important which could trigger an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, and significant negative industry or economic trends. The Company assesses the recoverability of its software development costs against estimated future revenue for the individual products over the estimated remaining economic life of the software.

When the Company determines that the carrying value of intangibles and goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, any impairment is measured based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Given the highly competitive environment and technological changes, it is reasonably possible that estimates of anticipated future revenue, the remaining economic life of the Company’s software products, or both may be reduced significantly.

Stock-Based Compensation

At December 31, 2004, the Company had a stock-based employee compensation plan, which is described more fully in Note 10. The Company accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, ‘‘Accounting for Stock Issued to Employees’’, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying Common Stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, ‘‘Accounting for Stock-Based Compensation’’, to stock-based employee compensation:

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
Net income (loss) available to common shareholders as reported	$4,724	$2,540	$3,021	$(1,715)	$(5,703)
Deduct: Total stock-based employee compensation determined under fair-value-based methods for all awards, net of tax	(542)	(800)	(1,065)	(1,016)	(1,005)
Pro forma net income (loss)	$4,182	$1,740	$1,956	$(2,731)	$(6,708)
Net income (loss) per common share - basic and diluted:
As reported	$0.13	$0.08	$0.09	$(0.06)	$(0.20)
Pro forma	$0.12	$0.05	$0.06	$(0.09)	$(0.24)
Diluted net income (loss) per common share
As reported	$0.13	$0.08	$0.09	$(0.06)	$(0.20)
Pro forma	$0.11	$0.05	$0.06	$(0.09)	$(0.24)
Weighted average sharess outstanding
Basic	35,235	31,897	32,216	29,270	28,348
Diluted	37,088	35,217	33,128	29,270	28,348

For purposes of calculating the compensation cost consistent with SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2005, 2004, 2003 and 2002: dividend yield of 0%; expected volatility of 69%, 104%, 120%, 118%, respectively; risk free interest rates ranging from 4.21% to 4.23%, 4.08% to 4.27%, 4.07% to 4.19% and 4.29% to 5.10%, respectively; and expected option lives that are equal to the vesting periods, which ranging from 1 to 4 years.

In addition to stock options granted during the nine months ended September 30, 2005, the Company also issued 87,000 restricted stock awards. The Company accounts for the restricted stock awards under the recognition and measurement principles of APB Opinion No. 25. The value of the restricted stock awards was measured at fair value at the date of the grant. Deferred compensation expense of $555 was recorded as a separate component of equity and will be amortized ratably over a four-year vesting period, commencing in January of 2005. Compensation expense of $104 has been reflected in net income for the nine months ended September 30, 2005.

Deferred Warranty

The Company’s standard practice is to provide a warranty on its authenticators for one year after the date of purchase. Customers may purchase extended warranties covering periods from one to three years after the standard warranty period. The Company defers the revenue associated with the extended warranty and recognizes it into income on a straight-line basis over the extended warranty period.

Earnings (Loss) Per Common Share

Basic earnings per share are based on the weighted average number of shares outstanding and exclude the dilutive effect of unexercised common stock equivalents. Diluted earnings per share is based on the weighted average number of shares outstanding and includes the dilutive effect of unexercised common stock equivalents to the extent they are not anti-dilutive.

Shares issuable from securities that could potentially affect diluted earnings per share in the future that were not included in the computation of diluted earnings per share because their effect was anti-dilutive were as follows:

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
Stock options	112,000	2,052,375	300,500	2,926,375	4,609,000
Warrants	—	600,000	—	600,000	1,239,747
Convertible term loan	—	—	—	—	453,333
Convertible preferred stock	—	—	2,330,260	4,000,000	1,052,632
Total	112,000	2,652,375	2,630,760	7,526,375	7,354,712

The amounts included above for the convertible preferred stock for 2002 reflect the number of shares that would be issued if converted prior to the mandatory conversion date. See Note 18 for information related to the mandatory conversion.

The net income available to common stockholders for the year ended December 31, 2004 would have been increased $232 by adding back dividends related to the convertible preferred stock. Additionally, the net loss applicable to common stockholders for the years ended December 31, 2003 and 2002 would have been decreased by adding back interest expense related to the convertible term loan of approximately $153 and $204, respectively, and the net loss would have been further decreased by adding back the beneficial conversion option, accretion and accrued dividends related to the convertible preferred stock of $4,471 in 2003, and $1,164 in 2002.

Reclassifications

In 2005, the Company separately presented the amortization expense related to intangible assets on the consolidated statement of operations. For all periods prior to 2005, amortization expense that was previously included in Research and Development and General and Administration operating costs has been reclassified to amortization of intangible assets.

In 2005, the Company also reclassified patents and trademarks from other assets to intangible assets. The balance sheets for prior years have been adjusted to be consistent with the 2005 presentation.

Note 2 - Goodwill and Other Intangibles

Intangible asset data as of September 30, 2005 is as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Asset Value
	(Unaudited)	(Unaudited)	(Unaudited)
Amortized intangible assets - Capitalized Technolgy and Customer Lists	$5,980	$5,055	$925
Patents/Trademarks	116	5	111
Unamortized intangible assets - Goodwill	7,610	973	6,637
Aggregate amortization expense	578

Estimated amortization expense for the years ended:
December 31, 2005	$722
December 31, 2006	355
December 31, 2007	354
December 31, 2008	80
After December 31, 2008	104

At September 30, 2005, December 31, 2004 and 2003, ending balances of goodwill and other intangibles, net of accumulated amortization are as follows:

	Capitalized Technology	Customer Lists and Other	Goodwill	Patents & Trademarks	Total
Net ending balance at December 31, 2002	$1,875	$35	$250	$57	$2,217
Additions	7	—	—	—	7
Amortization expense	504	35	—	12	551
Net ending balance at December 31, 2003	1,378	—	250	45	1,673
Additions	150	—	—	67	217
Amortization expense	394	—	—	3	397
Net ending balance at December 31, 2004	$1,134	$—	$250	$109	$1,493
Additions (unaudited)	—	367	6,387	5	6,759
Amortization expense (unaudited)	264	312	—	2	578
Net ending balance at September 30, 2005 (unaudited)	$870	$55	$6,637	$112	$7,674

Note 3 - Acquisitions

On March 29, 2001, the Company acquired Identikey Ltd. (‘‘Identikey’’), a privately held international security software company headquartered in Brisbane, Australia, with operations in the United States, Europe and Australia. Under the terms of the purchase agreement, more than 90 percent of the outstanding capital stock of Identikey was exchanged for 366,913 shares of Company Common Stock, with potential additional earn-out payments made in the form of additional shares which were based on defined performance incentives as specified in the purchase agreement.

The acquisition of Identikey was accounted for under the purchase method of accounting, and accordingly, the acquired assets have been recorded at their estimated fair values at the date of acquisition. Intangible assets consisting of technology licenses related to this transaction were $1,897 and are being amortized over a period of 7 years.

The remaining 10% of Identikey has been acquired at various times with the final purchase completed in January 2003. During 2002, in exchange for the shares not obtained in the initial transaction, the Company issued 126,426 shares of Common Stock and paid $23 in cash. Intangible assets related to the purchase of the Identikey shares in 2002 were valued at $275 and are being amortized over the same period as the intangible assets identified in the initial transaction.

On February 4, 2005, the Company acquired all of the share capital of A.O.S. Hagenuk B.V. (‘‘AOS’’) a private limited liability company organized and existing under the laws of the Netherlands. The base purchase price was EUR 5,000, of which EUR 3,750 was paid in cash and the remainder was paid in the Company’s Common Stock. The Common Stock will be held in escrow for the benefit of the seller for a period of twelve (12) months. Twelve (12) months after the closing date and five days prior to the expiration of the escrow agreement (the ‘‘Re-measurement Date’’) the value of the Common Stock will be re-measured as of the Re-measurement Date. Six (6) months after closing, the seller shall have the right to pay EUR 1,250 into the escrow account against release of the Common Stock. In addition to the base purchase price, a variable amount related to the gross profits collected on the sales of certain equipment will be paid to the seller over a period of two (2) years following the closing. AOS will be operated as a wholly-owned subsidiary of the Company, accounted for using the purchase method in accordance with SFAS No. 141, Business Combinations.

The aggregate purchase price was $7,263, consisting of $4,374 of cash, 262,641 shares of Common Stock valued at approximately $2,128, the assumed liability due AOS of $616 and estimated direct costs of the acquisition of $145. The fair value of the common stock was determined based on the average market price of the Company’s Common Stock over the period including several days before the closing date, February 4, 2005. The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed at the date of acquisition:

February 4, 2005
(Unaudited)
Cash	$529
Accounts receivable, net	466
Inventory	11
Prepaid expenses	47
Other current assets	608
Property and equipment, net	122
Total assets acquired	1,783
Accounts payable	47
Deferred revenue	1,071
Accrued expenses	156
Total liabiltites assumed	1,274
Net assets acquired	$509

The total purchase price has been allocated on a preliminary basis and is subject to change pending a final analysis of the total purchase price paid, including direct costs of the acquisition. However, the Company does not believe the impact of these changes will be material. At the date of acquisition, February 4, 2005, the preliminary purchase price was allocated as follows:

Amount
(Unaudited)
Net assets acquired	$509
Capitalized purchase orders	367
Goodwill	6,387
$7,263

The following summarized unaudited pro forma financial information for the nine months ended September 30, 2005 and 2004 and assumes the AOS acquisition occurred as of January 1 of each year:

	2005	2004
	(Unaudited)	(Unaudited)
Net revenues	$37,666	$24,274
Net income available to common shareholders	4,478	1,954
Basic income per common share	$0.13	$0.06
Diluted income per common share	$0.12	$0.06

The pro forma results include the estimated amortization of intangibles acquired and a reduction of revenue related to the estimated fair value of the deferred revenue acquired. The Company does not record amortization expense related to goodwill, but rather reviews the carrying value of the asset for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. The pro forma results are not necessarily indicative of the results that would have occurred if the acquisition had actually been completed on January 1, 2004, nor are they necessarily indicative of future consolidated results.

Note 4 - Inventories

Inventories, net of valuation allowance of $217, $198 and $252 at September 30, 2005, December 31, 2004 and 2003, respectively, are comprised of the following:

	September 30, 2005	December 31,
		2004	2003
	(Unaudited)
Component parts	$1,259	$601	$277
Work-in-process and finished goods	1,258	745	798
Total	$2,517	$1,346	$1,075

Note 5 - Other Accrued Expenses

Other accrued expenses are comprised of the following:

	September 30, 2005	December 31,
		2004	2003
	(Unaudited)
Restructuring accrual	$13	$18	$134
Other accrued expenses	2,066	1,327	904
	$2,079	$1,345	$1,038

Note 6 - Income Taxes

At December 31, 2004, the Company has United States net operating loss carryforwards approximating $26,555 and foreign net operating loss carryforwards approximating $5,295. Such losses are available to offset future taxable income in the respective jurisdictions and expire in varying amounts beginning in 2005 and continuing through 2024. In addition, if certain substantial changes in the Company’s ownership were deemed to have occurred, there would be an annual limitation on the amount of the U.S. carryforwards that could be utilized.

Income (loss) before income taxes was generated in the following jurisdictions:

	For the Years Ended December 31,
	2004	2003	2002
Domestic:
Continuing operations	$1,128	$(1,989)	$(4,261)
Discontinued operations	—	1,995	754
Total domestic	1,128	6	(3,507)
Foreign	4,005	3,147	(892)
Total	$5,133	$3,153	$(4,399)

The provision (benefit) for income taxes consists of the following:

	For the Years Ended December 31,
	2004	2003	2002
Current:
Federal	$25	$—	$—
State	—	—	—
Foreign	1,809	467	57
Deferred:
Federal	$—	$—	$83
State	—	—	—
Foreign	46	(70)	—
Total	$1,880	$397	$140

The differences between income tax provision (benefit) computed using the statutory federal income tax rate of 35% and the provision (benefit) for income taxes reported in the consolidated statements of operations are as follows:

	For the Years Ended December 31,
	2004	2003	2002
Expected tax provision (benefit) at statutory rate	$1,797	$1,103	$(1,496)
Increase (decrease) in income taxes resulting from:
Foreign taxes at rates other than the federal stautory rate	—	—	76
Settlement of foreign taxes	—	144	—
Change in foreign tax rates	—	(129)	—
State income taxes, net of federal benefit	—	—	(175)
Permanent adjustments	95	52	—
Change in valuation allowance primarily related to the generation (utilization) of net operating loss carryforwards	(22)	(739)	1,732
Other, net	10	(34)	3
Total	$1,880	$397	$140

Included in the net change in the valuation allowance are differences between estimates used for book purposes and the actual tax return as filed for fiscal year 2003 and 2002.

The deferred income tax balances are comprised of the following:

	As of December 31,
	2004	2003
Deferred tax assets:
U.S. net operating loss carryforwards	$10,356	$10,783
Foreign net operating loss carryforwards	1,800	1,383
Accounts receivable	6	7
Inventory	23	36
Capitalized technology	—	34
Fixed assets	11	—
Accrued expenses	53	39
Deferred revenue	26	25
Total gross deferred tax assets	$12,275	$12,307
Less valuation allowance	(12,252)	(12,230)
	23	77
Deferred tax liabilities:
Fixed assets	—	(7)
Net deferred income taxes	$23	$70

The net change in the total valuation allowance for the years ended December 31, 2004, 2003 and 2002 was an increase (decrease) of $22, $(215) and $2,205, respectively. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which these temporary differences become deductible. This valuation allowance will be reviewed on a regular basis and adjustments made as appropriate. In 2004, the Company utilized $1,094 of its United States net operating loss carryforwards. The Company has provided a reserve at December 31, 2004 for all of the gross deferred tax assets except for inventory associated with its Belgian operations. The Company anticipates realizing this deferred tax asset in the future as the Company expects to generate taxable income in Belgium in 2005.

In October of 2003, the Company paid 185 Euros to settle outstanding tax assessments from the Belgian tax authorities for fiscal years 2000 and 1999. As a result, certain inter-company research and development costs previously expensed were required to be capitalized and amortized over a three-year period. At December 31, 2004, these development costs were fully amortized, reducing the tax liability of the Company.

Note 7 - Deferred Warranty

The Company’s standard practice is to provide a warranty on its authenticators for two years after the date of purchase. Customers may purchase extended warranties covering periods from one to four years after the standard warranty period. The Company defers the revenue associated with the extended warranty and recognizes it into income on a straight-line basis over the extended warranty period.

The deferred warranty revenue as of September 30, 2005 will be recognized as income as follows:

Year	Amount
(Unaudited)
2005	$11
2006	80
2007	102
2008	84
2009	23
2010	4
$304

Deferred warranty of $66 is included in other accrued expense and $238 is included in long-term liabilities.

Note 8 - Debt

The Company maintains an overdraft agreement with Fortis Banque/Bank of Belgium. Under terms of the agreement, the Company can borrow an amount equal to 80% of its Belgium subsidiary’s defined accounts receivable up to a maximum of 3,500 U.S. Dollars or Euros. Borrowings under the overdraft agreement accrue interest at an annual rate of 5.7% and the Company is obligated to pay a quarterly commitment fee of 0.125%. As of September 30, 2005, borrowings under the agreement totaled $2,482. The assets, excluding inventory, of the Belgian subsidiary secure the agreement and while it has no specific termination date, it can be terminated with thirty (30) days notice. The agreement is governed by the General Lending Conditions for Corporate Customers, registered in Brussels, Belgium on December 20, 2001.

In August 1997, the Company renegotiated the guarantee with Artesia Bank N.V., formerly Banque Paribas Belgique S.A. and is now doing business as Dexia Bank (‘‘Dexia’’) related to the final payment for the 1996 acquisition of Digipass into a term loan in the amount of $3,400 with a maturity date of September 30, 2002 and an interest rate of 3.25%. In August 2001, the Company agreed to revise the terms of the loan. Under the new terms, the loan was convertible into shares of VASCO Common Stock at the fixed conversion rate of $7.50 per share rather than a floating rate based on the market price of the VASCO Common Stock. Also, the maturity date of this convertible loan was reset to September 30, 2003 with a revised interest rate of 6%. On September 11, 2003, the Company sold $8,000 of its Series D Preferred Stock and Warrants to purchase Common Stock. A portion of the proceeds was used to repay the debt to Dexia including accrued interest.

Interest expense related to debt was $66 and $11 for the nine months ended September 30, 2005 and 2004, respectively. Interest expense related to debt was $0, $157 and $221 for the years ended December 31, 2004, 2003 and 2002, respectively.

Note 9 - Stockholders’ Equity

Preferred Stock

On February 17, 2005, the Company, in accordance with the Designation of Rights and Preferences of the Series D 5% Cumulative Convertible Voting Preferred Stock (the ‘‘Series D Preferred Stock’’), issued a call for mandatory conversion of all outstanding shares of the Series D Preferred Stock. The accrued dividends through the conversion date of $14 were paid. In addition, 5,075 shares of Common Stock were issued as dividends to the Series D preferred stockholders in the first quarter of 2005.

On September 11, 2003, the Company sold 800 shares of Series D 5% Cumulative Convertible Voting Preferred Stock (the ‘‘Series D Preferred Stock’’) and 600,000 detachable warrants to purchase Common Stock. The Series D Preferred Stock carries a 5% dividend, is convertible into 4,000,000 shares of Common Stock at a fixed price of $2.00 per share and will vote with the Common Stock as a class on matters presented to the stockholders. The implied value of the Series D Preferred Stock was $5,714 calculated based upon the annual dividend rate divided by a required rate of return. The warrants are exercisable, over a five-year period, at $3.47 per share and were valued at $1,455 using the Black-Scholes pricing model. Of the net proceeds from the sale, $5,786 was allocated to the Series D Preferred Stock and $1,474 was allocated to the warrants based upon their relative fair values. In addition, a beneficial conversion value was calculated for the Series D Preferred Stock as the difference between the price of the Company’s Common Stock at the transaction date and the conversion price of the Series D Preferred Stock. The amount of the beneficial conversion, $3,720, is analogous to a preferred dividend and was recorded to accumulated deficit. In 2004, 592 shares of the Series D Preferred Stock were converted resulting in the issuance of 2,960,000 shares of the Company’s Common Stock. See Common Stock.

In July 2000, the Company issued 150,000 shares of Series C Preferred Stock for cash of $15,000. The preferred stock was convertible into 1,052,632 shares of Common Stock at any time through July 2004. In conjunction with this financing, the Company issued Common Stock Purchase Warrants to purchase 789,474 common shares at $15 per share with an estimated fair value, using the Black-Scholes pricing model, of approximately $4,100 and warrants to purchase 480,000 shares at $4.25 per share with an estimated fair value, using the Black-Scholes pricing model, of approximately $4,700. The warrants issued at $15 per share were immediately exercisable. The warrants issued at $4.25 were exercisable over 48 months and the related fair value was being accreted over their lives reducing earnings available to holders of Common Stock. The value of the warrants, which reduces the carrying value of the preferred stock, was being accreted and reduced earnings available to common shareholders. The preferred stock and warrants were purchased and redeemed by the Company on July 15, 2003. See Common Stock.

Common Stock

On July 15, 2003, the Company reached an agreement with Ubizen N.V. (‘‘Ubizen’’) whereby VASCO purchased and redeemed all 150,000 shares of the Series C Convertible Preferred Stock (the ‘‘Series C Preferred Stock’’) and 1,239,474 Common Stock Purchase Warrants owned by Ubizen. Under the terms of the Purchase Agreement, the Company paid $4,000 to Ubizen and issued 2,000,000 shares of the Company’s Common Stock on July 25, 2003 at a fair value of $4,000. The Common Stock issued by the Company was subject to a lock-up period wherein the lock-up expired in increments of 500,000 shares each on October 15, 2003, January 15, 2004, April 15, 2004 and July 15, 2004. The shares were subject to volume trading restrictions through January 1, 2005.

In 2002, the Company issued 126,426 shares of Common Stock to acquire the majority of the remaining outstanding capital stock of Identikey Ltd. The Company recorded additional intangible assets, in the form of capitalized technology of $275 related to the issuance of this stock.

Warrants

Warrant activity for the years ended December 31, 2004, 2003 and 2002 is summarized below:

	Number of Shares	Average Exercise Price	Exercise Price
Outstanding at December 31, 2001	1,377,251	$10.44	$4.25-15.00
Granted	—	—	—
Exercised	—	—	—
Cancelled	(137,777)	4.50	4.50
Outstanding at December 31, 2002	1,239,474	11.10	4.25-15.00
Granted	600,000	3.47	3.47
Exercised	—	—	—
Cancelled	(1,239,474)	11.10	4.25-15.00
Outstanding at December 31, 2003	600,000	3.47	3.47
Granted	—	—	—
Exercised	(13,500)	3.47	3.47
Cancelled	—	—	—
Outstanding at December 31, 2004	586,500	$3.47	$3.47

Note 10 - Stock Compensation Plan

The Company’s 1997 Stock Compensation Plan, as amended and restated in 1999, (‘‘Compensation Plan’’) is designed and intended as a performance incentive. The Compensation Plan is administered by the Compensation Committee as appointed by the Board of Directors of the Company (‘‘Compensation Committee’’).

The Compensation Plan permits the grant of options to employees of the Company to purchase shares of Common Stock and is intended to be a nonqualified plan. All options granted to employees are for a period of ten years, are granted at a price equal to the fair market value of the Common Stock on the date of the grant and are typically vested 25% on the first anniversary of the grant, with an additional 25% vesting on each subsequent anniversary of the grant. Alternative vesting schedules may include either date or event-based vesting.

The Compensation Plan further permits the grant of options to directors, consultants and other key persons (non-employees) to purchase shares of Common Stock. All options granted to non-employees are granted at a price equal to the fair market value of the Common Stock on the date of the grant, and may contain vesting requirements and/or restrictions as determined by the Compensation Committee at the time of grant. Non-cash compensation expense (recovery) of $0, $41 and $(50) was recognized in 2004, 2003 and 2002, respectively, in accordance with FASB Interpretation No. 44, ‘‘Accounting for Certain Transactions Involving Stock Compensation’’, an interpretation of Accounting Principles Board Opinion No. 25. This expense (recovery) was attributed to stock options issued to officers of the Company who are located outside the U.S. and whose services are rendered under consulting agreements.

As of December 31, 2004, the Compensation Plan was authorized to issue options representing up to 6,716,338 shares of the Company's Common Stock. The authorized shares under the Compensation Plan represent 20% of the issued and outstanding shares of the Company.

The following is a summary of activity under the Compensation Plan:

	Options Outstanding		Options Exercisable
	Number of Shares	Weighted- Average Price	Number of Shares	Weighted- Average Price	Weighted-Average Fair Value of Options Granted
Outstanding at December 31, 2001	3,280,837	$3.76	1,235,545	$4.49
Granted	1,642,750	2.22
Exercised	—	—			$1.75
Forfeited	(314,587)	5.11
Outstanding at December 31, 2002	4,609,000	3.12	1,917,056	3.63
Granted	591,000	0.75
Exercised	(35,800)	1.77			0.50
Forfeited	(2,237,825)	3.31
Outstanding at December 31, 2003	2,926,375	2.55	1,651,534	3.11
Granted	441,500	2.53
Exercised	(118,062)	1.59			$1.59
Forfeited	(623,375)	1.90
Outstanding at December 31, 2004	2,626,438	$2.75	1,947,612	$3.10

In 2004, the Company has included 577,000 stock options that were not accepted by employees in the Forfeited and Refused line item. These options related to the years 2001 and 2002.

The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weigted- Average Remaining Contractual Life	Weigted- Average Exercise Price	Number of Shares	Weigted- Average Exercise Price
$0.0000-2.3000	1,399,688	7.3 years	$1.37	992,836	$1.43
$2.3001-4.6000	974,250	5.8 years	$3.07	702,276	$3.28
$4.6001-6.9000	61,500	3.1 years	$5.53	61,500	$5.53
$6.9001-9.2000	72,000	4.5 years	$8.88	72,000	$8.88
$9.2001-11.5000	94,000	5.7 years	$10.25	94,000	$10.25
$11.5001-13.8000	10,000	5.8 years	$12.44	10,000	$12.44
$13.8001-16.1000	15,000	5.1 years	$15.88	15,000	$15.88
	2,626,438		$2.75	1,947,612	$3.10

In 2002, the Company loaned Belgian employees who received stock options in 1999 and 2000, 142 Euros to pay taxes assessed on those options by the Belgian Government. Even though stock options granted to all employees were granted at prices equal to the fair market value of the Common Stock on the date of the grant, Belgian employees who were recipients of stock options were assessed taxes based on the value determined under Belgian tax legislation dated March 26, 1999. The total amounts advanced in 2002 were based on each recipient’s specific tax assessment. Due to the uncertainty of collecting the amounts loaned to the employees, the notes have been fully reserved for as of December 31, 2004 and 2003.

Note 11 - Supplemental Disclosures of Cash Flow Information

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
Supplemental disclosure of cash flow information:
Interest paid	$37	$9	$17	$157	$342
Income taxes paid	$1,963	$—	$1,294	$749	$—
Supplemental disclosure of non-cash investing activities:
Common stock issued in connection with acquisition	$2,128	$—	$—	$—	$284
Note receivable and preferred stock received from sale of business unit	$—	$—	$—	$1,553	$—
Additional consideration to be issued in connection with acquisition	$150	$—	$150	$—	$—
Supplemental disclosure of non-cash financing activities:
Common stock issued to redeem Series C preferred stock and warrants (in shares)	—	—	—	2,000,000	—
Common stock issued to redeem Series D preferred stock upon conversion of shares of preferred stock (in shares)	1,040,000	2,010,000	2,960,000	—	—
Common stock issued to redeem Series D preferred stock upon conversion of shares of preferred stock	$1,504	$2,908	$4,282	—	—
Increase in additional paid-in capital related to beneficial conversion of Series D preferred stock	$—	$—	$—	$3,720	$—
Deemed dividend on preferred stock	$—	$—	$—	$(3,720)	$—
Dividends accrued on preferred stock	$—	$—	$(27)	$(121)	$—
Common stock issued as dividends to Series D preferred stock shareholders (64,843 shares)	$27	$135	$144	$—	$—

Note 12 - Discontinued Operations

On July 8, 2003, effective as of July 1, 2003, VASCO sold its VACMAN Enterprise (‘‘VME’’) business, originally known as Intellisoft and/or Snareworks, to SecureD Services, Inc. (‘‘SSI’’). Mr. Hunt, VASCO’s CEO and Chairman of the Board, has a 19% equity ownership interest in SSI and is one of three directors on its board. Under the terms of the agreement, VASCO received a senior secured promissory note with a face value of approximately $1,100, valued at $1,000 for book purposes, and $2,000 face value of Convertible Preferred Stock from SSI, valued at $600 for book purposes, in exchange for the VACMAN Enterprise assets. The promissory note bears a 6% interest rate and is payable in 36 equal and consecutive monthly payments. The Preferred Stock includes a 6% cumulative stock dividend, payable quarterly, and can be converted into SSI’s common stock at defined intervals beginning July 1, 2005. The valuation reserve taken on each asset received, that is the difference between the face value and the amount recorded for both the note and the preferred stock, reflects the Company’s detailed assessment of the value of each of the financial instruments received. In its assessment, the Company considered, among other factors, the start-up nature of SSI, its business plan, its need for future financing, the trading activity of SSI’s stock in the open market and a market rate of return for investments in start-up companies.

In accordance with Statement of Financial Accounting Standard (SFAS) No. 144 ‘‘Accounting for the Impairment or Disposal of Long-Lived Assets’’, the assets and liabilities of this business unit have been disaggregated from the operational assets and liabilities of the Company. The assets of and liabilities related to discontinued operations were $0 as of December 31, 2004 and 2003. The results of the operations of VME for the twelve months ended December 31, 2003 have been reported as results of discontinued operations. Prior periods have been restated to conform to this presentation. The Company recorded a gain on the sale of $1,400 comprised of the proceeds of $1,600 less net basis in the assets sold and related fees of the sale. Prior to the sale, during 2003, discontinued operations had revenue of $1,033, cost of sales of $82 and operating expenses of $313.

Note 13 - Employee Benefit Plan

The Company maintains a contributory profit sharing plan established pursuant to the provisions of Section 401(k) of the Internal Revenue Code, which provides benefits for eligible employees of the Company. In January 2001, the Company amended its benefit plan to allow Company-matching. For the years ended December 31, 2004, 2003 and 2002, the Company contributed $21, $23 and $19, respectively, to this plan.

Note 14 - Geographic and Customer Information

The Company allocates revenue based on the location of the country that initiates the sale. Information regarding geographic areas for the years ended December 31, 2004, 2003 and 2002 is as follows and has been restated to reflect discontinued operations:

	United States	Europe	Other	Total
2004
Revenue from continuing operations	$3,105	$24,245	$2,543	$29,893
Gross profit from continuing operations	2,816	15,891	2,002	20,709
Long-lived assets related to continuing operations	2,076	913	139	3,128
2003
Revenue from continuing operations	$1,498	$19,201	$2,167	$22,866
Gross profit from continuing operations	1,299	11,173	1,384	13,856
Income from discontinued operations	638	—	—	638
Gain on sale of discontinued operations	1,357	—	—	1,357
Long-lived assets related to continuing operations	2,610	973	143	3,726
Long-lived assets related to discontinued operations	—	—	—	—
2002
Revenue from continuing operations	$1,423	$14,658	$1,289	$17,370
Gross profit from continuing operations	1,161	8,658	391	10,210
Income from discontinued operations	754	—	—	754
Long-lived assets related to continuing operations	1,849	1,449	100	3,398
Long-lived assets related to discontinued operations	132	—	—	132

For the years 2004, 2003 and 2002, the Company’s top 10 customers contributed 60%, 71% and 67%, respectively, of total worldwide revenues. In 2004, three customers accounted for 12.6%, 12.0% and 11.8% of the Company’s revenues. In 2003, two customers accounted for 24.7% and 14.1% of the Company’s revenues. In 2002, one customer accounted for 24.4% of the Company’s revenues.

Note 15 - Commitments and Contingencies

The Company leases office space and automobiles under operating lease agreements expiring at various times through 2012.

Future minimum rental payments required under non-cancelable leases as of December 31, 2004 are as follows:

Year	Amount
2005	$1,223
2006	1,153
2007	1,023
2008	969
2009	827
Thereafter	1,105
Total	$6,300

Rent expense under operating leases aggregated approximately $851, $685 and $799 for the years ended December 31, 2004, 2003 and 2002, respectively.

From time to time, the Company has been involved in litigation incidental to the conduct of its business. Currently, the Company is not a party to any lawsuit or proceeding that, in management’s opinion, is likely to have a material adverse effect on its business, financial condition or results of operations.

Note 16 - Restructuring

During the fourth quarter of 2002, the Company recorded restructuring charges of $319 related to operations in France and excess space in its U.S. headquarters. Of the $319 recorded, $18 remained unpaid at December 31, 2004 and is included in other accrued expenses. In 2004, $32 was reversed from restructuring accruals as a result of the renegotiation of the Corporate Headquarters’ office lease.

Note 17 - Quarterly Results of Operations (unaudited)

The quarterly results of operations are as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2005
Net sales	$11,444	$12,345	$13,272	Not Applicable
Gross profit from continuing operations	7,221	8,049	8,134
Operating expenses	5,297	5,764	5,596
Operating income from continuing operations	1,924	2,285	2,538
Net income	1,407	1,581	1,751
Basic and diluted net income per share	$0.04	$0.04	$0.05
2004
Net sales	$6,021	$7,174	$7,400	$9,298
Gross profit from continuing operations	4,446	5,075	5,156	6,032
Operating expenses	3,547	3,596	3,475	4,539
Operating income from continuing operations	899	1,479	1,681	1,493
Net income	583	953	1,201	516
Basic and diluted net income per share	$0.02	$0.03	$0.03	$0.02
2003
Net sales	$5,118	$5,953	$5,599	$6,196
Gross profit from continuing operations	2,959	3,531	3,453	3,913
Operating expenses	2,942	2,847	3,395	3,549
Operating loss from continuing operations	17	684	58	364
Discontinued operations	314	170	1,481	30
Net income	481	721	1,288	266
Basic and diluted net income (loss) per share	$0.01	$0.01	$(0.08)	$—

Due to rounding, the sum of the quarters may not be equal to the full year.

SCHEDULE II

VASCO DATA SECURITY INTERNATIONAL, INC.

VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts For Trade Accounts Receivable	Beginning Balance	Expense (Recovery)	Accounts Written Off	Ending Balance
Nine Months ended September 30, 2005 (unaudited)	$160	$(14)	$(54)	$92
Year ended December 31, 2004	471	(109)	(202)	160
Year ended December 31, 2003	461	92	(82)	471
Year ended December 31, 2002	207	321	(67)	461

Reserve for Obsolete Inventories	Beginning Balance	Obsolescence Expense (Recovery)	Inventory Written Off	Ending Balance
Nine Months ended September 30, 2005 (unaudited)	$198	$43	$(24)	$217
Year ended December 31, 2004	252	(3)	(51)	198
Year ended December 31, 2003	112	141	—	252
Year ended December 31, 2002	92	20	—	112

AOS-Hagenuk B.V.
BALANCE SHEET
(in euro's)

	December 31, 2004	December 31, 2003	December 31, 2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	€690,066	€1,333,739	€—
Trade accounts receivable	137,418	575,818	337,703
Related party receivables	450,075	—	662,705
Inventory	58,505	27,269	55,636
Taxes and social security premiums	3,446	4,960	28,722
Prepaid expenses and other current assets	149,678	65,323	188,579
Total current assets	1,489,188	2,007,109	1,273,345
PROPERTY, PLANTS AND EQUIPMENT, at cost
Equipment	138,525	196,017	—
Total property, plants and equipment	138,525	196,017	—
OTHER ASSETS
Development expenses, net of accumulated amortization	539,020	544,128	544,536
Total Assets	€2,166,733	€2,747,254	€1,817,881
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Banks	€—	€38,186	€741,842
Advance payments on orders	1,416,932	1,577,331	74,752
Trade accounts payable	32,950	74,562	451,432
Related party payables	21,497	275,062	209,122
Other accrued liabilities	102,994	171,055	31,799
Taxes payable	22,644	145,207	280,306
Total current liabilities	1,597,017	2,281,403	1,789,253
SHAREHOLDERS' EQUITY
Share capital, shares of common stock, par value €100
Authorized 900 shares, issued and outstanding 180	18,000	18,000	18,000
Additional paid-in capital	500,000	500,000	—
Retained earnings	51,716	(52,149)	10,628
Total shareholders' equity	569,716	465,851	28,628
Total liabilities and shareholders' equity	€2,166,733	€2,747,254	€1,817,881

See accompanying notes to the financial statements.

AOS-Hagenuk B.V.
STATEMENT OF OPERATIONS
(in euro's)

	For the Years Ended December 31,
	2004	2003	2002
REVENUE	€4,385,101	€2,374,537	€3,747,817
Cost of revenues	2,585,276	1,174,268	2,685,601
Gross profit	1,799,825	1,200,269	1,062,216
Other operating income	—	172,385	116,881
	1,799,825	1,372,654	1,179,097
OPERATING EXPENSES
Selling	814,931	486,935	411,397
Research & Development	679,544	479,533	420,118
Administrative and general expenses	175,510	392,494	302,649
Operating expenses	1,669,985	1,358,962	1,134,164
Operating income	129,840	13,692	44,933
OTHER INCOME (EXPENSE)
Interest income	13,053	—	18
Interest expense	(14,978)	(80,865)	(29,927)
Income before provisions for corporate tax	127,915	(67,173)	15,024
Provision for corporate tax	24,050	(4,396)	4,396
Net income	€103,865	€(62,777)	€10,628

See accompanying notes to the financial statements.

AOS-Hagenuk B.V.
STATEMENT OF SHAREHOLDERS' EQUITY
For the Years Ended December 31, 2004, 2003 and 2002
(in euro's)

	Paid-In Capital	Aditional Paid-In Capital	Retained earnings	Total
BALANCE, January 1, 2002	€—	€—	€—	€—
Share issue	18,000	—	—	18,000
Net income	—	—	10,628	10,628
BALANCE, December 31, 2002	18,000	—	10,628	28,628
Share issue	—	500,000	—	500,000
Net income	—	—	(62,777)	(62,777)
BALANCE, December 31, 2003	18,000	500,000	(52,149)	465,851
Net income	—	—	103,865	103,865
BALANCE, December 31, 2004	€18,000	€500,000	€51,716	€569,716

See accompanying notes to the financial statements.

AOS-Hagenuk B.V.
STATEMENT OF CASH FLOWS
(in euro's)

	For the Years Ended December 31,
	2004	2003	2002
OPERATING ACTIVITIES
Net income	€103,865	€(62,777)	€10,628
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	73,312	83,492	—
Changes in assets and liabilities:
Inventory	(31,236)	28,367	(55,636)
Trade accounts receivable and unbilled revenues	(94,516)	571,608	(1,217,709)
Short term liabilities	(684,386)	492,150	1,789,253
Net cash provided by (used in) operating activities	(632,961)	1,112,840	526,536
INVESTING ACTIVITIES
Purchase of development expenses	—	—	(544,536)
Purchase of property, plant and equipment	(10,712)	(279,101)	—
FINANCING ACTIVITIES
Share issue	—	500,000	18,000
NET DECREASE/INCREASE IN CASH	(643,673)	1,333,739	—
MOVEMENTS IN CASH:
Balance as at January 1	1,333,739	—	—
Mutation bookyear	(643,673)	1,333,739	—
Balance as at December 31	€690,066	€1,333,739	€—

See accompanying notes to the financial statements.

AOS-Hagenuk B.V.
Notes to the Financial Statements
(in euros)

1.	Nature of operations

The activities of the AOS-Hagenuk B.V. consist mainly of the development and production of smart card products.

2.	Basis of presentation

The valuation of assets and liabilities and the determination of the result take place on the basis of historical costs. Assets and liabilities are valued at nominal value unless otherwise stated in the notes below.

Balance sheet items relating to assets and liabilities in foreign currency are converted at the rates that apply at the end of the financial year, unless the exchange rate risk has been hedged. The exchange rate differences that arise during conversion are credited or charged to the profit and loss account.

3.	Summary of significant accounting policies

Trade accounts receivable

The trade accounts receivable are valued at nominal value, where necessary less a bad debt provision. The provision is determined on the basis of an individual assessment of outstanding debts.

Inventory

The stocks are stated at the lower of cost or market value. The inventory costing method is FIFO.

Property, plant and equipment

The equipment is valued at the purchase cost, less straight-line depreciation based on their anticipated useful economic life.

Development expenses

The development expenses are valued at the purchase price, less depreciation based upon the expected sales of end products.

Internal hours have not been activated.

Other assets and liabilities

The other assets and liabilities are valued at nominal value.

Net turnover

The net turnover is the revenue obtained from goods and services supplied to third parties, less any discounts issued and the tax levied on the turnover.

Other operating income

Other operating income relates to grants received, which is accounted for in the year to which it relates.

Cost of sales

These costs are determined on the basis of the acquisition price. Also included are the value adjustment of stocks to a lower net realizable value and the addition to or release of the provision made for obsolete stocks.

Depreciation

The depreciation of development expenses is based upon the expected sales of end products.

AOS-Hagenuk B.V.
Notes to the Financial Statements (Continued)
(in euros)

The depreciation of equipment is based on the following percentages of the acquisition cost:

Furniture and fixtures:	20	%;
Computer equipment:	33,33	%;
Software:	33,33	%.

Tax

Corporation tax is calculated on the commercial result before tax on the basis of the applicable tax rate, taking into account tax-exempt profit constituents, restricted costs and tax facilities.

Cash flow statement

The cash flow statement is based on the indirect method.

4.	Revenue recognition

Income and expenditure are ascribed to the year to which they relate. Profits are only recognized if they have been realized on the balance sheet date. Items are recorded as revenue upon customer acceptance. Losses and risks that originate before the end of the financial year are considered if they have become known before the annual accounts are drawn up.

5.	Commitments and contingencies

Credit facility

The company has a credit-facility with ABN-AMRO bank for the amount of EUR 500.000. which is secured by pledging receivables. The facility has no expiration date.

Fiscal Unit

This company has a fiscal unit for corporate tax with AOS Holding B.V.

Lease obligations and rent commitments

Rent office:

The company has a contract to rent the office from January 1, 2004 until December 31, 2005.

The total obligation as per December 31, 2004 is EUR 68,728.

Lease vehicles:

The company has lease obligations at the end of 2004 of EUR 174,510, of which will be released in 2005 EUR 61,260.

Future minimum lease payments are as follows:

	Rent office	vehicles
2005	€68,728	€61,260
2006	—	51,150
2007	—	43,019
2008	—	19,081
2009	—	—
Total	€68,728	€174,510

6.	Subsequent events

On February 4, 2005 Vasco Data Security International, Inc. purchased 100% of the shares of A.O.S. Hagenuk B.V.

AOS-Hagenuk B.V.
Notes to the Financial Statements (Continued)
(in euros)

CURRENT ASSETS

7.	Trade accounts receivable

	December 31,
	2004	2003	2002
Trade debtors	€137,418	€575,818	€337,703
Provsion for bad debts	—	—	—
	€137,418	€575,818	€337,703

8.	Related party receivables

	December 31,
	2004	2003	2002
AOS Holding B.V.	€450,075	€—	€—
CPS Broadcast Products B.V.	—	—	167,656
B.V. Hagenuk CPS	—	—	495,049
	€450,075	€—	€662,705

Note:

2002	The related party receivables are on behalf of the takeover of activities from CPS Broadcast Products B.V. and B.V. Hagenuk CPS.

2004	AOS-Hagenuk B.V. has financed obligations of AOS Holding B.V. during the year.

9.	Inventory

	December 31,
	2004	2003	2002
Raw materials and consumables	€58,505	€27,269	€55,636
Inventory obsolescence reserve	—	—	—
	€58,505	€27,269	€55,636

10.	Taxes and social security premiums

	December 31,
	2004	2003	2002
Industrial insurance board	€534	€564	€172
Corporate tax	—	4,396	—
Pension contributions	2,912	—	1,766
Wage tax	—	—	26,784
	€3,446	€4,960	€28,722

AOS-Hagenuk B.V.
Notes to the Financial Statements (Continued)
(in euros)

PROPERTY, PLANT AND EQUIPMENT

11.	Equipment

	December 31,
	2004	2003	2002
Situation as at 1 January
Purchasing cost	€279,101	€—	€—
Accumulated depreciation	(83,084)	—	—
Book value as at 1 January	196,017	—	—
Mutations during the financial year
Investments	10,712	279,101	—
Depreciation	(68,204)	(83,084)	—
	(57,492)	196,017	—
Situation as at 31 December
Purchasing cost	289,813	279,101	—
Accumulated depreciation	(151,288)	(83,084)	—
Book value as at 31 December	€138,525	€196,017	€—

OTHER ASSETS

12.	Development expenses

	December 31,
	2004	2003	2002
Situation as at 1 January
Purchasing cost	€544,536	€544,536	€—
Accumulated depreciation	(408)	—	—
Book value as at 1 January	544,128	544,536	—
Mutations during the financial year
Investments	—	—	544,536
Depreciation	(5,108)	(408)	—
	(5,108)	(408)	544,536
Situation as at 31 December
Purchasing cost	544,536	544,536	544,536
Accumulated depreciation	(5,516)	(408)	—
Book value as at 31 December	€539,020	€544,128	€544,536

The development expenses consist of a contribution in the joint development expenses of the PCC810 chip. The development expenses are depreciated by EUR 4 per sold final product in which the chip has been processed.

Based on current developments the board expects that there will be sufficient potential for depreciation in the oncoming two years.

AOS-Hagenuk B.V.
Notes to the Financial Statements (Continued)
(in euros)

CURRENT LIABILITIES

13.	Related party payables

	December 31,
	2004	2003	2002
Pijnenburg Beheer N.V.	€21,497	€275,062	€78,130
Hagenuk CPS USA Inc.	—	—	130,992
	€21,497	€275,062	€209,122

Note:

2002: Debt to Pijnenburg Beheer N.V. due to applied group costs.

  Debt to Hagenuk CPS Inc. due to applied marketing costs.

2003: Debt to Pijnenburg Beheer N.V. due to pay off bank debts and profit share.

2004: Debt to Pijnenburg Beheer N.V. due to pay off bank debts and profit share.

14.	Taxes and social security premiums

	December 31,
	2004	2003	2002
V.A.T.	€2,386	€108,195	€275,910
Corporate tax	—	—	4,396
Wage tax	17,093	8,998	—
Pension contributions	3,165	28,014	—
	€22,644	€145,207	€80,306

STATEMENT OF OPERATIONS

15.	Rent expenses

	For the Years Ended December 31,
	2004	2003	2002
Rent office	€70,941	€92,040	€6,275
Rent vehicles	94,241	39,877	—
Total rent expenses	€165,182	€131,917	€6,275

16.	Other operating income

The other operating income consists of grants for a joint European development project. The project was ended in 2003.

17.	Exchange gains and losses

There are no material exchange gains and losses.

AOS-Hagenuk B.V.
Notes to the Financial Statements (Continued)
(in euros)

18.	Corporate tax

	For the Years Ended December 31,
	2004	2003	2002
Corporate tax in fiscal year	€24,050	€(4,396)	€4,396
Statutory tax rate	29-34,5%	29%	29%
Differences:
– Deduction for investments	(2.0)%	(1.6)%
– Costs not deductable		2.7%	0.2%
– Carry back		(23.6)%
– Carry forward	(12.0)%
Effective tax rate	18.8%	6.5%	29.2%
Note: There are no deferred taxes

19.	Costs and services provided by related parties

		For the Years Ended December 31,
		2004	2003	2002
Management fee	1.	€120,000	€16,250	€—
Rent office	2.	70,783	5,790	—
Share in holding costs	3.	26,213	248,108	230,148
Profit share	4.	—	171,966	135,216
Development	5.	—	—	147,204
Marketing	6.	—	—	133,255
Interest		(9,300)	—	14,654
		€207,696	€442,114	€660,477

1.	CEO mr. Filipan

2.	Art of Security B.V.

3.	en

4.	Pijnenburg Beheer N.V.

5.	CPS	Broadcast B.V.

6.	CPS Hagenuk USA Inc.

20.	Interest income and expense

	For the Years Ended December 31,
	2004	2003	2002
Interest income
Interest bank deposits	€3,753	€—	€18
Interest AOS Holding B.V.	9,300	—	—
	€13,053	€—	€18
Interest expense
Interest and costs bank accounts	€14,978	€80,865	€29,927
	€14,978	€80,865	€29,927

AOS-Hagenuk B.V.
Notes to the Financial Statements (Continued)
(in euros)

21. Net income AOS-Hagenuk B.V. and her predecessor corporations

	For the Years Ended December 31,
	2004	2003	2002
AOS-Hagenuk B.V.	€103,865	€(62,777)	€10,628
	€103,865	€(62,777)	€10,628

Note:

Hagenuk Smart Card Solutions B.V. is founded at May 17, 2002. As of January 1, 2002 the company took over the smart car activities from her associated companies, B.V. Hagenuk CPS. As at June 25, 2004 Hagenuk Smart Card Solutions B.V. changed her statutory name in AOS-Hagenuk B.V.

VASCO DATA SECURITY INTERNATIONAL, INC.
UNAUDITED CONSOLIDATED PRO FORMA
FINANCIAL STATEMENTS
(Amounts in thousands, except per share amounts)

The Unaudited Consolidated Pro Forma Statement of Operations for the year ended December 31, 2004 and the nine months ended September 30, 2005 combines the historical consolidated statements of operations of VASCO Data Security International, Inc. (‘‘VASCO’’) and AOS-Hagenuk B.V. (‘‘A.O.S.’’) as if the merger had occurred on January 1, 2004 and January 1, 2005, respectively. The Unaudited Consolidated Pro Forma Balance Sheet as of December 31, 2004 combines the historical consolidated balance sheets of VASCO and A.O.S., giving effect to the merger as if it had occurred on December 31, 2004. VASCO has adjusted the historical consolidated financial information to account for pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

On February 4, 2005, pursuant to a Share Sale and Purchase Agreement (the ‘‘Purchase Agreement’’) by and among VASCO, A.O.S. Holding B.V. (‘‘Seller’’), Filipan Beheer B.V. (‘‘Guarantor’’), Mr. Mladen Filipan (‘‘Surety’’) and Pijnenburg Beheer N.V. (‘‘Guarantor’’), VASCO completed its acquisition of 100% of the issued share capital of A.O.S., a private limited liability company organized and existing under the laws of the Netherlands.

The base purchase price paid to the Seller for the acquisition was EUR 5,000, of which EUR 3,750 was paid in cash (‘‘Consideration Cash’’) and the remainder of which was paid in VASCO common stock (‘‘Consideration Shares’’). The Consideration Shares will be held in escrow for the benefit of the Seller for a period of twelve (12) months, pursuant to the terms of an Escrow Agreement. Twelve (12) months after the Closing Date and five days prior to the expiration of the Escrow Agreement (the ‘‘Re-measurement Date’’) the value of the Consideration Shares will be re-measured as of the Re-measurement Date by reference to the average closing price of VASCO’s common stock during a period of thirty (30) trading days prior to the Re-measurement Date less five percent (5%) (the ‘‘Final Value’). If: (a) the Final Value is 90% or greater, then there shall be no adjustment of the amount of Closing Consideration Shares; (b) the Final Value is 80% or greater but less than 90% of the initial value then the amount of Consideration Shares shall be increased to the number of Consideration Shares multiplied by a fraction consisting of the initial value divided by the Final Value; (c) the Final Value is less than 80% of the initial value then the amount of Consideration Shares shall be increased to the number of Closing Shares multiplied by 1.25. Nine (9) months after closing, the Seller shall have the right to pay EUR 1,250 into the escrow account against release of the Consideration Shares, pursuant to the terms set forth in the Purchase Agreement. In addition to the base purchase price, a variable amount related to the gross profits collected on the sales of certain equipment will be paid to the Seller over a period of two (2) years following the closing, pursuant to the terms of the Purchase Agreement.

The following Unaudited Consolidated Pro Forma financial information gives effect to VASCO’s acquisition of A.O.S. as if the transaction had occurred on December 31, 2004 for purposes of the Unaudited Consolidated Pro Forma Balance Sheet, and as of January 1, 2004 and January 1, 2005 for purposes of the Unaudited Consolidated Pro Forma Statement of Operations. The acquisition of A.O.S. will be recorded using the purchase method of accounting. The following unaudited consolidated pro forma financial statements are based on the historical statements of VASCO and A.O.S. during the periods presented, adjusted to give effect to the acquisition. The total purchase price of A.O.S. has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed based on valuation procedures performed to date. This allocation is subject to change pending a final analysis of the total purchase price paid, including direct costs of the acquisition, and the estimated fair value of the assets acquired and liabilities assumed. However, the Company does not believe the impact of these changes will be material.

The pro forma adjustments are described in the accompanying notes and are based upon available information and various assumptions that management believes are reasonable. These adjustments give effect to events directly attributable to the transaction and do not reflect any restructuring or integration costs, or any potential cost savings or other synergies that management expects to realize as a result of the transaction. The accompanying unaudited pro forma consolidated financial information should be read in conjunction with the historical financial statements and the related notes thereto of VASCO, included in this Form S-1 starting on page F-1, and the historical financial statements and the related notes thereto of A.O.S., included in this Form S-1 starting on page F-28.

The unaudited pro forma combined financial information is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated on the dates indicated, nor is it necessarily indicative of the future financial position and the results of operations of VASCO.

VASCO DATA SECURITY INTERNATIONAL, INC.
UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET
As of December 31, 2004
(In Thousands)

	VASCO Data Security International, Inc.	AOS - Hagenuk B.V.	Pro Forma Adjustments	Notes	Pro Forma Consolidated
ASSETS
Current assets:
Cash	$8,138	$941	(4,374)	1	$4,705
Restricted cash	82	—			82
Accounts receivable, net	5,965	187			6,152
Inventories, net	1,346	80			1,426
Prepaid expenses	791	204			995
Deferred income taxes	23	—			23
Foreign sales tax receivable	313	—			313
Other current assets	464	619	(616)	1	467
Total current assets	17,122	2,031			14,163
Property and equipment
Furniture and fixtures	1,683	—			1,683
Office equipment	2,008	395	(395)	3	2,197
			189	3
	3,691	395			3,880
Accumulated depreciation	(2,853)	(206)	206	3	(2,853)
Net property and equipment	838	189			1,027

Intangible assets, net	1,243	735	(735)	2	1,243
			367	2	367
Goodwill, net	250	—	5,992	5	6,242
Note receivable and investment in SSI	760	—			760
Other assets	37	—			37
Total assets	$20,250	$2,955			$23,839
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,065	45			$3,110
Deferred revenue	620	1,933	(862)	4	1,691
Accrued wages and payroll taxes	1,602	—			1,602
Income taxes payable	435	31			466
Other accrued expenses	1,345	169	145	1	1,659
Total current liabilities	7,067	2,178			8,528

Deferred warranty revenues	152	—			152
Stockholders' equity:
Series D Convertible Preferred Stock	1,504	—			1,504
Common stock	34	25	(25)	6	34

Additional paid-in capital	51,825	682	(682)	6	53,953
			2,128	1
Retained earnings (accumulated deficit)	(40,672)	70	(70)	6	(40,672)
Accumulated other comprehensive income – cumulative translation adjustment	340	—			340
Total stockholders' equity	13,031	777			15,159

Total liabilities and stockholders' equity	$20,250	$2,955			$23,839

VASCO DATA SECURITY INTERNATIONAL, INC.
UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004
(In Thousands Except Per Share Data)

	VASCO Data Security International, Inc.	AOS - Hagenuk B.V.	Pro Forma Adjustments	Notes	Pro Forma Consolidated
Net revenues	$29,893	$5,418	$(862)	7	$34,449
Cost of goods sold	9,184	3,194			12,378
Gross profit	20,709	2,224	(862)		22,071
Operating costs:
Sales and marketing	9,160	1,007			10,167
Research and development	2,835	840			3,675
General and administrative	3,194	217	367	8	3,778
Restructuring expenses	(32)	—			(32)
Total operating costs	15,157	2,063	367		17,587

Operating income from continuing operations	5,552	160	(1,229)		4,483

Interest income (expense), net	120	(2)	(87)	9	31
Other income (expense), net	(539)	—			(539)

Income before income taxes	5,133	158	(1,316)		3,975
Provision for income taxes	1,880	30	—	10	1,910

Net income from continuing operations	3,253	128	(1,316)		2,065

Preferred stock accretion and dividends	(232)	—			(232)

Net income available to common shareholders	$3,021	$128	$(1,316)		$1,833

Basic net income per common share:	$0.09				$0.06

Diluted net income per common share:	$0.09				$0.05

Weighted average common shares outstanding:
Basic	32,216		263		32,479
Dilutive	33,128		263		33,391

See accompanying notes to the unaudited consolidated pro forma financial statements.

VASCO DATA SECURITY INTERNATIONAL, INC.
UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2005
(In Thousands Except Per Share Data)

	VASCO Data Security International, Inc.	AOS - Hagenuk B.V.	Pro Forma Adjustments	Notes	Pro Forma Consolidated
		(1/1-2/3/05)
Net revenues	$37,060	$962	$(356)	7	$37,666
Cost of goods sold	13,656	506			14,162
Gross profit	23,404	456	(356)		23,504

Operating costs:
Sales and marketing	10,259	115			10,374
Research and development	2,615	105			2,720
General and administrative	3,205	30			3,235
Amortization of intangible assets	579	—	113	8	692
Total operating costs	16,658	250	113		17,021

Operating income from continuing operations	6,746	206	(469)		6,483

Interest income (expense), net	32	2	(7)	9	27
Other income (expense), net	513	(113)			400

Income before income taxes	7,291	95	(476)		6,910
Provision for income taxes	2,552	63	—	10	2,615

Net income from continuing operations	4,739	33	(476)		4,296

Preferred stock accretion and dividends	(14)	—			(14)
Net income available to common shareholders	$4,725	$33	$(476)		$4,282

Basic net income per common share:	$0.13				$0.12

Diluted net income per common share:	$0.13				$0.12

Weighted average common shares outstanding:
Basic	35,235		33		35,268
Dilutive	37,088		33		37,121

See accompanying notes to the unaudited consolidated pro forma financial statements.

VASCO Data Security International, Inc.
Notes to Pro Forma Consolidated Financial Statements
(In Thousands)

Note 1 – Acquisition of AOS-Hagenuk B.V.

In accordance with the Purchase Agreement, on February 4, 2005, VASCO acquired all of the outstanding shares of AOS-Hagenuk B.V. (‘‘AOS’’). The aggregate purchase price was $7,263, consisting primarily of $4,374 cash, 263 shares of common stock valued at approximately $2,128, the assumed liability due to AOS of $616 and estimated direct costs of the acquisition of $145. As of April 20, 2005, $105 of the direct costs have been paid. The fair value of the common stock issued was determined based on the average market price of the Company’s common stock over the period including five days before and after the terms of the Purchase Agreement was signed and closed.

In accordance with the Statement of Financial Accounting Standards No. 141,’’ Business Combinations’’, the Company allocated the consideration given to the assets acquired and the liabilities assumed based on their estimated fair values at date of acquisition. The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed at December 31, 2004:

Cash	$941
Accounts receivable, net	187
Inventory	80
Prepaid expenses	204
Other current assets	619
Property and equipment, net	189
Intangible asset	367
Goodwill	5,992
Total assets acquired	8,579
Accounts payable	45
Deferred revenue	1,071
Income taxes payable	31
Accrued expenses	169
Total liabiltites assumed	1,316
Net assets acquired	$7,263

The balance sheet of AOS was translated to US dollars using the historical EURO to US Dollar rate on December 31, 2004. The statement of operations of AOS was translated using the average historical EURO to US Dollar rate for the year 2004.

Note 2 – Intangible Assets

An intangible asset of $367 related to customer purchase commitments was recorded at the date of acquisition at its estimated fair value. This intangible asset will be amortized as the goods are shipped and is expected to be fully amortized within a twelve-month period. The intangible asset recorded by AOS of $735 was estimated to have a fair value of $0 at the date of acquisition as its future realization was uncertain. The effect was to increase goodwill recorded.

Note 3 – Office Equipment

The office equipment was recorded at its net book value at the date of acquisition, which approximates the fair value of that equipment. Historical accumulated depreciation was eliminated.

Note 4 – Deferred Revenue

The deferred revenue assumed from AOS was recorded at its estimated fair value of $1,071 at the date of acquisition.

Note 5 – Goodwill

Goodwill represents the amount of consideration paid not specifically allocable to purchased assets or assumed liabilities.

Note 6 – Equity

The historical value of AOS' common stock, retained earnings and additional paid-in capital were eliminated at the date of acquisition.

Note 7 – Revenue

Adjustment to record a reduction in revenue related to the difference between the deferred revenue liability recorded by AOS and the assumed deferred liability recorded by VASCO in the purchase.

Note 8 – Amortization of Intangible Asset

Adjustment to record the amortization expense of the acquired intangible asset recorded in the purchase.

Note 9 – Interest Income

Adjustment to reduce interest income as a result of the cash paid for the purchase of AOS.

Note 10 – Income Taxes

No tax benefit assumed from proforma adjustments. Adjustments are recorded in the U.S. where a significant net operating loss carryforward exists, for which no tax benefit has been recorded.

Note 11 – Adjustment to the Value of the Purchase

Twelve (12) months after the Closing Date and five days prior to the expiration of the Escrow Agreement (the ‘‘Re-measurement Date’’) the value of the Consideration Shares, 263, will be subject to a re-measurement, providing the Seller has not paid Euro 1,250 into the escrow account against the release of the Consideration shares. The effect of this potential re-measurement will be to adjust goodwill and additional paid-in capital.

Note 12 – Earn Out Consideration

In addition to the base purchase price, a variable amount related to the gross profits collected on the sales of certain equipment will be paid to the Seller over a period of two years following the Closing. The Company will record any earn out payments as commission expense in the period earned.

PROSPECTUS

VASCO DATA SECURITY INTERNATIONAL, INC.

10,152,116 Shares of Common Stock

February      2006

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or any Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the shares of Common Stock, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses Of Issuance And Distribution

The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered in this offering. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$10,158.09
Printing expenses	2,500.00
Legal fees and expenses	45,000.00
Accounting fees and expenses	35,000.00
Miscellaneous expenses	2,500.00
Total	$95,158.09

Item 14.    Indemnification Of Officers And Directors

Section 145 of the Delaware General Corporation Law (‘‘DGCL’’) provides that a corporation may indemnify directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a ‘‘derivative action’’), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification is permitted only for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification for expenses where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Article IV of the VASCO’s bylaws provides that VASCO shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an ‘‘Indemnitee’’) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a ‘‘proceeding’’), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of VASCO or, while a director or officer of VASCO, is or was serving at the written request of VASCO as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of Article IV of such bylaws, VASCO shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors.

Item 15.    Recent Sales of Unregistered Securities.

None

Item 16.    Exhibits and Financial Statement Schedules.

(a)    Exhibits.

EXHIBIT NUMBER	DESCRIPTION
2.1	Share Sale and Purchase Agreement by and among VASCO Data Security International, Inc., A.O.S. Holding B.V., Filipan Beheer B.V., Mr. Mladen Filipan, and Pijnenburg Beheer N.V., dated February 4, 2005. (Incorporated by reference – Form 8-K filed July, 1, 2005.)
3.1(1)	Certificate of Incorporation of Registrant, as amended.
3.2(2)	Bylaws of Registrant, as amended and restated.
4.1	Intentionally Omitted.
4.2(1)	Specimen of Registrant's Common Stock Certificate.
4.3	Intentionally Omitted.
4.4(1)	Form of Letter of Transmittal and Release.
4.5(1)	Form of Registrant's Warrant Agreement.
4.6(1)	Form of Registrant's Option Agreement.
4.7(1)	Form of Registrant's Convertible Note Agreement.
5.1	Legal Opinion of Pepper Hamilton LLP
10.1(1)	Netscape Communications Corporation OEM Software Order Form dated March 18, 1997 between VASCO Data Security, Inc. and Netscape Communications Corporation.*
10.2(1)	License Agreement between VASCO Data Security, Inc. and SHIVA Corporation effective June 5, 1997.*
10.3(1)	Heads of Agreement between VASCO Data Security International, Inc., VASCO Data Security Europe S.A., Digiline International Luxembourg, Digiline S.A., Digipass S.A., Dominique Colard and Tops S.A. dated May 13, 1996.
10.4(1)	Agreement relating to additional terms and conditions to the Heads of Agreement dated July 9, 1996, among the parties listed in Exhibit 10.3.
10.5(1)	Agreement between VASCO Data Security International, Inc., VASCO Data Security Europe SA/NV, Mario Houthooft and Guy Denudt dated March 1, 1996.
10.6(1)	Asset Purchase Agreement dated as of March 1996 by and between Lintel Security SA/NV and Lintel SA/NV, Mario Houthooft and Guy Denudt.
10.7(1)	Management Agreement dated January 31, 1997 between LINK BVBA and VASCO Data Security NV/SA (concerning services of Mario Houthooft).
10.8(1)	Sublease Agreement by and between VASCO Data Security International, Inc. and APL Land Transport Services, Inc. dated as of August 29, 1997.
10.10(1)	Lease Agreement by and between TOPS S.A. and Digipass S.A. effective July 1, 1996.
10.11(1)	Lease Agreement by and between Perkins Commercial Management Company, Inc. and VASCO Data Security, Inc. dated November 21, 1995.
10.12(1)	Asset Purchase Agreement by and between VASCO Data Security International, Inc. and Wizdom Systems, Inc. dated August 20, 1996.
10.13(1)	1997 VASCO Data Security International, Inc. Stock Option Plan, as amended.

EXHIBIT NUMBER	DESCRIPTION
10.14(1)	Distributor Agreement between VASCO Data Security, Inc. and Hucom, Inc. dated June 3, 1997.*
10.15(1)	Non-Exclusive Distributor Agreement by and between VASCO Data Security, Inc. and Concord-Eracom Nederland BV dated May 1, 1994.*
10.16(1)	Banque Paribas Belgique S. A. Convertible Loan Agreement for $3.4 million.
10.17(1)	Pledge Agreement dated July 15, 1997 by and between T. Kendall Hunt and Banque Paribas Belgique S.A.
10.18(1)	Engagement Letter between Banque Paribas S.A. and VASCO Data Security International, Inc. dated June 20, 1997, as amended.
10.19(1)	Financing Agreement between Generale Bank and VASCO Data Security International, Inc. dated as of June 27, 1997.
10.20(1)	Letter Agreement between Generale Bank and VASCO Data Security International, Inc. dated June 26, 1997.
10.21(1)	Form of Warrant dated June 16, 1997 (with Schedule).
10.22(1)	Form of Warrant dated October 31, 1995 (with Schedule).
10.23(1)	Form of Warrant dated March 7, 1997 (with Schedule).
10.24(1)	Form of Warrant dated August 13, 1996 (with Schedule).
10.25(1)	Form of Warrant dated June 27, 1996 (with Schedule).
10.26(1)	Form of Warrant dated June 27, 1996 (with Schedule).
10.27(1)	Convertible Note in the principal amount of $500,000.00, payable to Generale de Banque dated July 1, 1997 (with Schedule).
10.28(1)	Agreement by and between VASCO Data Security NV/SA and S.I. Electronics Limited effective January 21, 1997.*
10.29(1)	Agreement effective May 1, 1993 by and between Digipass S.A. and Digiline S.A.R.L.
10.30(1)	VASCO Data Security, Inc. purchase order issued to National Electronic & Watch Co. LTD. *
10.31(1)	VASCO Data Security, Inc. purchase order issued to Micronix Integrated Systems.*
10.32(1)	Agreement between Registrant and VASCO Data Security International, Inc. dated as of August 25, 1997.
10.33(1)	Convertible Note dated June 1, 1996 made payable to Mario Houthooft in the principal amount of $373,750.00.
10.34(1)	Convertible Note dated June 1, 1996 made payable to Guy Denudt in the principal amount of $373,750.00.
10.35(1)	Osprey Partners Warrant (and Statement of Rights to Warrant and Form of Exercise) issued June 1, 1992.
10.36(1)	Registration Rights Agreement dated as of October 19, 1995 between certain purchasing shareholders and VASCO Data Security International, Inc.
10.37(1)	First Amendment to Registration Rights Agreement dated July 1, 1996.
10.38(1)	Second Amendment to Registration Rights Agreement dated March 7, 1997.
10.39(1)	Purchase Agreement by and between VASCO Data Security International, Inc. and Kyoto Securities Ltd.

EXHIBIT NUMBER	DESCRIPTION
10.40(1)	Convertible Note dated May 28, 1996 payable to Kyoto Securities, Ltd. in principal amount of $5 million.
10.41(1)	Amendment to Purchase Agreement and Convertible Note by and between VASCO Data Security International, Inc. and Kyoto Securities, Ltd.
10.42(1)	Executive Incentive Compensation Plan.
10.43(1)	Letter for Credit granted by Generale de Banque to Digipass SA dated January 27, 1997.
10.44(2)	License Agreement dated as of March 25, 1998 by and between VASCO Data Security International, Inc., for itself and its subsidiaries, and Lernout & Hauspie Speech Products N.V.
10.45(2)	Loan Agreement dated as of March 31, 1998 by and between Lernout & Hauspie Speech Products N.V. and VASCO Data Security International, Inc.
10.46(2)	Convertible Note dated April 1, 1998 payable to Lernout & Hauspie Speech Products N.V. in the principal amount of $3 million.
10.47(3)	Amendment I dated as of December 31, 1998 to the License Agreement dated as of March 25, 1998 by and between VASCO Data Security International, Inc., for itself and its subsidiaries, and Lernout & Hauspie Speech Products N.V.
10.48	Acquisition of Identikey, Ltd. (Incorporated by reference – Form 8-K filed March 29, 2001.)
10.49	Agreement with Artesia Bank to revise the terms of the $3.4 million convertible loan. (Incorporated by reference – Form 8-K filed August 9, 2001.)
10.50(4)	Employment agreement with T. Kendall Hunt.
10.51(4)	Independent Contractor Employment agreement with Jan Valcke.
10.52(4)	Employment agreement with Clifford Bown.
10.53(4)	Indemnification Agreement with T. Kendall Hunt.
10.54	Employment Agreement by and between VASCO Data Security International, Inc. and Jan Valcke effective as of January 1, 2005. (Incorporated by reference – Form 8-K filed July 1, 2005.)
21	Subsidiaries of Registrant.
23.1	Consent of KPMG LLP.
23.2	Consent of BERK Accountants en Belastingadviseurs

(1)	Incorporated by reference to the Registrant's Registration Statement on Form S-4, as amended (Registration No. 333-35563), originally filed with the Securities and Exchange Commission on September 12, 1997.

(2)	Incorporated by reference to the Registrant's Annual Report on Form 10-K, originally filed with the Securities and Exchange Commission on May 5, 1998.

(3)	Incorporated by reference to the Registrant's Annual Report on Form 10-K, originally filed with the Securities and Exchange Commission on April 14, 1999.

(4)	Incorporated by reference to the Registrant's Annual Report on Form 10-K, originally filed with the Securities and Exchange Commission on March 31, 2003.

(5)	Incorporated by reference to the Registrant's Annual Report on Form 10-K, originally filed with the Securities and Exchange Commission on March 30, 2004.

*	Confidential treatment has been granted for the omitted portions of this document.

(b)    Financial Statement Schedules.

Financial statements and schedule filed as a part of this registration statement are listed in the Index to Financial Statements on page F-1. All other financial statement schedules are omitted because they are not applicable or not required, or because the required information is included in the financial statements or notes thereto.

Item 17.    Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

(iii)	To include any material information with respect to the Plan of Distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this Registration Statement, or otherwise (other than insurance), the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oakbrooke Terrace, County of DuPage, State of Illinois, on February 24, 2006.

VASCO DATA SECURITY INTERNATIONAL, INC.
By: /s/ T. KENDALL HUNT T. Kendall Hunt Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ T. KENDALL HUNT	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	February 24, 2006

T. Kendall Hunt

/s/ CLIFFORD K. BOWN	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 24, 2006

Clifford K. Bown

*	Director	February 24, 2006

Michael P. Cullinane

*	Director	February 24, 2006

John N. Fox, Jr.

*	Director	February 24, 2006

Michael A. Mulshine

*	Director	February 24, 2006

John R. Walter

By: /s/ T. KENDALL HUNT	February 24, 2006
T. Kendall Hunt, Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
2.1	Share Sale and Purchase Agreement by and among VASCO Data Security International, Inc., A.O.S. Holding B.V., Filipan Beheer B.V., Mr. Mladen Filipan, and Pijnenburg Beheer N.V., dated February 4, 2005. (Incorporated by reference – Form 8-K filed July, 1, 2005.)
3.1(1)	Certificate of Incorporation of Registrant, as amended.
3.2(2)	Bylaws of Registrant, as amended and restated.
4.1	Intentionally Omitted.
4.2(1)	Specimen of Registrant's Common Stock Certificate.
4.3	Intentionally Omitted.
4.4(1)	Form of Letter of Transmittal and Release.
4.5(1)	Form of Registrant's Warrant Agreement.
4.6(1)	Form of Registrant's Option Agreement.
4.7(1)	Form of Registrant's Convertible Note Agreement.
5.1	Legal Opinion of Pepper Hamilton LLP
10.1(1)	Netscape Communications Corporation OEM Software Order Form dated March 18, 1997 between VASCO Data Security, Inc. and Netscape Communications Corporation.*
10.2(1)	License Agreement between VASCO Data Security, Inc. and SHIVA Corporation effective June 5, 1997.*
10.3(1)	Heads of Agreement between VASCO Data Security International, Inc., VASCO Data Security Europe S.A., Digiline International Luxembourg, Digiline S.A., Digipass S.A., Dominique Colard and Tops S.A. dated May 13, 1996.
10.4(1)	Agreement relating to additional terms and conditions to the Heads of Agreement dated July 9, 1996, among the parties listed in Exhibit 10.3.
10.5(1)	Agreement between VASCO Data Security International, Inc., VASCO Data Security Europe SA/NV, Mario Houthooft and Guy Denudt dated March 1, 1996.
10.6(1)	Asset Purchase Agreement dated as of March 1996 by and between Lintel Security SA/NV and Lintel SA/NV, Mario Houthooft and Guy Denudt.
10.7(1)	Management Agreement dated January 31, 1997 between LINK BVBA and VASCO Data Security NV/SA (concerning services of Mario Houthooft).
10.8(1)	Sublease Agreement by and between VASCO Data Security International, Inc. and APL Land Transport Services, Inc. dated as of August 29, 1997.
10.10(1)	Lease Agreement by and between TOPS S.A. and Digipass S.A. effective July 1, 1996.
10.11(1)	Lease Agreement by and between Perkins Commercial Management Company, Inc. and VASCO Data Security, Inc. dated November 21, 1995.
10.12(1)	Asset Purchase Agreement by and between VASCO Data Security International, Inc. and Wizdom Systems, Inc. dated August 20, 1996.
10.13(1)	1997 VASCO Data Security International, Inc. Stock Option Plan, as amended.

EXHIBIT NUMBER	DESCRIPTION
10.14(1)	Distributor Agreement between VASCO Data Security, Inc. and Hucom, Inc. dated June 3, 1997.*
10.15(1)	Non-Exclusive Distributor Agreement by and between VASCO Data Security, Inc. and Concord-Eracom Nederland BV dated May 1, 1994.*
10.16(1)	Banque Paribas Belgique S. A. Convertible Loan Agreement for $3.4 million.
10.17(1)	Pledge Agreement dated July 15, 1997 by and between T. Kendall Hunt and Banque Paribas Belgique S.A.
10.18(1)	Engagement Letter between Banque Paribas S.A. and VASCO Data Security International, Inc. dated June 20, 1997, as amended.
10.19(1)	Financing Agreement between Generale Bank and VASCO Data Security International, Inc. dated as of June 27, 1997.
10.20(1)	Letter Agreement between Generale Bank and VASCO Data Security International, Inc. dated June 26, 1997.
10.21(1)	Form of Warrant dated June 16, 1997 (with Schedule).
10.22(1)	Form of Warrant dated October 31, 1995 (with Schedule).
10.23(1)	Form of Warrant dated March 7, 1997 (with Schedule).
10.24(1)	Form of Warrant dated August 13, 1996 (with Schedule).
10.25(1)	Form of Warrant dated June 27, 1996 (with Schedule).
10.26(1)	Form of Warrant dated June 27, 1996 (with Schedule).
10.27(1)	Convertible Note in the principal amount of $500,000.00, payable to Generale de Banque dated July 1, 1997 (with Schedule).
10.28(1)	Agreement by and between VASCO Data Security NV/SA and S.I. Electronics Limited effective January 21, 1997.*
10.29(1)	Agreement effective May 1, 1993 by and between Digipass S.A. and Digiline S.A.R.L.
10.30(1)	VASCO Data Security, Inc. purchase order issued to National Electronic & Watch Co. LTD. *
10.31(1)	VASCO Data Security, Inc. purchase order issued to Micronix Integrated Systems.*
10.32(1)	Agreement between Registrant and VASCO Data Security International, Inc. dated as of August 25, 1997.
10.33(1)	Convertible Note dated June 1, 1996 made payable to Mario Houthooft in the principal amount of $373,750.00.
10.34(1)	Convertible Note dated June 1, 1996 made payable to Guy Denudt in the principal amount of $373,750.00.
10.35(1)	Osprey Partners Warrant (and Statement of Rights to Warrant and Form of Exercise) issued June 1, 1992.
10.36(1)	Registration Rights Agreement dated as of October 19, 1995 between certain purchasing shareholders and VASCO Data Security International, Inc.
10.37(1)	First Amendment to Registration Rights Agreement dated July 1, 1996.

EXHIBIT NUMBER	DESCRIPTION
10.38(1)	Second Amendment to Registration Rights Agreement dated March 7, 1997.
10.39(1)	Purchase Agreement by and between VASCO Data Security International, Inc. and Kyoto Securities Ltd.
10.40(1)	Convertible Note dated May 28, 1996 payable to Kyoto Securities, Ltd. in principal amount of $5 million.
10.41(1)	Amendment to Purchase Agreement and Convertible Note by and between VASCO Data Security International, Inc. and Kyoto Securities, Ltd.
10.42(1)	Executive Incentive Compensation Plan.
10.43(1)	Letter for Credit granted by Generale de Banque to Digipass SA dated January 27, 1997.
10.44(2)	License Agreement dated as of March 25, 1998 by and between VASCO Data Security International, Inc., for itself and its subsidiaries, and Lernout & Hauspie Speech Products N.V.
10.45(2)	Loan Agreement dated as of March 31, 1998 by and between Lernout & Hauspie Speech Products N.V. and VASCO Data Security International, Inc.
10.46(2)	Convertible Note dated April 1, 1998 payable to Lernout & Hauspie Speech Products N.V. in the principal amount of $3 million.
10.47(3)	Amendment I dated as of December 31, 1998 to the License Agreement dated as of March 25, 1998 by and between VASCO Data Security International, Inc., for itself and its subsidiaries, and Lernout & Hauspie Speech Products N.V.
10.48	Acquisition of Identikey, Ltd. (Incorporated by reference – Form 8-K filed March 29, 2001.)
10.49	Agreement with Artesia Bank to revise the terms of the $3.4 million convertible loan. (Incorporated by reference – Form 8-K filed August 9, 2001.)
10.50(4)	Employment agreement with T. Kendall Hunt.
10.51(4)	Independent Contractor Employment agreement with Jan Valcke.
10.52(4)	Employment agreement with Clifford Bown.
10.53(4)	Indemnification Agreement with T. Kendall Hunt.
10.54	Employment Agreement by and between VASCO Data Security International, Inc. and Jan Valcke effective as of January 1, 2005. (Incorporated by reference – Form 8-K filed July 1, 2005.)
21	Subsidiaries of Registrant.
23.1	Consent of KPMG LLP.
23.2	Consent of BERK Accountants en Belastingadviseurs

(1)	Incorporated by reference to the Registrant's Registration Statement on Form S-4, as amended (Registration No. 333-35563), originally filed with the Securities and Exchange Commission on September 12, 1997.

(2)	Incorporated by reference to the Registrant's Annual Report on Form 10-K, originally filed with the Securities and Exchange Commission on May 5, 1998.

(3)	Incorporated by reference to the Registrant's Annual Report on Form 10-K, originally filed with the Securities and Exchange Commission on April 14, 1999.

(4)	Incorporated by reference to the Registrant's Annual Report on Form 10-K, originally filed with the Securities and Exchange Commission on March 31, 2003.

(5)	Incorporated by reference to the Registrant's Annual Report on Form 10-K, originally filed with the Securities and Exchange Commission on March 30, 2004.

*	Confidential treatment has been granted for the omitted portions of this document.